Exhibit 2.1

EQUITY PURCHASE AGREEMENT
by and among:
Omnicell, Inc.,
a Delaware corporation;

PSGH, LLC,
a Texas limited liability company;

BW Apothecary Holdings, LLC,
a Delaware limited liability company;
The Sellers Set Forth on the Signature Pages Hereto;
and
Charles Miller,
as the Sellers’ Representative

____________________________________________________________________________
Dated August 11, 2020
____________________________________________________________________________

i

	3.2	Ownership of Units	57
	3.3	Capacity and Authority of Sellers	58
	3.4	Execution, Delivery; Valid and Binding Agreements	58
	3.5	No Legal Proceedings	58
	3.6	Brokers	59
	3.7	Non-Contravention; No Consents or Approvals	59
	3.8	Rights to Intellectual Property	59
4.	Representations and Warranties of Blocker		60
	4.1	Organization, Good Standing and Qualification	60
	4.2	Charter Documents; Records	61
	4.3	Capitalization	61
	4.4	No Liabilities; Indebtedness	63
	4.5	Assets	64
	4.6	Contracts	64
	4.7	Compliance with Legal Requirements	65
	4.8	Legal Proceedings; Orders	65
	4.9	Governmental Authorizations	65
	4.10	Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes	66
	4.11	Non-Contravention; Consents	67
	4.12	Books and Records	68
	4.13	Brokers	68
	4.14	No Prior Activities or Operations	68
	4.15	Tax Matters	68
5.	Representations and Warranties of Purchaser		69
	5.1	Due Organization	69
	5.2	Non-Contravention; Consents	69
	5.3	Authority; Binding Nature of Agreement	70
	5.4	Availability of Funds	70
6.	Certain Covenants of the Company and Blocker		70
	6.1	Access and Investigation	70
	6.2	Operation of the Business of the Acquired Companies	71
	6.3	Operation of the Business of Blocker Entities	75
	6.4	Notification	76
	6.5	No Negotiation	76
	6.6	Data Room Information	77
	6.7	Termination/Amendment of Agreements and Release of Encumbrances	77
	6.8	Resignation of Officers, Managers and Directors	77
	6.9	D&O Insurance	77
	6.10	Payoff Letters and Invoices; Draft Closing Consideration Certificate and Updated Pro Rata Portion Schedule	78

	6.11	Employee Matters	79
	6.12	Integration	80
	6.13	Bank Accounts	80
	6.14	Spin-Off	81
	6.15	Financial Statements	81
	6.16	Transfer of Purchased Securities	82
	6.17	SpinCo Insurance	82
	6.18	Sublease Agreement	82
7.	Certain Covenants of the Parties		82
	7.1	Filings and Consents	82
	7.2	Reasonable Efforts	84
	7.3	Communications with Employees	84
	7.4	Books and Records	84
	7.5	Purchaser Non-Solicitation	85
8.	Conditions Precedent to Obligations of Purchaser		86
	8.1	Accuracy of Representations	86
	8.2	Performance of Covenants	87
	8.3	Governmental and Other Consents	87
	8.4	No Material Adverse Effect	87
	8.5	Employees	88
	8.6	Documents and Agreements	88
	8.7	No Restraints	88
	8.8	No Legal Proceedings	88
9.	Conditions Precedent to Obligations of the Sellers		89
	9.1	Accuracy of Representations	89
	9.2	Performance of Covenants	89
	9.3	HSR Approval; Other Governmental Consents	89
	9.4	Documents and Agreements	89
	9.5	No Restraints	89
10.	Termination		90
	10.1	Termination Events	90
	10.2	Termination Procedures	91
	10.3	Effect of Termination	91
11.	Indemnification, Etc.		91
	11.1	Survival of Representations, Etc	91
	11.2	Indemnification	93
	11.3	Limitations	96
	11.4	No Contribution	100
	11.5	Claim Procedures	101
	11.6	Payment of Determined Amounts	105
	11.7	Escrow Matters	105

	11.8	Defense of Third Party Claims	108
	11.9	R&W Policy	109
	11.10	Exclusive Remedy	110
	11.11	Exercise of Remedies Other Than by Purchaser	111
	11.12	Provisions Relating to the Designated Tax Matter	111
12.	Miscellaneous Provisions		112
	12.1	Sellers’ Representative	112
	12.2	Further Assurances	114
	12.3	Fees and Expenses	114
	12.4	Taxes	114
	12.5	Attorneys’ Fees	121
	12.6	Notices	121
	12.7	Time of the Essence	123
	12.8	Headings	123
	12.9	Counterparts and Exchanges by Electronic Transmission	123
	12.10	Governing Law; Dispute Resolution	123
	12.11	Successors and Assigns	124
	12.12	Remedies Cumulative; Specific Performance	124
	12.13	Waiver	125
	12.14	Waiver of Jury Trial	125
	12.15	Amendments	125
	12.16	Severability	125
	12.17	Parties in Interest	126
	12.18	Confidential Nature of Information	126
	12.19	No Public Announcement	126
	12.20	Legal Representation	127
	12.21	Entire Agreement	127
	12.22	Disclosure Schedule	128
	12.23	Mutual Drafting	128
	12.24	Construction	128

List of Exhibits and Schedules

Exhibit A	Certain Definitions
Exhibit B-1	Form of Noncompetition Agreement (Continuing Employee Seller)
Exhibit B-2	Form of Noncompetition Agreement (Non-Continuing Employee Seller)
Exhibit B-3	Form of Noncompetition Agreement (SpinCo)
Exhibit C	Release
Exhibit D	Form of Escrow Agreement
Exhibit E-1	Persons Whose Knowledge Is Imputed to the Company
Exhibit E-2	Persons Whose Knowledge Is Imputed to Blocker
Exhibit F	Sample Net Working Capital
Exhibit G-1	Form of Reorganization Agreement
Exhibit G-2	Form of Agreement and Plan of Merger (Divisional Merger)
Exhibit G-3	Form of Indemnity Agreement
Exhibit H-1	Form of 340B Transition Services Agreement
Exhibit H-2	Form of PSG Transition Services Agreement
Exhibit I	Form of Assignment
Exhibit J	Closing Date Offer Letter
Exhibit K	Change of Control Bonuses
Exhibit L	Offered Employees
Exhibit M	Sublease Term Sheet

Schedule 1.2	Sellers and Payment Information
Schedule 1.4(b)(iii)	Persons to Execute a Noncompetition Agreement
Schedule 1.4(b)(iv)	Persons to Execute a Release
Schedule 1.4(b)(vi)	Persons Whose Created IP To Be Transferred to the Company
Schedule 1.4(b)(vii)	Acquired Contracts
Schedule 1.4(b)(xx)	Required Employees
Schedule 1.4(b)(xxiv)	Required Consents
Schedule 1.4(b)(xxv)	Required Notices
Schedule 1.4(c)	Post-Closing Managers/Directors and Officers
Schedule 1.8	Allocation Principles
Schedule 6.2	Purchaser Authorized Persons
Schedule 6.2(b)	Operation of the Business of the Acquired Companies
Schedule 6.7(i)	Agreements to be Terminated
Schedule 6.7(ii)	Agreements to be Amended
Schedule 6.7(iii)	Encumbrances to be Released
Schedule 6.11(c)	Accrued Employee Amounts
Schedule 6.17	SpinCo Policies
Schedule 11.2(a)(vi)	Special Indemnity Matters
Schedule 11.3(c)(v)	Sources of Recovery
Schedule 12.4(a)(ii)(B)	Straddle Period Flow-Through Tax Returns of the Company

v

Equity Purchase Agreement
This Equity Purchase Agreement (“Agreement”) is made and entered into on August 11, 2020 by and among: Omnicell, Inc., a Delaware corporation (“Purchaser”); PSGH, LLC, a Texas limited liability company (the “Company”); BW Apothecary Holdings, LLC, a Delaware limited liability company (“Blocker”); the Person set forth on the signature page hereto under the heading “Class A Holder” (the “Class A Holder”); Blue Wolf Capital Fund II, L.P., a Delaware limited partnership (“Blocker Seller”); the Persons set forth on the signature pages hereto under the heading “Class C Holders” (collectively, the “Class C Holders”); the Persons set forth on the signature pages hereto under the heading “Class D Holders” (collectively, the “Class D Holders,” and together with Blocker Seller, the Class A Holder and the Class C Holders, the “Sellers”); and Charles Miller as the Sellers’ Representative (the “Sellers’ Representative”). Purchaser, the Company, Blocker, Blocker Seller, the Class A Holder, the Class C Holders, the Class D Holders and the Sellers’ Representative are sometimes referred to individually as a “Party” and collectively as the “Parties”. Certain other capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
A. As of the date hereof, the Sellers collectively own directly or, in the case of Blocker Seller, indirectly through its ownership of Blocker, (i) all of the issued and outstanding limited liability company membership, profits and other interests in the Company, which consists entirely of the Class A Units, the Class B Units, the Class C Units and the Class D Units (collectively, the “Units”), and (ii) all of the issued and outstanding options to purchase Class C Units (the “Class C Options”).
B. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from the Sellers all of the Units (directly and indirectly), including all of the Class C Units that will be issued by the Company upon the exercise of the Class C Options prior to the Closing, and Blocker Units, as applicable, and the Sellers desire to sell to Purchaser all of the Units and Blocker Units, as applicable.
C. The Company, Blocker and the Sellers have made representations and warranties to Purchaser in this Agreement with the intention that Purchaser should rely upon such representations and warranties in entering into this Agreement, and Purchaser has made representations and warranties to the Sellers in this Agreement with the intention that the Sellers should rely upon such representations and warranties.
D. As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, at the Closing, each of the Persons identified on Schedule 1.4(b)(iii) will enter into a Noncompetition and Non-Solicitation Agreement in favor of the Company and Purchaser in one of the forms of Exhibit B-1, Exhibit B-2 and Exhibit B-3 hereto (each, a “Noncompetition Agreement”).
E. As an inducement for Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, concurrently with the execution and delivery hereof, each of the Persons set forth on Schedule 1.4(b)(xx) are entering into offer letters (collectively, the “Signing Date Offer Letters”), which shall become effective on the Closing Date.
Agreement
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1. Description of Transaction
1.1 Sale and Purchase. At the Closing (as defined in Section 1.4(a)), upon the terms and subject to the conditions set forth in this Agreement, each of the Sellers shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from each of the Sellers, the number and class of equity securities of the Company and Blocker, as applicable, set forth opposite such Seller’s name in the column titled “Number and Class of Units (or Blocker Units) Owned as of Immediately Prior to the Closing” (the “Purchased Securities”), free and clear from all Encumbrances and with the benefit of all rights of whatsoever nature attaching or accruing to such Purchased Securities, in consideration for the payments described in Section 1.2.
1.2 Purchase Price.
(a) Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, and subject to Sections 1.2(b) and 1.6, the aggregate consideration payable by Purchaser (or an Affiliate of Purchaser) for the Purchased Securities (the “Purchase Price”) shall be: (i) the Estimated Closing Purchase Price payable to the Sellers pursuant to Section 1.4(c)(i); (ii) any payments to be made pursuant to Section 1.3(e)(ii); (iii) any distributions to be made to the Sellers from the Escrow Funds pursuant to Section 11.7 and the Escrow Agreement; and (iv) any distributions to be made to the Sellers from the Sellers’ Representative Fund pursuant to Section 12.1(f). The “Estimated Closing Purchase Price” shall mean: (a) $225,000,000, plus (b) the Closing Cash Amount, if any (as set forth and represented in the Closing Consideration Certificate delivered to Purchaser pursuant to Section 1.4(b)(xii)), minus (c) the Transaction Expenses (as set forth and represented in the Closing Consideration Certificate delivered to Purchaser pursuant to Section 1.4(b)(xii)), minus (d) the Closing Indebtedness Amount, if any (as set forth and represented in the Closing Consideration Certificate delivered to Purchaser pursuant to Section 1.4(b)(xii)), minus (e) the Net Working Capital Shortfall Amount (as set forth and represented in the Closing Consideration Certificate delivered to Purchaser pursuant to Section 1.4(b)(xii)), if any, plus (f) the Net Working Capital Surplus Amount (as set forth and represented in the Closing Consideration Certificate delivered to Purchaser pursuant to Section 1.4(b)(xii)), if any, minus (g) the Escrow Amount, minus (h) the Sellers’ Representative Amount. Set forth on Schedule 1.2 is an estimate, as of the date of this Agreement, of the portion of the Purchase Price payable by Purchaser to each Seller for all of the Purchased Securities held by such Seller. On the Business Day prior to the Closing, the Sellers’ Representative will deliver an updated Schedule 1.2 (the “Updated Pro Rata Portion Schedule”), which Updated Pro Rata Portion Schedule will be consistent with the Company’s Charter Documents and which will result in all Pro Rata Portions totaling 100% and all Special Pro Rata Portions totaling 100% and the portion of the Purchase Price payable by Purchaser to each Seller for all of the Purchased Securities held by such Seller shall be based on such Seller’s Pro Rata Portion or Special Pro Rata Portion, as applicable, as set forth in the Updated Pro Rata Portion Schedule. Each of the Sellers hereby agrees to the allocations of the Purchase Price contemplated in this Agreement (including in Schedule 1.2, as updated by the Updated Pro Rata Portion Schedule) and forever waives and relinquishes any and all rights to have the Purchase Price allocated in any other manner, whether pursuant to any provision of the Company’s Charter Documents or the terms and conditions of any other Contract with, or for the benefit of, such Seller.
(b) Escrow. At the Closing, the General Indemnity Escrow Amount shall be deposited into the General Indemnity Escrow Account and the Special Indemnity Escrow Amount shall be deposited into the Special Indemnity Escrow Account, in each case to be held and distributed by Citizens Bank, N.A. (the “Escrow Agent”) in accordance with the terms of this Agreement and the Escrow Agreement.
1.3 Purchase Price Adjustment.
(a) Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Sellers’ Representative a statement (the “Statement”) setting forth its calculation of the Closing Cash Amount, the Transaction Expenses, the Closing Indebtedness Amount, the Net Working Capital Amount, the Net Working Capital Shortfall Amount, if any, and the Net Working Capital Surplus Amount, if any, and its resulting calculation of the Closing Purchase Price. The “Closing Purchase Price” shall mean: (a) $225,000,000, plus (b) the Closing Cash Amount, if any, minus (c) the Transaction Expenses, minus (d) the Closing Indebtedness Amount, if any, minus (e) the Net Working Capital Shortfall Amount, if any, plus (f) the Net Working Capital Surplus Amount, if any, minus (g) the Escrow Amount, minus (h) the Sellers’ Representative Amount.
(b) During the 60-day period following the Sellers’ Representative’s receipt of the Statement, the Sellers’ Representative and its accountants shall have reasonable access, during normal business hours, to the working papers of Purchaser relating to the Statement. The Statement shall become final and binding upon the Parties on the 60th day following delivery thereof, unless the Sellers’ Representative gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Purchaser on or before such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the Closing Cash Amount, the Transaction Expenses, the Closing Indebtedness Amount, the Net Working Capital Amount, the Net Working Capital Shortfall Amount, the Net Working Capital Surplus Amount or the resulting calculation of the Closing Purchase Price not being calculated in accordance with this Agreement or a general objection if Purchaser failed to provide reasonable access needed to make a specific objection. If a Notice of Disagreement is received by Purchaser in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Sellers and Purchaser on the earlier of (A) the date the Sellers’ Representative and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 60-day period following the delivery of a Notice of Disagreement, the Sellers’ Representative and Purchaser shall use commercially reasonable efforts in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, Purchaser and its accountants shall have reasonable access, during normal business hours, to the working papers of the Sellers’ Representative prepared in connection with the Notice of Disagreement.
(c) At the end of such 60-day period, the Sellers’ Representative and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. No later than 60 days after Purchaser’s receipt of the Notice of Disagreement, Purchaser may prepare and deliver to the Sellers’ Representative a reply setting forth alternative positions with respect to the issues raised in the Statement or the Notice of Disagreement (the “Reply”). The Accounting Firm shall not consider any issues not raised in the Statement, the Notice of Disagreement or the Reply. The Accounting Firm shall be Grant Thornton LLP or, if such firm is unable or unwilling to act, such other nationally-recognized independent public accounting firm as shall be agreed upon by Purchaser and the Sellers’ Representative. The Sellers’ Representative and Purchaser shall jointly request that the Accounting Firm render a decision resolving the matters submitted to the Accounting Firm within 45 days after such submission. In making its determination, the Accounting Firm shall: (i) not assign any value to any item comprising the Closing Cash Amount, the Transaction Expenses, the Closing Indebtedness Amount, the Net Working Capital Amount, the Net Working Capital Shortfall Amount or the Net Working Capital Surplus Amount that is less than the lowest amount attributed to such item by Purchaser or the Sellers or greater than the highest amount attributed to such item by Purchaser or the Sellers; (ii) not determine or question the Parties’ determination of any matter not properly included in the Notice of Disagreement; and (iii) act as an expert only and not as an arbitrator or moderator. The Accounting Firm shall set forth its determination of all such issues in a written opinion, which opinion, absent manifest error, shall be binding and conclusive on the Parties and not subject to appeal or further review.
(d) The cost of engaging the Accounting Firm pursuant to this Section 1.3 shall be borne by Purchaser and the Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time its determination is rendered on the merits of the matters submitted. All other fees and expenses incurred by Purchaser or the Sellers in connection with the preparation, review or certification of the Statement, the Notice of Disagreement or the Reply shall be borne by the party incurring such fees and expenses.
(e) Adjustment Payments.
(i) If the Estimated Closing Purchase Price exceeds the Closing Purchase Price as determined in accordance with this Section 1.3, then, within ten Business Days after the Statement becomes final and binding on the Parties, each Seller shall, and the Sellers’

Representative shall cause each Seller to, pay its Special Pro Rata Portion of such excess to Purchaser.
(ii) If the Closing Purchase Price as determined in accordance with this Section 1.3 exceeds the Estimated Closing Purchase Price, then, within ten Business Days after the Statement becomes final and binding on the Parties, Purchaser shall pay the amount of such excess to, or shall deposit with the Paying Agent for distribution to, the Sellers in accordance with their Special Pro Rata Portions of such excess.
(f) Closing Consideration Certificate. No later than three Business Days after the Statement has become final and binding, the Sellers’ Representative shall update the Closing Consideration Certificate to reflect any change to any amounts set forth therein that were based on estimates when such Closing Consideration Certificate was delivered at the Closing, which Closing Consideration Certificate, as so updated, shall thereafter be deemed to be the final Closing Consideration Certificate for all purposes of this Agreement. In addition, to the extent any additional amounts are required to be paid to the Sellers as a result of any changes made to the Closing Consideration Certificate delivered at the Closing, the Sellers’ Representative shall include in such update a statement setting forth with respect to any such Seller the amount so required to be paid (which statement shall form part of the Closing Consideration Certificate for all purposes of this Agreement). Notwithstanding anything to the contrary in Section 1.3(e), Purchaser shall not be required to pay any amount unless and until such update to the Closing Consideration Certificate is delivered to Purchaser.
1.4 Closing.
(a) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1001 Page Mill Rd., Building 1, Palo Alto, CA 94304, on a date to be designated by Purchaser, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 8 and 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such time and date as the Parties may designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”
(b) Agreements and Documents. At the Closing, Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:
(i) written assignments in the form attached hereto as Exhibit I (the “Form of Assignment”) duly executed by each Seller transferring and assigning all of the Purchased Securities outstanding immediately prior to the Closing;
(ii) the Escrow Agreement, duly executed by the Sellers’ Representative;
(iii) the Noncompetition Agreements, duly executed by the Persons identified on Schedule 1.4(b)(iii);

(iv) a Release, substantially in the form of Exhibit C, duly executed by each of the Persons identified on Schedule 1.4(b)(iv);
(v) agreements, in form and substance reasonably satisfactory to Purchaser, terminating the agreements identified in Schedules 6.7(i), including the termination of the Blocker Note in the manner described in Schedule 6.7 (i);
(vi) assignments and releases, in form and substance reasonably satisfactory to Purchaser, duly executed by each current and former employee, consultant and/or contractor of each Acquired Company or Spin-Off Entity listed on Schedule 1.4(b)(vi) who was involved in the creation of Company IP;
(vii) an assignment, in form and substance reasonably satisfactory to Purchaser, duly executed by PSGSS, transferring to 340B OpCo: (A) PSGSS’s entire right, title and interest in and to the Company IP, other than any Company IP constituting DMS Intellectual Property (as defined in the Divisional Merger Agreement); and (B) the Contracts set forth in Schedule 1.4(b)(vii);
(viii) an assignment, in form and substance reasonably satisfactory to Purchaser, duly executed by each Spin-Off Entity, transferring to 340B OpCo such Spin-Off Entity’s entire right, title and interest in and to the Retained Business IT Systems;
(ix) a certificate duly executed by the Company and containing the representation and warranty of the Company that the conditions set forth in Section 8.1, 8.2, 8.4, 8.5, 8.7 and 8.8, in each case (other than Sections 8.4 and 8.5) only insofar as such conditions relate to the Acquired Companies as of the relevant times referred to therein, have been duly satisfied (the “Company Closing Certificate”);
(x) a certificate duly executed on behalf of each Seller and containing the representation and warranty of such Seller that the conditions set forth in Section 8.1, 8.2, 8.7 and 8.8, in each case insofar as such conditions relate to such Seller, have been duly satisfied (each, an “Individual Seller Closing Certificate”);
(xi) a certificate duly executed by the Blocker and containing the representation and warranty of the Blocker that the conditions set forth in Section 8.1, 8.2, 8.7 and 8.8, in each case insofar as such conditions relate to the Blocker Entities, have been duly satisfied (the “Blocker Closing Certificate”);
(xii) a certificate duly executed by the Company and the Sellers’ Representative (the “Closing Consideration Certificate,” which Closing Consideration Certificate may be updated pursuant to Section 1.3(f)), containing the following information (which shall be set forth on an accompanying spreadsheet) and the representation and warranty of the Company and the Sellers’ Representative, on behalf of the Sellers, that the Pro Rata Portion and Special Pro Rata Portion (as provided in the Updated Pro Rata Portion Schedule) of each of the Sellers is true and accurate as of the Closing, that the Closing Indebtedness Amount and the Transaction Expenses are true and correct as of the Closing and that the Closing Cash Amount and the Net

Working Capital Amount are the Company’s best good faith estimates of such amounts, each as set forth in the Closing Consideration Certificate:
(1) (i) the Closing Indebtedness Amount, (ii) the Transaction Expenses and (iii) the Company’s best good faith estimate of (x) the Closing Cash Amount and (y) the Net Working Capital Amount and the resulting calculation of (A) the Net Working Capital Shortfall Amount, (B) the Net Working Capital Surplus Amount and (C) the Estimated Closing Purchase Price; and
(2) with respect to each Seller: (i) the name and address of record of such Seller, together with the bank account or accounts for payment to such Seller; (ii) the number and class of Purchased Securities held by each such Seller as of immediately prior to the Closing; (iii) such Seller’s Pro Rata Portion and Special Pro Rata Portion as provided in the Updated Pro Rata Portion Schedule; (iv) each such Seller’s Pro Rata Portion of the Estimated Closing Purchase Price; (v) each such Seller’s Special Pro Rata Portion of the General Indemnity Escrow Funds, (vi) each such Seller’s Special Pro Rata Portion of the Special Indemnity Escrow Funds; (vii) each such Seller’s Special Pro Rata Portion of the Sellers’ Representative Fund; and (viii) the total amount of Taxes to be withheld from such Seller’s Pro Rata Portion of the Estimated Closing Purchase Price;
(xiii) documentation reasonably satisfactory to Purchaser, in support of the calculation of the amounts set forth in the Closing Consideration Certificate;
(xiv) a certificate executed by the Chief Executive Officer of the Company attaching and certifying the resolutions of the board of managers of the Company approving this Agreement and the transactions contemplated hereby (including the Spin-Off);
(xv) a certificate, duly executed by the Chief Executive Officer of the Company, certifying that true and correct copies of all of its Charter Documents are attached thereto and that such Charter Documents are in full force and effect;
(xvi) a certificate, duly executed by the President of Blocker, certifying that true and correct copies of all Charter Documents of the Blocker Entities are attached thereto and that such Charter Documents are in full force and effect;
(xvii) a certificate executed by the Chief Executive Officer (or another equivalent officer) of Blocker attaching and certifying the resolutions of the board of managers of Blocker approving this Agreement and the transactions contemplated hereby (including the Spin-Off);
(xviii) written resignations of all officers and managers of the Company, 340B OpCo and PHSS and all officers and directors or managers, as applicable, of the Blocker Entities, effective as of the Closing, and the revocation of all signatory rights of all officers and managers of the Company, 340B OpCo and PHSS and all officers and directors or managers, as applicable, of the Blocker Entities;

(xix) written acknowledgments in forms that are reasonably acceptable to Purchaser pursuant to which each Acquired Company’s, Spin-Off Entity’s and Blocker Entity’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of, or provided advice to, the Acquired Companies, the Spin-Off Entities or the Blocker Entities, or who is otherwise entitled to any compensation from any Acquired Company, Spin-Off Entity or Blocker Entity, in each case, in connection with this Agreement, any of the transactions contemplated by this Agreement or is otherwise owed any amount which is part of the Transaction Expenses, acknowledges: (i) the total amount of unpaid fees, costs and expenses of any nature that is payable in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise; and (ii) that, upon payment at the Closing of such unpaid amount, such party will have been paid in full and is not (and will not be) owed any other amount by any Acquired Company, any Spin-Off Entity or any Blocker Entity with respect to this Agreement, any of the transactions contemplated by this Agreement or otherwise;
(xx) the Signing Date Offer Letters, duly executed by each of the individuals set forth on Schedule 1.4(b)(xx) (such individuals, the “Required Employees”), each of which shall be in full force and effect;
(xxi) offer letters (together with any applicable exhibits thereto) in substantially one of the forms attached hereto as Exhibit J (each, a “Closing Date Offer Letter”), duly executed by at least 90% of the total number of Offered Employees listed on Exhibit L, other than the Required Employees, each of which shall be in full force and effect;
(xxii) the minute books and other statutory books, records and registers (complete and written up to the Closing) and Charter Documents of the Company, 340B OpCo, PHSS and the Blocker Entities;
(xxiii) a duly-executed and completed IRS Form W-9 from each Seller;
(xxiv) all Consents identified on Schedule 1.4(b)(xxiv);
(xxv) evidence satisfactory to Purchaser that PSG or PHSS shall have sent the notices set forth and described on Schedule 1.4(b)(xxv).
(xxvi) evidence satisfactory to Purchaser that all Insider Receivables owed to the Company, 340B OpCo or PHSS and Insider Payables owed by the Company, 340B OpCo or PHSS have been repaid in full;
(xxvii) the Spin-Off Agreements, duly executed by the Company, PSG, SpinCo, 340B OpCo, BWA Feeder, Blocker, Blocker Seller and Class A Holder, as applicable and evidence reasonably satisfactory to Purchaser that the transactions contemplated by the Spin-Off Agreements have been Completed;
(xxviii) the Transition Services Agreements, duly executed by SpinCo;

(xxix) the financial statements required pursuant to Section 6.15;
(xxx) evidence reasonably satisfactory to Purchaser that all receivables (A) payable by PSG or any of its Subsidiaries (other than PHSS) to PHSS or (B) by PHSS, 340B OpCo or the Company to PSG or any of its Subsidiaries (other than PHSS) have been satisfied or terminated in full;
(xxxi) the Sublease Agreement, duly executed by SpinCo and 340B OpCo and consented to by the Landlord; and
(xxxii) evidence reasonably satisfactory to Purchaser of the due exercise of all of the outstanding Class C Options.
(c) Actions at the Closing. In connection with the Closing and in addition to the delivery of the agreements and documents identified in Section 1.4(b), the following shall take place:
(i) Transfer to Sellers. On the Closing Date, Purchaser shall pay or shall deposit with the Paying Agent and cause to be paid to each Seller, in cash and without interest, by wire transfer in accordance with the instructions set forth opposite such Seller’s name on Schedule 1.2, such Seller’s Pro Rata Portion of the Estimated Closing Purchase Price as set forth in the Closing Consideration Certificate;
(ii) Payment of Indebtedness and Transaction Expenses. Purchaser shall pay, or shall deposit with the Paying Agent and cause to be paid, on behalf of the Company, (A) on the Closing Date, to such accounts designated in any payoff letters or invoices delivered by the Company to Purchaser pursuant to Section 6.10, the amounts set forth in such payoff letters or invoices and (B) on the Business Day following the Closing Date, to each Change of Control Bonus Recipient who is a Continuing Employee or Required Employee (each, a “Continuing Employee Change of Control Bonus Recipients”), the amount payable to him or her in accordance with Exhibit K (provided that such Continuing Employee Change of Control Bonus Recipient shall have provided Purchaser with his or her latest W-4 and bank information for receipt of his or her Change of Control Bonus at least five Business Days prior to the Closing Date), in each case by wire transfer of immediately available funds; provided, that, Purchaser shall cause an amount equal to the Change of Control Bonuses payable to Bill Brewer and Chris Hoover in accordance with Exhibit K to be paid to PSGSS on the Closing Date and the Class A Holder shall cause PSGSS to pay Bill Brewer and Chris Hoover their Change of Control Bonuses in accordance with Exhibit K through PSGSS’s payroll on the first Business Day following the Closing;
(iii) Transfer to Escrow Agent. On the Closing Date, Purchaser shall cause (A) the General Indemnity Escrow Amount to be delivered to the Escrow Agent in cash as a contribution to the General Indemnity Escrow Funds and (B) the Special Indemnity Escrow Amount to be delivered to the Escrow Agent in cash as a contribution to the Special Indemnity Escrow Funds;

(iv) Escrow Agreement. At the Closing, Purchaser shall cause to be delivered to the Sellers’ Representative the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;
(v) Transition Services Agreements. At the Closing, Purchaser shall deliver to the Sellers’ Representative the Transition Services Agreements, duly executed by 340B OpCo;
(vi) Sellers’ Representative Amount. On the Closing Date, Purchaser shall deliver, or deposit with the Paying Agent and cause to be delivered, to the Sellers’ Representative the Sellers’ Representative Amount; provided that Sellers’ Representative shall have provided Purchaser with its bank information for receipt of the Sellers’ Representative Fund no later than two Business Days prior to the Closing Date; and
(vii) Change in Managers/Directors and Officers. At the Closing, each of the Company, 340B OpCo, PHSS and the Blocker Entities shall, and the Sellers shall cause each of the Company, 340B OpCo, PHSS and the Blocker Entities to, take all necessary steps to implement the change in the managers or directors, as applicable, and officers of the Company, 340B OpCo, PHSS and the Blocker Entities, including any corporate approvals and filings with the relevant authorities. The composition of the board of managers or directors, as applicable, and officers of the Company, 340B OpCo, PHSS and the Blocker Entities at the Closing shall be as set forth on Schedule 1.4(c).
(d) Simultaneous. All payments and other actions under this Section 1.4, and all documents to be executed and delivered by the Parties pursuant to this Section 1.4, shall be deemed to have been made, taken, executed and delivered simultaneously.
1.5 Escheat. Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any other Person shall be liable to any Seller for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement.
1.6 Tax Withholding. Each of Purchaser, the Paying Agent and the Company shall be entitled to deduct and withhold from any consideration payable by Purchaser, the Paying Agent or the Company pursuant to this Agreement (including any amounts distributed from the Escrow Funds) such amounts as Purchaser, the Paying Agent or the Company determines in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Legal Requirements relating to Taxes or under any other applicable Legal Requirement. Prior to making any such deduction or withholding (other than withholding of amounts listed in the Closing Consideration Certificate), Purchaser shall notify the Sellers of the obligation or entitlement to deduct and withhold and, if applicable and to the extent practicable, provide such Sellers a reasonable opportunity to provide forms or other evidence that would exempt such amounts from such deduction and withholding (or reduce the amount of deduction and withholding) under applicable Legal Requirements. Purchaser and the Company, as applicable, shall reasonably cooperate with the Sellers to obtain such information and tax forms that are available to reduce or eliminate any such deduction or withholding. To the extent such amounts are so deducted or withheld and subsequently paid to the appropriate Governmental Body by Purchaser or the Company, Purchaser or the Company, as the case may be, shall provide evidence that such deducted or withheld amounts have been remitted to the applicable Governmental Body, and such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
1.7 Waiver of Notices. Each of the Sellers who is entitled to notice of the transactions contemplated by this Agreement under any provision of the Charter Documents of the Company or Blocker, any Contract with the Company, Blocker or otherwise, hereby acknowledges and agrees that (i) it has either previously received such notice or that if it has not received notice, this Agreement constitutes sufficient notice of the transactions contemplated by this Agreement under any such provision and (ii) to the extent that any such notice would have been required to have been given within a certain period of time prior to the Closing, such Seller hereby expressly waives any such requirement and agrees and consents to the occurrence of the Closing when and as required by this Agreement.
1.8 Tax Treatment; Allocation of Purchase Price. As soon as reasonably practicable, but in no event later than 90 days after the Closing Date, Purchaser shall prepare or cause to be prepared and submit to Sellers’ Representative, a balance sheet of the Company, as of the Closing Date, that sets out the fair market value of the assets owned by the Company (as determined for U.S. Tax purposes) on the Closing Date, which assets for the avoidance of doubt shall not include the Spin-Off Assets, and the amounts of the Liabilities of the Company (as determined for U.S. federal tax purposes) on the Closing Date, which Liabilities for the avoidance of doubt shall not include the Spin-Off Liabilities (collectively, the “Fair Market Value Balance Sheet”). The Fair Market Value Balance Sheet shall allocate the fair market value among the assets using the principles set forth in Schedule 1.8. As soon as reasonably practicable, but in no event later than 90 days after the Closing Date, the Sellers’ Representative shall prepare or cause to be prepared and submit to Purchaser, a balance sheet of the Company that sets out the Tax basis of the assets owned by the Company (as determined for U.S. federal Tax purposes) on the Closing Date, which assets for the avoidance of doubt shall not include the Spin-Off Assets, and the amount of Liabilities of the Company (as determined for U.S. federal Tax purposes) on the Closing Date, which Liabilities for the avoidance of doubt shall not include the Spin-Off Liabilities (collectively, the “Tax Basis Balance Sheet”). The Fair Market Value Balance Sheet and the Tax Basis Balance Sheet shall each contain sufficient detail to permit the Parties to make the computations and adjustments required under Section 743(b), Section 751 and Section 755 of the Code. If, within 30 days of the later of Purchaser’s submission of the Fair Market Value Balance Sheet to the Sellers’ Representative or the Sellers’ Representative’s submission of the Tax Basis Balance Sheet to Purchaser, either the Sellers’ Representative notifies Purchaser that the Sellers’ Representative objects to the Fair Market Value Balance Sheet or Purchaser notifies the Sellers’ Representative that Purchaser objects to the Tax Basis Balance Sheet, then the Sellers’ Representative and Purchaser will negotiate in good faith to resolve such dispute within 30 days. If following the good faith negotiation of such dispute, the Sellers’ Representative and Purchaser are unable to reach an agreement on either or both of the Fair Market Value Balance Sheet and the Tax Basis Balance Sheet, then with respect to the Fair Market Value Balance Sheet and Tax Basis Balance Sheet each Party may report for U.S. federal tax purposes according to that Party’s own determination of the fair market value and tax basis of the assets owned by the Company, provided that in all cases the principles of Schedule 1.8 continue to apply.
2. Representations and Warranties of the Company
Except as set forth in the Disclosure Schedule prepared and delivered by the Company to Purchaser prior to the execution of this Agreement in accordance with Section 12.22, the Company represents and warrants to Purchaser, as of the date of this Agreement, as of immediately prior to the PSG Distribution and as of the Closing (in each case, except to the extent a representation or warranty expressly states that such representation or warranty is as of an earlier date, which representation or warranty is made as of such earlier date) as follows:
2.1 Due Organization; Subsidiaries; Etc.
(a) Organization. Each Acquired Company has been duly organized, and is validly existing and in good standing under the Legal Requirements of such Acquired Company’s state of formation. Each Acquired Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and currently contemplated by the Acquired Companies to be conducted; (ii) to own, lease and use all assets and properties in the manner in which such assets and properties are currently owned, leased and used and currently contemplated by the Acquired Companies to be owned, leased and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.
(b) Qualification. Each Acquired Company is duly qualified, licensed or admitted to do business and is in good standing (or its equivalent) as a foreign limited liability company in each jurisdiction in which the nature of its business make such qualification, license or admission necessary to such Acquired Company’s business as currently conducted, except where the failure to be licensed, qualified or admitted would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where each Acquired Company is qualified, licensed and admitted to do business.
(c) Managers and Officers. Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of managers of each Acquired Company; (ii) the names of the members of each committee of the board of managers of each Acquired Company; and (iii) the names and titles of the officers of each Acquired Company.
(d) Subsidiaries. Other than the Spin-Off Entities, PSG and PHSS, as of the date of this Agreement and until the completion of the PSG Distribution, the Company does not have and will not have any Subsidiaries; and other than PHSS and 340B OpCo, as of the completion of PSG Distribution and until the Closing, the Company does not and will not have any Subsidiaries. Each of the Spin-Off Entities, PSG and PHSS, as of the date of this Agreement and until the completion of the PSG Distribution, is and will be directly or indirectly wholly owned by the Company; and each of PHSS and 340B OpCo, as of the completion of the PSG

Distribution and until the Closing, is and will be directly or indirectly wholly owned by the Company. Other than the Spin-Off Entities, PSG, PHSS and, following the completion of the Divisional Merger, 340B OpCo, none of the Acquired Companies has ever owned, beneficially or otherwise, any shares, equity interests or other securities of, or any direct or indirect equity interest in, or otherwise controlled, any Entity. None of the Acquired Companies has ever agreed or is obligated to make any future investment in or capital contribution to any Entity. No Acquired Company has guaranteed or is responsible or liable for any obligation of any other Entity.
(e) Solvency. The Spin-Off Entities are and will, after giving effect to the Spin-Off and the other transactions contemplated by this Agreement, be Solvent at and immediately after the Closing. As used in this Section 2.1(e), the term “Solvent” means, with respect to a particular date, that on such date, (a) (i) the sum of the assets, at a fair valuation, of each Spin-Off Entity will exceed the debts of such Spin-Off Entity and (ii) the sum of the assets, at a fair valuation, of the Spin-Off Entities taken as a whole will exceed the debts of the Spin-off Entities taken as a whole, (b) (i) each Spin-Off Entity has not incurred and does not intend to incur debts beyond its ability to pay such debts as such debts mature in the Ordinary Course of Business and (ii) the Spin-Off Entities on a consolidated basis have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature in the Ordinary Course of Business and (c) (i) each Spin-Off Entity has (and, after the Closing, will have) sufficient capital and liquidity with which to conduct its business and (ii) the Spin-Off Entities collectively have (and, after the Closing, will have) sufficient capital and liquidity with which to conduct their businesses. For purposes of this Section 2.1(e), “debt ” means any liability on a claim, and “claim” means any (y) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
(f) Business Name. No Acquired Company has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its corporate name as set forth in this Agreement and, in the case of PHSS, the name “340B Link”.
(g) Predecessors. There are no Entities that have been merged into or that otherwise are predecessors to any Acquired Company.
(h) Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company.
2.2 Charter Documents; Records. The Company has Made Available to Purchaser accurate and complete copies of: (a) the Charter Documents of each Acquired Company; (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members, the board of managers (or other similar body) and all committees of the board of managers (or other similar body) of each Acquired Company, which minutes or other records contain a complete and accurate summary of all such meetings, and all actions taken at such meetings or by written consent; and (c) the statutory registers and records of each Acquired Company. All actions taken and all transactions entered into by each Acquired Company have been duly approved by all necessary action of the board of managers (or other similar body or committee thereof) and members of such Acquired Company (as the case may be). There has been no violation of any of the provisions of the Charter Documents of any Acquired Company and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s members or board of managers (or similar body or committee thereof). The books of account, membership records, minute books and other records of each Acquired Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable Legal Requirements.
2.3 Capitalization.
(a) Outstanding Securities. The authorized limited liability company interests of the Company consist solely of the Class A Units, the Class B Units, the Class C Units and the Class D Units, of which (i) 1,000,000 Class A Units are issued and outstanding as of the date of this Agreement, (ii) 1,200,000 Class B Units are issued and outstanding as of the date of this Agreement, (iii) 17,755 Class C Units are issued and outstanding as of the date of this Agreement and (iv) 140,500 Class D Units are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, there are outstanding options to purchase 10,000 Class C Units. Part 2.3(a) of the Disclosure Schedule sets forth (A) the names of the Company’s members, the addresses of the Company’s members and the number, class and issue date of all Units owned of record by each of such members as of the date hereof and (B) for each outstanding Class C Option, the name of the holder, the address of record of such holder, the number and class of Units issuable upon the exercise of such option, the date of grant, the exercise price. All of the outstanding Units have been duly authorized and validly issued and none of such Units is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws or by the Charter Documents). All of the issued and outstanding Class D Units are, and have at all times been treated as, profits interests within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43. None of the Units are represented by any certificate and the ownership or interest therein and title thereto are solely documented in the form of entries made by the Company in the books and records of the Company that have been Made Available to Purchaser.
(b) No Other Securities. No Acquired Company has ever adopted, sponsored or maintained or promised to adopt, sponsor or maintain any profits interests plan or any other plan or agreement providing for equity-related compensation to any person (whether payable in limited liability company interests, cash or otherwise). Other than the Class C Options, there are no and there have never been and no Acquired Company has ever promised any options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which any Acquired Company is a party or by which any Acquired Company is bound, obligating any Acquired Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Units, any interests in any Units or other securities of any Acquired Company or obligating any Acquired Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such options, warrants, calls, rights, convertible securities, commitments or agreements. There are no outstanding, authorized or promised unit appreciation, phantom unit, profit participation or other similar rights with respect to which any Acquired Company is obligated. There is no condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Units or interests in Units or other securities of any Acquired Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting rights attached to the Units, and other than the Charter Documents of the Company, there are no agreements to which any Acquired Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Units. As a result of the transactions contemplated by this Agreement, as of the Closing, Purchaser will be the sole record and beneficial holder of all issued and outstanding Units and all rights to acquire or receive any Units, whether or not such Units are outstanding (except that Purchaser will hold the Class B Units indirectly through its ownership of the Blocker Entities).
(c) Debt. Part 2.3(c) of the Disclosure Schedule sets forth an accurate and complete list (including (i) the name of the lender, (ii) the principal amount thereof and (iii) the interest rate and any accrued interest owed by any Acquired Company thereon) of all bonds, debentures, notes or other Indebtedness of any Acquired Company issued or outstanding as of the date of this Agreement: (A) having the right to vote on any matters on which members of any Acquired Company may vote (or which is convertible into, or exchangeable for, securities having such right) or (B) the value of which is in any way based upon or derived from capital or voting units of any Acquired Company.
(d) Legal Issuance. All outstanding Units and all other securities that have ever been issued or granted by any Acquired Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding Units were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of any Acquired Company. Part 2.3(d) of the Disclosure Schedule accurately identifies each Company Contract relating to any Units or other securities of any Acquired Company that contains any voting rights, information rights, rights of first refusal, registration rights, financial statement requirements or other terms that would survive the Closing.
(e) Repurchased Units. No Acquired Company has ever repurchased or redeemed any units of its limited liability company interests.
(f) Manager and Officer Indemnification. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any Company Service Provider (other than a claim for reimbursement by any Acquired Company, in the Ordinary Course of Business, of travel expenses or other out-of-pocket expenses of a routine nature incurred by such Company Service Provider in the course of performing such Company Service Provider’s duties for the Acquired Companies) pursuant to: (i) the terms of the Charter Documents of the Acquired Companies; (ii) any indemnification agreement or other Contract between any Acquired Company and any such Company Service Provider; or (iii) any applicable Legal Requirement.
(g) Dividends and Distributions. No Acquired Company has ever declared or paid any dividends on or made any distributions to any Units.
(h) Claims by Securityholders. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any Liability of any Acquired Company to any current, former or alleged securityholder of any Acquired Company in such Person’s capacity (or alleged capacity) as a securityholder of such Acquired Company.
(i) Closing Consideration Certificate. The Closing Consideration Certificate delivered at the Closing, with regard to the amounts specified in Sections 1.4(b)(xii)(2), will be true and correct in all respects as of the Closing relative to payments owed to the Persons listed therein as a result of the transactions contemplated hereby.
(j) Class C Options. All Class C Options are (i) fully vested, (ii) held by a Company Service Provider, (iii) non-statutory options and (iv) not subject to Section 409A of the Code. No Class C Option has been granted with an exercise price less than the fair market value of a Class C Unit on the date on which the grant of such Class C Option was by its terms to be effective (the “Grant Date”). Each grant of a Class C Option was duly authorized no later than the Grant Date by all necessary company action, including, as applicable, approval by the Board of Managers of the Company (or a duly constituted and authorized committee thereof) and any required member approval, in each case, by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto and is in full force and effect, each such grant was made in accordance with the terms of the Equity Plan and all other applicable Legal Requirements and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Acquired Companies. The exercise of the Class C Options by payment of cash or in a cashless manner complied and will comply with the terms of the Equity Plan, all Contracts applicable to such Class C Options and all Legal Requirements. True and complete copies of all agreements, instruments and resolutions, relating to or issued with regard to the Class C Options have been Made Available and such agreements, instruments and resolutions have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such agreements, instruments or resolutions from the forms thereof Made Available. As of the Closing, there will be no option to purchase any equity securities of the Company outstanding.
2.4 Financial Statements and Related Information.
(a) Delivery of Financial Statements.

(i) Acquired Companies Financial Statements. Set forth in Part 2.4(a)(i) of the Disclosure Schedule are the following financial statements (collectively, the “Provided Company Financial Statements”): (A) the audited consolidated balance sheets of the Acquired Companies (excluding the Company) as of December 31, 2017, December 31, 2018 and December 31, 2019 and the related audited consolidated statements of income, audited consolidated statements of members’ equity and audited consolidated statements of cash flows for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019, together with the notes thereto; and (B) the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2020 (such unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2020 being hereinafter referred to as the “Balance Sheet”) and the related unaudited consolidated statement of income, unaudited consolidated statement of members’ equity and unaudited consolidated statement of cash flows for the six-month period ended June 30, 2020.
(ii) 340B Link Financial Statements. Set forth in Part 2.4(a)(ii) of the Disclosure Schedule are the following financial statements (collectively, the “Provided 340B Link Financial Statements”): (A) the audited consolidated balance sheet of PSG and PHSS as of December 31, 2019 and the related audited consolidated statement of income, audited consolidated statement of members’ equity and audited consolidated statement of cash flows for the fiscal year ended December 31, 2019, together with the notes thereto; and (B) the unaudited consolidated balance sheet of PSG and PHSS as of June 30, 2020 and the related unaudited consolidated statement of income, unaudited consolidated statement of members’ equity and unaudited consolidated statement of cash flows for the six-month period ended June 30, 2020, in each case of the foregoing clauses “(A)” and “(B)” as related to the Retained Business. Information included in the Provided 340B Link Financial Statements regarding PSG and PHSS is consistent with information regarding PSG and PHSS included in the Provided Company Financial Statements.
(b) Fair Presentation. The Company Financial Statements are true and complete in all material respects and present fairly, in all material respects, the financial position of the Acquired Companies as of the respective dates thereof and the results of operations and cash flows of the Acquired Companies for the periods covered thereby. The Company Financial Statements have been, as of the date delivered to Purchaser pursuant to this Agreement, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the financial statements referred to in Section 2.4(a)(i)(B) and Section 6.15(a)(i) do not contain notes. The 340B Link Financial Statements are true and complete in all material respects and present fairly, in all material respects, the financial position of the Retained Business as of the respective dates thereof and the results of operations and cash flows of the Retained Business for the periods covered thereby. The 340B Link Financial Statements have been, as of date delivered to Purchaser pursuant to this Agreement, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the financial statements referred to in Section 2.4(a)(ii)(B), Section 6.15(a)(ii) and Section 6.15(b) do not contain notes.
(c) Internal Controls. The books, records and accounts of the Acquired Companies accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Companies. The systems of internal accounting controls maintained by each Acquired Company are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No Acquired Company has identified or been made aware of: (i) any deficiency or material weakness in the system of internal accounting controls utilized by such Acquired Company; (ii) any fraud, whether or not material, that involves such Acquired Company’s management or other Company Service Providers who have a role in the preparation of financial statements or the internal accounting controls utilized by such Acquired Company; or (iii) any claim or allegation regarding any of the foregoing. Part 2.4(c) of the Disclosure Schedule lists, and the Company has Made Available to Purchaser copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.
(d) Accounts Receivable. Part 2.4(d) of the Disclosure Schedule provides an accurate reconciliation of all accounts receivable, notes receivable and other receivables of the Retained Business as of the Balance Sheet Date. All existing accounts receivable of the Retained Business (including those accounts receivable of the Retained Business reflected on the Company Financial Statements that have not yet been collected and those accounts receivable of the Retained Business that have arisen since the Balance Sheet Date and have not yet been collected) represent valid obligations arising from bona fide transactions entered into in the Ordinary Course of Business and not in violation of applicable Legal Requirements. All existing accounts receivable of the Retained Business are and will be fully collectible within 180 days. There is no Encumbrance (except for Permitted Encumbrances) on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable, except as fully and adequately reflected in reserves for doubtful accounts set forth in the Company Financial Statements. None of the accounts receivable of the Retained Business have been assigned or pledged to any other Person, and no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services so as to entitle PSG, 340B OpCo or PHSS, as applicable, to collect the accounts receivable in full.
(e) Insider Receivables and Insider Payables. Part 2.4(e) of the Disclosure Schedule provides an accurate and complete breakdown of: (i) all amounts (including any Indebtedness) owed to any Acquired Company by any member of the Company (“Insider Receivables”) as of the date of this Agreement; and (ii) all amounts owed by any Acquired Company to any member of the Company (“Insider Payables”). There will be no outstanding Insider Receivables or Insider Payables as of the Closing.

2.5 No Liabilities; Indebtedness.
(a) Absence of Liabilities. No Acquired Company has any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than: (i) Liabilities identified as such in the “liabilities” column of the Balance Sheet; (ii) accounts payable or accrued salaries and other employee compensation that have been incurred by the Acquired Companies since the Balance Sheet Date in the Ordinary Course of Business; and (iii) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule.
(b) Accounts Payable. Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of each Acquired Company as of the date of this Agreement; and (ii) all notes payable of each Acquired Company as of the date of this Agreement.
(c) Indebtedness. Part 2.5(c) of the Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness of each Acquired Company as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed, the address of such creditor, the title of the instrument (including all amendments and supplements thereto) under which such Indebtedness is owed, the outstanding balance, the maturity date and the collateral, if any, securing such Indebtedness. No Indebtedness contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of any other Indebtedness by any Acquired Company or (iii) the ability of any Acquired Company to grant any Encumbrance on any of its assets. With respect to each item of Indebtedness, no Acquired Company is in default and no payments are past due. No Acquired Company has received any written or, to the Knowledge of the Company, oral notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any item of Indebtedness. Neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Indebtedness. No Acquired Company has guaranteed or is responsible for any Indebtedness of any other Person, and no Acquired Company has guaranteed any other obligation of any other Person.
(d) No “Off-Balance Sheet” Arrangements. No Acquired Company has ever effected or has ever otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended).
2.6 Absence of Changes. Since the Balance Sheet Date:
(a) each Acquired Company has conducted its business only in the Ordinary Course of Business, other than remote working arrangements and travel limitations undertaken with respect to the COVID-19 outbreak;
(b) there has not been any Material Adverse Effect;

(c) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of any Acquired Company’s material assets (whether or not covered by insurance); and
(d) as of the date of this Agreement, no Acquired Company has taken any action that would have been prohibited or otherwise restricted under Section 6.2 hereof, had such action been taken during the Pre-Closing Period.
2.7 Title to Assets.
(a) Good Title. Each Acquired Company owns, and has good and valid title to, all material assets purported to be owned by it, including: (i) all assets reflected on the Balance Sheet; and (ii) all other material assets reflected in the books and records of such Acquired Company as being owned by such Acquired Company. All of said assets are owned by each Acquired Company free and clear of any Encumbrances, except for Permitted Encumbrances.
(b) Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies all material assets of each Acquired Company that are being leased to such Acquired Company. Each Acquired Company has valid leasehold interests in such leased assets, free and clear of any Encumbrances, except for Permitted Encumbrances.
(c) Sufficiency of Assets. The assets owned, leased or licensed by the Acquired Companies (excluding the Spin-Off Assets and rights to services to be provided to the Acquired Companies under the Transition Services Agreement) collectively constitute all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable the Acquired Companies to conduct, in all material respects, the Retained Business in the manner in which such business is currently being conducted and in the manner in which such business is currently proposed to be conducted immediately after the Closing.
2.8 Bank Accounts.
(a) Part 2.8(a) of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of each Acquired Company at any bank or other financial institution (including the 340B Accounts): (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all Persons who are authorized to: (A) sign checks or other documents with respect to such account or transfer amounts from the relevant account; (B) access such account, view the account balance and view the transactions with respect to such account, including all Persons with online and remote access; and (C) input or release payments from such account.
(b) No Acquired Company has any outstanding credit facility, overdraft, loan, loan units, debenture, letter of credit, acceptance credit or other financial facility. The aggregate balance of both 340B Accounts is sufficient to ensure the Acquired Companies’ full compliance and performance of all distribution obligations of the Acquired Companies under all of the Bank Model Contracts.
2.9 Equipment; Real Property.
(a) Equipment. All material items of equipment, fixtures and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and such equipment, fixtures and other tangible assets (excluding the equipment, fixtures and other tangible assets that are Spin-Off Assets) are adequate for the conduct of the Retained Business in the manner in which such business is currently being conducted and in the manner in which such business is currently proposed to be conducted immediately after the Closing.
(b) Real Property. No Acquired Company owns any real property or has ever owned any real property, and no Acquired Company is a party to any Contract to purchase or sell any real property. Part 2.9(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from any Acquired Company or otherwise used or occupied by any Acquired Company (each, a “Leased Real Property”). Part 2.9(b) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, licenses, subleases or other Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to each Leased Real Property and all amendments, terminations and modifications thereof (the “Lease Agreements”).
(c) The Company has Made Available true, correct and complete copies of all Lease Agreements. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of any Acquired Company or materially alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreement, or otherwise materially and adversely affect the continued use and possession of any Leased Real Property for the conduct of the business of the Acquired Companies as presently conducted or as presently contemplated to be conducted. The Acquired Companies currently occupy all of the Leased Real Properties for the operation of their business. There are no other parties occupying, or with a right to occupy, any Leased Real Property. No Acquired Company has assigned, transferred or pledged any interest in any of the real property leases pertaining to any Leased Real Property. No Acquired Company owes brokerage commissions or finders’ fees with respect to any such Leased Real Property. Each Acquired Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing Liability with respect to such termination agreements. Each Leased Real Property is in good operating condition and repair, normal wear and tear excepted, and is structurally sufficient and otherwise suitable for the conduct of the Acquired Companies’ business. Neither the operation of any Acquired Company on any Leased Real Property nor, to the Company’s Knowledge, any Leased Real Property, including the improvements thereon, violates in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.
2.10 Intellectual Property.
(a) Registered IP. Part 2.10(a) of the Disclosure Schedule accurately sets forth each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) including:
(i) all Patents owned or filed by, or on behalf of, any Acquired Company or used in the business or operations of any Acquired Company, or to which any Acquired Company has exclusive rights, in any field or territory, including the country of filing, owner, filing number, date of issue or filing, expiration date and title;
(ii) all registered Trademarks and applications for registration of Trademarks owned or filed by, or on behalf of, or used by any Acquired Company, including country of filing, owner, description of goods or services (including class numbers), registration or application number and date of issue;
(iii) all registered copyrights and applications for registration of copyrights owned or filed by, or on behalf of, or used by any Acquired Company, including description of the work, country of filing, owner, filing number, date of issue and expiration date; and
(iv) all Domain Names and the like owned or registered by or on behalf of any Acquired Company or used in the business or operations of any Acquired Company, including the name and contact information of each registrant and registrant organization.
Part 2.10(a) of the Disclosure Schedule also accurately lists any other Person that has or purports to have an ownership interest in any item of Registered IP set forth or required to be set forth therein and the nature of such ownership interest. The Company has Made Available to Purchaser complete and accurate copies of all unpublished applications, nonpublic correspondence with any Governmental Body and other material nonpublic documents related to each item of Registered IP identified in Part 2.10(a) of the Disclosure Schedule.
(b) Unregistered IP. Part 2.10(b) of the Disclosure Schedule accurately lists (i) each unregistered Trademark, unregistered copyright and other Intellectual Property Right other than Registered IP that is material to the business of any Acquired Company in the manner in which such business is currently being conducted or in the manner in which such business is currently planned by the Acquired Companies to be conducted; and (ii) any other Person that has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) in such item of Company IP and the nature of such ownership interest (collectively, “Unregistered IP”). The Company has Made Available to Purchaser complete and accurate copies of all material documents related to each such item of Company IP.

(c) Inbound Licenses. Part 2.10(c) of the Disclosure Schedule accurately sets forth: (i) each Contract pursuant to which any Intellectual Property or Intellectual Property Right is or has been licensed, granted, sold, assigned or otherwise conveyed or provided to any Acquired Company (other than: (A) any Company Service Provider Agreement that is in the Acquired Companies’ standard form thereof Made Available to Purchaser pursuant to Section 2.10(f); and (B) non-exclusive licenses to “off-the-shelf” third party Computer Software that is generally available on standard commercial terms for an aggregate license fee for all of the Acquired Companies’ internal users of less than $40,000 annually, provided that such Computer Software is not distributed by any Acquired Company, is not incorporated into, or used in the development, testing, distribution, delivery, maintenance or support of, any product or service of any Acquired Company, and is not otherwise material to any Acquired Company’s business); and (ii) whether the licenses or rights granted to any Acquired Company in each such Contract are exclusive or non-exclusive (such Contracts, “Inbound Licenses”). For purposes of this Agreement, a covenant or promise not to sue or not to assert claims regarding Intellectual Property Rights infringement or misappropriation or similar releases shall be deemed to be equivalent to a license.
(d) Outbound Licenses. Part 2.10(d) of the Disclosure Schedule accurately lists each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company IP or any Company Product (such Contracts, “Outbound Licenses”). No Acquired Company is bound by, and no Company IP or Company Product is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, exploit, make available, assert or enforce any Company IP or any Company Product anywhere in the world.
(e) Royalty Obligations. Part 2.10(e) of the Disclosure Schedule contains a complete and accurate list of each Contract pursuant to which any Acquired Company is obligated to pay any royalties, fees, commissions and other amounts to any other Person upon or for the use of any Company Product, Intellectual Property Rights or Intellectual Property (other than sales commissions paid to employees).
(f) Standard Form Company IP Contracts. The Company has Made Available to Purchaser a complete and accurate copy of each standard form of Company IP Contract, used by any Acquired Company at any time, which may include a standard form of: (i) end user license agreement, developer agreement, subscription agreement or terms of use or service; (ii) development agreement; (iii) Company Service Provider Agreement containing any assignment or license of a Company Product, Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) confidentiality or nondisclosure agreement; (v) agreement to provide customer support or maintenance; (vi) application programming interface (API) or data license agreement; (vii) evaluation agreement; (viii) agreement for providing technology licensing, distribution rights and/or managed services to customers; (ix) vendor agreement; (x) credit agreement; (xi) sales agreement; (xii) partner agreement; and (xiii) pre-production license and services customer agreement. No Acquired Company has distributed or made available any Company Product except pursuant to a valid and enforceable customer agreement, either in the form Made Available to Purchaser pursuant to this Section 2.10(f) or as otherwise set forth on Part 2.10(d) of the Disclosure Schedule. Each Acquired Company has either ensured that each user of any Company Web Site is subject to valid and enforceable web site terms of use in the form Made Available to Purchaser pursuant to this Section 2.10(f), or, if it has not imposed such terms, its failure to do so has not exposed any Acquired Company to any Liability or violated any Legal Requirement. To the extent any customer or licensee of any Acquired Company is authorized to distribute or make available any Company Products to its customers or to permit access to any Company Products via its web site, such customer or licensee is required by such Acquired Company to ensure that such customers or licensees and their end users are bound by intellectual property and confidentiality terms consistent with those contained in its agreement with such Acquired Company and such Acquired Company is a third-party beneficiary of any such terms of use in the form Made Available to Purchaser pursuant to this Section 2.10(f) including any indemnification provisions. Part 2.10(f) of the Disclosure Schedule accurately identifies each Company IP Contract based on a standard form agreement Made Available to Purchaser that (i) deviates in any material respect from such standard form agreement, including any Company Service Provider Agreement, in which the employee, consultant, independent contractor, advisor, officer or manager expressly reserved or retained any Intellectual Property or Intellectual Property Rights related to any Acquired Company’s business, research or development, (ii) deviates from any Acquired Company’s standard revenue share terms or (iii) deviates from any Acquired Company’s standard data privacy or security terms or limitation of liability terms.
(g) Ownership Free and Clear. The Acquired Companies are the sole and exclusive owners of all right, title and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to any Acquired Company, as identified in Part 2.10(c) of the Disclosure Schedule), free and clear of any Encumbrances (other than Permitted Encumbrances and nonexclusive licenses granted pursuant to the Contracts listed in Part 2.10(d) of the Disclosure Schedule). To the Company’s Knowledge, all modifications and derivative works of any Company IP made by any Person are exclusively owned by the Acquired Companies. Without limiting the generality of the foregoing:
(i) all documents and instruments necessary to establish, perfect and maintain the rights of the Acquired Companies (or the rights any Acquired Company wishes to acquire) in the Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;
(ii) each Company Service Provider who is or was involved in the creation or development of any Company Product or of any Intellectual Property or Intellectual Property Rights for or on behalf of any Acquired Company has signed a valid and enforceable agreement with such Acquired Company containing (A) an obligation to assign all Intellectual Property Rights in any Intellectual Property, including any procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs, configurations, computer programs, copyrightable material, notes, records, drawings, trade and service marks, trade dress and trade secrets of any kind, and any improvements to any of the foregoing, that was conceived or developed by the Company Service Provider during (i) his or her engagement with the

Acquired Company or (ii) a six-month period following the termination of the Company Service Provider’s engagement with the Acquired Company and that (a) relates to or results from the actual or anticipated business, work, research, investigations, products, or services of the Acquired Company, or (b) results, to any extent, from use of any Acquired Company’s premises or property, (B) an automatic vesting in the Acquired Company of the copyright in any writings and other works that may be copyrighted (including computer programs) that are (i) related to the present, planned, or reasonably anticipated business of the Acquired Company and (ii) prepared by the Company Service Provider during his or her engagement with Acquired Company, to the extent such writings and other works are deemed to be works for hire as permitted by law, (C) a waiver by the Company Service Provider in any and all “moral rights” in any writings and other works under Section 2.10(g)(ii)(B), to the extent such writings or other works are not works for hire, and a present and irrevocable assignment of all right, title, and interest, including copyright, to such writings and other works considered not works for hire, (D) confidentiality provisions protecting customer or prospective customer lists and information, customer or prospective customer contact information, proposals, marketing and sales plans and forecasts, financial and accounting information, accounts receivable aging, customer payment histories and customer account activity reports, costs, contracts, pricing information, employee information and compensation, all designs, forms, manuals, policies, computer programs, computer codes (including those designed or developed by the Company Service Provider during his or her employment or engagement with the Acquired Company), data stored in computer programs, spreadsheets, memorandum regarding the Acquired Company’s business and plans, analytics, electronically stored information of all such information, and any other information that is not readily available to the public and which the Acquired Company relies on to conduct its business and to formulate its business plans and has reasonable expectations that such information shall remain confidential, as well as any Trade Secrets as defined by applicable laws. No such Company Service Provider has any obligation to any other Person with respect to such Intellectual Property, Intellectual Property Rights or Company Product;
(iii) each Company Service Provider who is or was involved in the creation or development of any Company Product or of any Intellectual Property or Intellectual Property Rights for or on behalf of any Acquired Company has received any and all amounts payable to such Company Service Provider for such Company Service Provider’s services;
(iv) each Acquired Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade Secrets and other proprietary or confidential information pertaining to any Acquired Company, the Company IP, the Company Products or the business of the Acquired Companies;
(v) the Acquired Companies own or otherwise have, and after the Closing (including after the completion of the transactions contemplated by the Spin-Off Agreements) will continue to have, sufficient rights in all Intellectual Property and Intellectual Property Rights needed to conduct the Retained Business as currently conducted and currently planned by the Acquired Companies to be conducted;

(vi) no funding, facilities or personnel of any Governmental Body or any university or educational or medical institution were ever sought, applied for, received or used or took part, directly or indirectly, to develop, research, create or exploit, in whole or in part, any Company IP or Company Product;
(vii) no Company Service Provider who is or was involved in the creation or development of any material portion of a Company Product or of any material Intellectual Property or material Intellectual Property Rights for or on behalf of any Acquired Company is subject, or was subject, at the time such Company Service Provider was providing services to any Acquired Company, to any Contract with any other Person or Legal Requirement which requires such Company Service Provider to (A) notify or report any development of Intellectual Property, (B) assign to any other Person any interest or other Intellectual Property Right in any Company IP or (C) keep confidential any Trade Secrets, proprietary data or other business or technical information embodied in any Company IP;
(viii) to the Knowledge of the Company, during the period in which any Company Service Provider was developing any Company Product or any Intellectual Property or Intellectual Property Rights, no such Person was (i) employed by any third party that has any rights in such Company Product, Intellectual Property or Intellectual Property Rights or (ii) involved in any consulting relationship with any third party that has any rights in such Company Product, Intellectual Property or Intellectual Property Rights. To the Knowledge of the Company, no part of any Company Product, Intellectual Property or Intellectual Property Rights that was developed by any Company Service Provider was developed during working hours for, or on any premises, equipment, computers, electronic devices, machines or design tools of, any former or current Person to which such Company Service Provider has provided services in any capacity;
(ix) no Acquired Company has performed, nor is any Acquired Company under any obligation under any Contract to perform, any development services for any Person where the deliverables or other results of such development services would be owned by such Person, or exclusively licensed to such Person or where any Acquired Company has otherwise granted any ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) to such Person;
(x) (A) no Company Service Provider has any valid basis for claiming that any Acquired Company has breached provisions of its Contracts with such Company Service Provider that could reasonably be expected to result in the loss of any Acquired Company’s ownership rights in any Intellectual Property or Intellectual Property Rights under such Contracts; and (B) no Intellectual Property or Intellectual Property Rights owned by any such Company Service Provider or any former employer of any such Company Service Provider has been incorporated into or used in the development of any Company Products; and
(xi) no Acquired Company is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates any Acquired Company to grant or offer to any other Person any license or right to any Company IP.

(h) Valid and Enforceable. All Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:
(i) no Trademark owned, used or applied for by or on behalf of any Acquired Company conflicts or interferes with, or is confusingly similar to, any Trademark owned, used or applied for by any other Person, and each Acquired Company has taken commercially reasonable steps to police the use of its Trademarks;
(ii) Part 2.10(h)(ii) of the Disclosure Schedule accurately identifies and describes each action, filing and payment that must be taken or made on or before the date that is 180 days after the date of this Agreement in order to maintain an item of Company IP in full force and effect;
(iii) no interference, opposition, cancellation, reissue, inter partes review, post grant review, re-examination or other Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or would reasonably be expected to be contested or challenged, and, to the Knowledge of the Company, there is no valid basis for a claim that any Company IP is invalid or unenforceable;
(iv) all necessary registration, maintenance and renewal fees in respect of the Company IP owned by any Acquired Company that is Registered IP have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Company IP; and
(v) no act has been done or omitted to be done by any Acquired Company, which has had or would reasonably be expected to have the effect of materially and adversely impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Company IP.
(i) No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Part 2.10(i) of the Disclosure Schedule accurately identifies (and the Company has Made Available to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by or to any Acquired Company or any Representative of any Acquired Company regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, in each case, for Purchaser to fully understand the history and analysis thereof (including any admission made by any Acquired Company), and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
(j) Effects of This Transaction. Neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement (including the Spin-Off Agreements and the Transition Services Agreement) nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith (including the Spin-Off Agreements and the Transition Services Agreement) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP or any Company Product; (ii) a material breach of or default under, or right to terminate or suspend performance of, any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP or Company Product by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP; or (v) by the terms of any Company Contract, a reduction of any royalties, revenue sharing or other payments any Acquired Company would otherwise be entitled to with respect to any Company IP.
(k) No Infringement of Third Party IP Rights. Neither any Acquired Company nor any of its employees, managers or officers (acting in such capacity) is currently or has ever infringed (directly, secondarily, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property or Intellectual Property Right of any other Person. No Company Software, no Company Data and no Company Product has ever or currently infringes, misappropriates, violates or makes unlawful use of any Intellectual Property or Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:
(i) no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to any such claim or Legal Proceeding, and no Acquired Company has ever received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or other oral communication requesting, claiming or demanding any of the foregoing with respect to any such claim or Legal Proceeding;
(ii) no Acquired Company has ever received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or other oral communication relating to any actual, alleged or suspected infringement, misappropriation or violation by any Acquired Company, any Company Service Provider or other Representative of any Acquired Company of any Intellectual Property Rights of another Person, including any letter or other communication in writing suggesting or offering that any Acquired Company obtain a license to or a covenant not to sue with respect to any Intellectual Property Right of another Person; and
(iii) no Acquired Company is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property Rights infringement, misappropriation or similar claim (other than indemnification provisions in the Acquired Companies’ standard forms of Company IP Contracts Made Available to Purchaser pursuant to Section 2.10(f)).

Part 2.10(k) of the Disclosure Schedule accurately identifies (and the Company has Made Available to Purchaser a complete and accurate copy of) each letter or other written communication or correspondence that has been sent by or to any Acquired Company or any Representative of any Acquired Company regarding any third party allegations of any Acquired Company or Company Product infringing or misappropriating any third party’s Intellectual Property Rights, in each case, for Purchaser to fully understand the history and analysis thereof (including any admission made by any Acquired Company), and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
(l) No Harmful Code. None of the Company Owned Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) accessing, damaging or destroying any data or file without the user’s consent. None of the Company Software contains any “back doors” or other undocumented access mechanism allowing unauthorized access to, viewing of, manipulation of or modification or other changes to, any software or Company IT Systems.
(m) Bugs. None of the Company Owned Software: (i) contains any material bug, defect or error that adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software. The Company has Made Available to Purchaser a complete and accurate list of all known bugs, defects and errors in each version of the Company Software.
(n) Source Code. No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not an employee of any Acquired Company. No Acquired Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person. No Person has, or shall have, in connection with or as a result of the transactions contemplated by this Agreement, any right to lease, license, purchase or otherwise obtain any source code for any Company Software or any Company IP.
(o) IT Systems. Part 2.10(o) of the Disclosure Schedule accurately sets forth a list of all (i) computer hardware (including computer servers, computer storage and computer networking devices), (ii) Computer Software licenses and (iii) desktop, laptop or other computing devices assigned to Company Service Providers, in each case that are owned (or purported to be owned) by an Acquired Company and used in or necessary to the conduct of the

Retained Business (the “Retained Business IT Systems”). All Company IT Systems are configured and perform in accordance with commercially reasonable security standards, including all security standards to which any Acquired Company claims compliance. The configuration and set-up of all Company IT Systems are documented pursuant to generally-accepted standards within the information technology industry and the industry in which any Acquired Company conducts its business. Neither any Acquired Company’s operation and maintenance of any Company IT System nor the running and updating of the computer programs developed by any Acquired Company are dependent on any individual employee or third party and such operation and maintenance and running and updating can be carried out by a skilled computer technician or expert. All Company IT Systems (including all computer hardware and software, including rented, leased and borrowed hardware and all programs available on and run by the computer systems) are fully functional and no material errors or defects which have not been fully remedied have been discovered therein. No Acquired Company is in breach of any Contract related to any Company IT System nor is any Acquired Company aware of any event that may constitute a material breach of any Company Contract related to any User Data, Personal Data, Company Data or Company IT Systems. The Company IT Systems that are not Spin-Off Assets operate and perform as is necessary to conduct the Retained Business as currently conducted and as currently contemplated by the Acquired Companies to be conducted.
(p) Use of Open Source Code.
(i) Part 2.10(p)(i) of the Disclosure Schedule accurately sets forth a description of: (A) each item of Open Source Code that is contained in, distributed with or used in the development of the Company Owned Software or from which any part of any Company Software is derived; (B) the version or versions of each such item of Open Source Code; (C) the Company Owned Software to which each such item of Open Source Code relates; (D) the applicable license for each such item of Open Source Code; (E) whether each such item of Open Source Code has been modified by or for any Acquired Company; and (F) whether such modules or modifications have been distributed or made available to any third party.
(ii) Except as set forth in Part 2.10(p)(i) of the Disclosure Schedule, no Open Source Code (A) was or is used in connection with the development of any Company Owned Software, (B) was or is incorporated (including as a programming dependency) in whole or in part into or otherwise forms any part of any Company Owned Software or (C) has been or is distributed by or for any Acquired Company, or has been or is made available by any Acquired Company in whole or in part, in conjunction with or for use with any Company Owned Software.
(iii) No Acquired Company has used Open Source Code in such a way that (A) creates or purports to create any obligations for any Acquired Company with respect to any Company Owned Software or Company IP or (B) grants or purports to grant to any third party any rights or immunities under any Company IP. Each Acquired Company is in material compliance with all terms and conditions of all relevant licenses for Open Source Code (including all requirements relating to notices and making Open Source Code available to third parties).

(iv) Part 2.10(p)(iv) of the Disclosure Schedule sets forth a list of Intellectual Property that any Acquired Company or any Company Service Provider has contributed to an open source project or made available under an open source license.
(q) Privacy Policies. Part 2.10(q) of the Disclosure Schedule identifies each Company Privacy Notice in effect at any time and identifies with respect to each Company Privacy Notice (i) the period of time during which such Company Privacy Notice was or has been in effect; (ii) whether the terms of a later Company Privacy Notice apply to the data or information collected under such Company Privacy Notice; and (iii) if applicable, the mechanisms (such as opt in, opt out or notice only) used to apply a later Company Privacy Notice to data or information previously collected under such Company Privacy Notice. Each Company Privacy Notice complies with applicable Privacy Requirements.
(r) Privacy Compliance. Each Acquired Company and all third parties acting on behalf of any Acquired Company (i) have at all times complied in all material respects with all of the Company Privacy Policies and with all applicable Privacy Requirements and Company Contracts relating to privacy, security or Personal Data; (ii) have not received any written or, to the Knowledge of the Company, oral notice (including any enforcement notice), letter or complaint from a Governmental Body or any Person alleging any noncompliance or potential noncompliance with any applicable Privacy Requirements or Company Privacy Policies, nor has it been subject to any Legal Proceeding relating to compliance with Privacy Requirements or its Processing of Personal Data; and (iii) no Acquired Company has been subject to any regulatory inquiries from any Governmental Body regarding actual or potential noncompliance with applicable Privacy Requirements.
(s) Execution, Delivery and Performance of the Agreement. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement (including the Spin-Off Agreements and the Transition Services Agreement) nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements (including the Spin-Off Agreements and the Transition Services Agreement), nor the receipt, possession or use by Purchaser or any Affiliate of Purchaser of the User Data or Personal Data of any Company Service Provider or any other data or information in the Company Databases, nor the assignment and transfer of any Company IP, will result directly or indirectly in (i) any material violation of any Company Privacy Policy, Privacy Requirement, Company Contract or any other applicable Legal Requirement or (ii) requirement to notify any Person or Governmental Authority under Company Privacy Policies, Privacy Requirements or Company Contracts relating to privacy, security or Personal Data. Access to and collection of all Company Data, Personal Data and User Data currently used in the Retained Business or necessary for the conduct of the Retained Business as currently conducted or currently contemplated by the Acquired Companies to be conducted will not be terminated or discontinued and will continue immediately after the Closing Date for Processing by the Company, 340B OpCo and PHSS following the consummation of the transactions contemplated by this Agreement or any of the other agreements referred to in this Agreement (including the Spin-Off Agreements and the Transition Services Agreements) on substantially the same terms and conditions as existed immediately before the consummation of the transactions contemplated by this Agreement or any of the other agreements referred to in this Agreement (including the Spin-Off Agreements and the Transition Services Agreements). No Company Contract relating to privacy, security or Personal Data contains any provision allowing a customer to terminate such Company Contract without cause in a manner that would, or would reasonably be expected to, adversely impact any Company Product, the operation of the Retained Business or any benefits received by any Acquired Company under such Company Contract. The Acquired Companies have not received any notice from any customer or other Person indicating, suggesting or providing the Acquired Companies with reason to believe that such Person intends to terminate any existing HIPAA business associate agreement or other Company Contract with the Acquired Companies relating to privacy, security or Personal Data.
(t) Processing of Personal Data. Part 2.10(t) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data Processed by or for any Acquired Company at any time (each, a “Company Database”), the types of Personal Data in each such database, the means by which the Personal Data was collected, the security and retention policies that have been adopted and maintained with respect to each such database, the geographical location(s) of each such database and whether such database has been registered with any Governmental Body. Each Company Database that is required to be registered under any applicable Legal Requirement has been duly registered and maintained. Each Acquired Company and each third party acting on behalf of any Acquired Company has acquired, collected, transferred and used all Personal Data in accordance with the terms of, valid and enforceable Contracts. No Acquired Company has Processed any Personal Data or any data that is not publicly available in material violation or breach of any Company Contract or applicable Privacy Requirement. To the extent commercially reasonable for the nature and sensitivity of the Personal Data being Processed, or required by applicable Privacy Requirements or Company Privacy Policies, (i) Personal Data is stored and transmitted by each Acquired Company in an encrypted manner and (ii) Personal Data is not maintained by any Acquired Company for longer than is required. There is no complaint or any audit, Legal Proceeding, investigation or claim currently pending against any Acquired Company by any Person or Governmental Body in respect of Personal Data or User Data.
(u) Government and University Rights. No facilities of any Governmental Body, university, college, hospital, other medical or educational institution or research center or funding from any Governmental Body or third parties was used in the development of any Company IP. No current or former employee of any Acquired Company, and to the Knowledge of the Company, no other Company Service Provider who was involved in, or who contributed to, the creation or development of, any Company IP, was employed by or has performed services for any Governmental Body, university, college, hospital or other medical or educational institution or research center during a period of time during which such Company Service Provider was also involved in, or contributing to, the creation or development of any Company IP or otherwise performing services for any Acquired Company. No Governmental Body, university, college, hospital or other medical or educational institution or research center has any rights whatsoever in any Company IP.

(v) Information Security. Each Acquired Company has established and has adhered to a written information security program (the “Information Security Program”) that complies in all material respects with applicable Privacy Requirements and that: (i) includes administrative, technical and physical safeguards that are commercially reasonable for the protection of Personal Data (and, in particular, “electronic protected health information” (“ePHI”) as defined under Privacy Requirements) and which protect the security, confidentiality and integrity of any Company Data, User Data or Personal Data owned, controlled, maintained, held or Processed by any Acquired Company or any third party operating on behalf of or at the direction of any Acquired Company; (ii) includes policies and procedures regarding Personal Data and the Processing thereof, as well as disaster recovery, business continuity, incident response and security plans, procedures and facilities; (iii) protects against Malicious Code, Data Breaches, denial-of-service attacks, business interruptions and unauthorized access to and Processing of the Company IT Systems, Personal Data, User Data and Company Data and the systems of any third party service providers that have access to such data or Company IT Systems; and (iv) uses reasonable encryption methods that comply with Privacy Requirements and Company Privacy Policies for transmission of information (and, in particular, ePHI) across wireless and wired networks and storage of Personal Data according to its sensitivity and proportional to the risk that the inappropriate use or disclosure of that information could cause financial, physical or reputational harm to an individual. Each Acquired Company has tested its Information Security Program on a no less than an annual basis, remediated all critical, high and medium risks, and the Information Security Program has proven sufficient and compliant with Privacy Requirements in all material respects. No Acquired Company or, to the Company’s Knowledge, any third party operating on its behalf has ever suffered a Data Breach, or has ever been actually or potentially liable for, or required to notify any Person or Governmental Body of, any Data Breach, and no Acquired Company has been materially and adversely affected by any denial-of-service attacks, business interruption, Malicious Code or threats to maintaining the security, confidentiality or integrity of Company Data, User Data or Personal Data. No breach or violation of the Information Security Program has occurred or, to the Company’s Knowledge, is threatened. The Company IT Systems that are not Spin-Off Assets do not contain any Malicious Code.
(w) User Agreements. Part 2.10(w) of the Disclosure Schedule accurately and completely identifies each form of Company User Agreement in effect at any time and identifies, with respect to each Company User Agreement, the period of time during which such Company User Agreement was or has been in effect. Each Company User Agreement governing any Company Software or any Company Product: (i) is (or was, if terminated) binding and enforceable, (ii) is fully assignable by an Acquired Company and (iii) includes an indemnity from the user for any content or data linked or provided by the user.
2.11 Contracts.
(a) List of Contracts. Part 2.11(a) of the Disclosure Schedule accurately sets forth, as of the date of this Agreement:

(i) each Company Contract that is with a (A) Top Customer or (B) Top Supplier;
(ii) each Company Contract for the employment or retention of any individual on a full-time, part-time, consulting or other basis, and each Company Contract between any Acquired Company and any Company Service Provider or any independent contractor that is a bonus, retention, severance, change in control or similar agreement;
(iii) each Company Contract with any Company Service Provider pursuant to which: (A) benefits would vest, amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events); (B) any Acquired Company is or may become obligated to make any severance, termination, termination indemnity or redundancy, retention, gross-up or similar payment to any Company Service Provider; or (C) any Acquired Company is or may become obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary) to any Company Service Provider;
(iv) each Company Contract with any labor union or association representing any Company Service Provider;
(v) each Company Contract which provides for indemnification of any officer, director, manager, employee or agent;
(vi) each Company Contract relating to any Disposition Transaction, any acquisition of stock, membership interests or other equity, or all or substantially all of the assets of, any other Person, and any merger, consolidation, reorganization or any similar transaction involving or with respect to any Acquired Company;
(vii) each Company Contract (including each Company IP Contract) relating to the acquisition, transfer, development or sharing of any technology or Intellectual Property (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any Acquired Company);
(viii) each Inbound License and each Outbound License;
(ix) each Company Contract relating to the hosting of any Company Product;
(x) any Company Contract pursuant to which any Acquired Company is obligated to pay any royalties, fees or other payments to any Person with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company IP;
(xi) each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of any Acquired Company, for the sale of any of the assets of any Acquired Company, other than in the Ordinary Course of Business, or for the grant to any Person of any preferential rights to purchase any of the assets of any Acquired Company;
(xii) each Company Contract creating or relating to any partnership, joint venture, strategic alliance or any sharing of revenues, profits, losses, costs or liabilities or similar arrangement;
(xiii) each Company Contract imposing any restriction on the right or ability of any Acquired Company (or that would purport to limit the freedom of Purchaser or any of its Affiliates or Subsidiaries): (A) to engage in any business practices or develop or distribute any Company Product; (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any Company Product to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop, distribute, license, grant rights to or share any technology, Intellectual Property or Intellectual Property Rights (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any Acquired Company);
(xiv) each Company Contract: (A) granting exclusive rights to license, market, sell or deliver any Company Product; or (B) otherwise contemplating an exclusive relationship between any Acquired Company and any other Person, including with respect to advertising;
(xv) any Company Contract granting “most favored nation” status to any other Person;
(xvi) each Company Contract with “requirements” or similar provisions obligating any Acquired Company to sell and deliver all of another Person’s requirements of specified goods or services during the Contract term or under which any Acquired Company is obligated to purchase all of its requirements of specified goods or services from another Person during the Contract term;
(xvii) each Company Contract with “take-or-pay” or similar provisions obligating any Acquired Company to purchase a specific quantity of goods or services from another Person or to pay the equivalent cost if such goods or services are not purchased;
(xviii) each Company Contract related to enrollment in or participation in Federal Health Care Programs;
(xix) each Company Contract with physicians, physician groups, other sources of referrals or recipients of referrals to or for Company Products;

(xx) each Company Contract with Integrated Delivery Networks (IDNs), hospitals, health care systems and specialty pharmacies within IDNs, hospitals, health care systems and any other provider who may meet the definition of a 340B covered entity, as defined in 42 U.S.C. § 256b(a)(4);
(xxi) each Company Contract: (A) with a pharmaceutical manufacturer, rebate aggregator or similar rebate intermediary; (B) with a specialty pharmacy; (C) with a payor group or pharmacy benefit manager; (D) with a pharmacy service group or organization; or (E) with a retail pharmacy or a retail pharmacy network;
(xxii) each Company Contract that is a business associate agreement or nondisclosure agreement;
(xxiii) each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by any Acquired Company or imposing an Encumbrance (except for a Permitted Encumbrance) on any of the assets of any Acquired Company;
(xxiv) each Lease Agreement, lease guaranty or other Company Contract for the leasing, use or occupancy of all Leased Real Property;
(xxv) each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party;
(xxvi) any Company Contract constituting or relating to any (A) prime contract, contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor of a Governmental Body, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest or (B) quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body;
(xxvii) each Company Contract relating to the voting and any other rights or obligations of the members of any Acquired Company, other than any Contract terminable in accordance with its terms in connection with the consummation of the transactions contemplated hereby;
(xxviii) each Company Contract for the purchase, lease, license, subscription (or similar grant of rights) or rental of equipment or assets in excess of $50,000 on a one-time or annual basis;
(xxix) each Company Contract relating to capital expenditures or commitment on any tangible plant, property or equipment and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

(xxx) each Company Contract relating to the settlement of any Legal Proceeding since January 1, 2014;
(xxxi) any Company Contract relating to any liquidation or dissolution of any Acquired Company or any of its predecessors;
(xxxii)  any Company Contract that is a hedging, futures, options or other derivative Contract;
(xxxiii) any Company Contract that is with any investment banker, broker, advisor or similar party, or accountant, legal counsel or other Person retained by any Acquired Company, including in connection with this Agreement and the transactions contemplated hereby;
(xxxiv) any Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by any Acquired Company in an amount or having a value in excess of $100,000 individually, or $300,000 in the aggregate when taken together with all other Company Contracts involving such Person or such Person’s Affiliates; or (B) the performance of services by any Acquired Company having a value in excess of $100,000 individually, or $300,000 in the aggregate when taken together with all other Company Contracts involving such Person or such Person’s Affiliates;
(xxxv) each Company Service Provider Agreement; and
(xxxvi) any other Company Contract that was entered into outside the Ordinary Course of Business of the Acquired Companies and that is otherwise material to any Acquired Company.
Contracts in the respective categories described in clauses “(i)” through “(xxxvi)” above (whether or not identified in Part 2.11(a) of the Disclosure Schedule, including Contracts in such categories entered into after the date of this Agreement and on and before the Closing Date) and all Contracts identified, or required to be identified, in Parts 2.3(d), 2.10(c), 2.10(d) and 2.10(e) of the Disclosure Schedule are referred to in this Agreement as “Material Contracts.”
(b) Delivery of Contracts. The Company has Made Available to Purchaser accurate and complete copies of all written Material Contracts in existence as of the date of this Agreement, including all amendments thereto. Part 2.11(b) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract in existence as of the date of this Agreement that is not in written form. Each Material Contract is valid and in full force and effect, and is enforceable by the applicable Acquired Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. To the Knowledge of the Company, no Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract). The Material Contracts that are not Spin-Off Assets constitute all of the Contracts necessary to enable the Company, 340B OpCo and PHSS to conduct, in all material respects, the Retained Business in the manner in which such business is currently being conducted and currently contemplated to be conducted immediately after the Closing Date.
(c) No Breach. No Acquired Company has, in any material respect, violated or breached or committed any default under any Material Contract which remains uncured, and, to the Knowledge of the Company, no other Person has, in any material respect, violated or breached or committed any default under any Material Contract which remains uncured. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. No Acquired Company has received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or other oral communication regarding any actual or possible violation or breach of, or default under, any Material Contract. No Acquired Company has waived any of its respective material rights under any Material Contract.
(d) No Renegotiation. No Person is actively renegotiating, or has a contractual right pursuant to the terms of any Material Contract to unilaterally renegotiate, any amount paid or payable to any Acquired Company under any Material Contract relating to the Retained Business or any other material term or provision of any Material Contract relating to the Retained Business.
2.12 Compliance with Legal Requirements.
(a) Compliance. Each Acquired Company is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets, including Legal Requirements relating to consumer protection, competition, trade practices, privacy, data security, health care, pharmacy regulatory, state business and professional licensing and registration, money laundering, bribery, banking, foreign exchange, import/export and employment matters or to the distribution or making available of Company Software or Company Products. No event has occurred, and to the Knowledge of the Company, no condition or circumstance exists, that will or would reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any applicable Legal Requirement in any material respect. No Acquired Company has received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or other oral communication from any Person (i) regarding any actual or possible violation of, or failure to comply with, any applicable Legal Requirement, (ii) requiring or threatening to require that any Acquired Company enter into an Order with a Governmental Body relating to the operations of any Acquired Company or (iii) advising any Acquired Company that a Governmental Body is contemplating issuing or requesting such Order.
(b) Payments, Etc. Without limiting the generality of Section 2.12(a), none of any Acquired Company or any of any Acquired Company’s Representatives or other Person associated with or acting on behalf of any Acquired Company has at any time, directly or indirectly, taken any action that would result in a violation by any Acquired Company (including any of its Representatives or other Persons associated with or acting on its behalf) of any Anti-Corruption and Anti-Bribery Laws. Without limiting the generality of this representation, each Acquired Company, its Representatives and other Persons associated with such Acquired Company or acting on its behalf have not, directly or indirectly: (a) used any company funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (b) authorized, offered, promised or made any unlawful payment to foreign or domestic Government Officials or to foreign or domestic political parties or campaigns; (c) made, promised or taken any action in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; (d) or otherwise taken any action which would reasonably be expected to cause it to be in violation of any Anti-Corruption and Anti-Bribery Laws. There have not been at any time and currently there are no pending or, to the Company’s Knowledge, threatened violations, settlements or Legal Proceedings against any Acquired Company with respect to any Anti-Corruption and Anti-Bribery Laws. To the Company’s Knowledge, there are no Legal Proceedings, conditions or circumstances pertaining to any Acquired Company’s (including any of its Representatives or other Person associated with or acting on its behalf) activities that would reasonably be expected to give rise to any future violations, settlements or Legal Proceedings under any Anti-Corruption and Anti-Bribery Laws. No Acquired Company has ever received an allegation or whistleblower complaint or conducted an investigation into potential or actual violations of any Anti-Corruption and Anti-Bribery Laws. Each Acquired Company has conducted its business in a prudent manner to promote compliance with any Anti-Corruption and Anti-Bribery Laws.
(c) No Subsidies. No Acquired Company possesses (or has ever possessed) or has any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.
2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each Governmental Authorization held by each Acquired Company, and the Company has Made Available to Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and the Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule that are not Spin-Off Assets collectively constitute all Governmental Authorizations necessary to enable the Company, 340B OpCo and PHSS to conduct the Retained Business in the manner in which such business is currently being conducted and currently planned by the Acquired Companies to be conducted in accordance with all applicable Legal Requirements. Each Acquired Company is, and has at all times been, in compliance, in all material respects, with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. No event has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute a material default or violation of any term, condition or provision of any such Governmental Authorization. No Acquired Company has ever received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or other oral communication from any Governmental Body regarding (x) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, (y) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization or (z) any failure to obtain or receive any Governmental Authorization. None of the Company IP or any Company Product is subject to import or export licensing requirements. Each Acquired Company has filed all applications that are required to have been filed for the obtaining, renewal or upkeep of any Governmental Authorization on a timely basis, or with appropriate extensions, each with the appropriate Governmental Body and all fees or other amounts required to be paid in connection therewith have been paid to the appropriate Governmental Body. Each Acquired Company has filed with the appropriate Governmental Bodies, all material reports, statements, documents, registrations, waivers, filings or submissions required to be filed by it. Each of such reports, statements, documents, registrations, waivers, filings and submissions complied with applicable Legal Requirements, and no deficiencies have been asserted by any Governmental Body with respect to such reports, statements, documents, registrations, waivers, filings or submissions that have not been cured.
2.14 Tax Matters.
(a) Tax Returns and Payments. All Tax Returns required to be filed by or with respect to any Acquired Company with any Governmental Body have been timely (taking into account applicable extensions) and properly filed, were prepared in compliance with all applicable Legal Requirements and are true, accurate and complete and disclose all Taxes required to be paid by or with respect to any Acquired Company for the periods covered thereby. All Taxes of the Acquired Companies that are due and payable (whether or not shown on any Tax Return) have been timely and properly paid or properly accrued (or reserved for), including all actual and contingent Tax liabilities, in accordance with GAAP,. No extension of time within which to file any Tax Return is currently in effect. The Company has Made Available to Purchaser accurate and complete copies of all Tax Returns filed by the Acquired Companies for the tax years ending on December 31, 2017, December 31, 2018 and December 31, 2019, including examination reports and all statements of deficiencies assessed against or agreed to by any Acquired Company, filed or received since their inception. There are no jurisdictions in which any Acquired Company is required to file a Tax Return other than the jurisdictions in which such Acquired Company presently files Tax Returns. No unresolved written claim has ever been made or, to the Knowledge of the Company, asserted by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is, or may be, required to file a Tax Return in, or subject to Taxation by that jurisdiction. The unpaid Taxes of the Acquired Companies (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. Since the Balance Sheet Date, no Acquired Company has incurred any liability for Taxes outside the Ordinary Course of Business. Any related party transactions that have been carried out among related parties as defined in accordance with applicable Legal Requirements have been made at arm’s length and in full compliance with any transfer pricing

Legal Requirements, and the Acquired Companies maintain true and complete records evidencing such circumstances.
(b) Audits; Claims. No Tax Return of any Acquired Company has ever been audited by any Governmental Body. No Acquired Company has received from any Governmental Body any written or, to the Knowledge of the Company, oral: (i) notice indicating an intent to open an audit or other review of a Tax matter; (ii) request for information related to material Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any income or franchise Tax Return or other Tax Return has been granted by or requested from any Acquired Company with respect to any currently open Tax period. No claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company in respect of any Tax. There are no Encumbrances for Taxes upon any of the assets of any Acquired Company except for Permitted Encumbrances.
(c) Closing Agreements; Etc. No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, open transaction, election under Section 108(i) of the Code or prepaid amount received for a taxable period ending on or prior to the date of this Agreement. No Acquired Company is a party to or is bound by any Tax allocation or sharing agreement (other than agreements entered into in the Ordinary Course of Business that are not primarily related to Taxes). No Acquired Company has ever been a member of an Affiliated Group. No power of attorney has been granted with respect to any matter related to Taxes of any Acquired Company that on the Closing Date will be in effect.
(d) Tax Incentives. Part 2.14(d) of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to any Acquired Company. The Company has Made Available to Purchaser all documentation relating to any applicable Tax holidays or incentives. Each Acquired Company is in material compliance with all requirements and conditions for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated in this Agreement, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not materially and adversely affect the remaining duration or the extent of any such Tax holiday or incentive or require any recapture of any previously-claimed incentive, and no Consent of any Governmental Body is required prior to the consummation of such transactions in order to preserve the entitlement of any Acquired Company to any such incentive. To the Knowledge of Company, no failure by any Acquired Company to satisfy one or more requirements of any such incentive will adversely affect the remaining duration or the extent of any such incentive or require any recapture of any such previously-claimed incentive.

(e) Tax Withholding. Each Acquired Company has (i) complied in all respects with all applicable Legal Requirements relating to the payment, reporting and withholding of (and payment on account of) Taxes, (ii) within the time and in the manner prescribed by Legal Requirements, withheld from employee wages, consulting compensation or consideration payable to any independent contractor, supplier, member or other third party and timely paid over to the proper Governmental Bodies (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements and (iii) timely filed all withholding Tax Returns, for all periods.
(f) Tax Rulings; Closing Agreements. No Acquired Company has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.
(g) No Liability. No Acquired Company has any Liability for the Taxes of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement), as a transferee or successor, by Contract (other than a Contract not primarily related to Taxes entered into in the Ordinary Course of Business) or otherwise.
(h) Tax-Free Reorganization Restrictions. No Acquired Company has ever been a distributing or controlled corporation in a transaction treated by the parties as qualifying in whole or in part under Sections 355 or 361 of the Code.
(i) Reportable Transactions. No Acquired Company (i) is or has ever been party to a “reportable transaction” as defined in Section 6706A(c)(1) of the Code or U.S. Treasury Regulation Section 1.6011-4(b) or the Legal Requirements in existence in any tax jurisdiction (including state and local tax jurisdictions) in which any Acquired Company does business or (ii) has ever engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or the Legal Requirements in existence in any tax jurisdiction (including state and local tax jurisdictions) in which any Acquired Company does business.
(j) Foreign Taxes. No Acquired Company has, or has ever had, a permanent establishment in any country other than the United States. No Acquired Company is subject to Tax in any country other than the United States.
(k) CFCs; PFICs; Etc. No Acquired Company is, or has ever been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) or a shareholder of a “passive foreign investment company” (within the meaning of Section 1297 of the Code). No Acquired Company is, or has ever been, a direct or indirect party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
(l) FIRPTA. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (related to “FIRPTA”), or any similar state, local or non-U.S. Legal Requirement.

(m) Tax Classification. The Company is, and has always been since the time of its formation, either classified as an entity disregarded from PSG or as a partnership for all federal, state and local income Tax purposes. PSG is, and has since the completion of the merger involving the Company and PSG been, classified as an entity disregarded from the Company for all federal, state and local income Tax purposes except in each case where such treatment is inconsistent with relevant state or local Tax law and was, prior to the completion of the merger involving the Company and PSG, classified as a partnership for all federal, state and local income Tax purposes. PHSS is, and has always been since the time of its formation, classified as an entity disregarded from PSG for all federal, state and local income Tax purposes, except in each case where such treatment is inconsistent with relevant state or local Tax law. No Acquired Company has ever made an election to be treated as a corporation for federal income or other Tax purposes.
(n) Tax Ownership of Property. No Acquired Company is treated as the owner of any property for income Tax purposes that is owned by any other person for non-income Tax purposes.
(o) Boycotts. No Acquired Company has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, or had operations which are or may hereafter become reportable under Section 999 of the Code.
(p) Exclusive Representations. No Acquired Company makes any representations or warranties in respect of the existence, amount or usability of the Tax attributes of the respective company for Tax periods (or portions thereof) beginning on or after the Closing Date, including, without limitation, asset bases, research and development credits and depreciation periods.
2.15 Employee and Labor Matters; Benefit Plans.
(a) Employee List. Part 2.15(a) of the Disclosure Schedule contains a list of all current Company Service Providers that have performed services, or are performing services as of the date of this Agreement, primarily for or related to the Retained Business, and accurately reflects, as of the date of this Agreement: (i) their dates of service; (ii) their job titles; (iii) work location (including, for each Company Service Provider that works remotely, the domicile of such Company Service Provider); (iv) employment classifications (including whether each Company Services Provider is (A) full-time or part-time, (B) hourly or salaried and (C) an employee, contractor or intern); (v) classification as exempt or non-exempt under applicable overtime, wage and hour regulation, if applicable; (vi) all compensation and benefits to which each such person is entitled, including their hourly rate of compensation, annualized salary, any other compensation payable to them, whether in cash or otherwise (including housing allowances, cash compensation payable pursuant to bonus, deferred compensation, travel allowances or commission arrangements) and each Company Employee Plan in which they participate or are eligible to participate; (vii) whether they are a party to a Company Service Provider Agreement and an identification of each such Company Service Provider Agreement; (viii) the number of hours and days of sick time to which such persons are entitled and which have accrued and the aggregate dollar amounts thereof; (ix) the vacation days to which such persons are entitled, annual entitlement to vacation days and their accrued and unpaid vacation (represented both in terms of the number of days as well as the dollar value); (x) length of notice period required in order to terminate their employment, if any; (xi) automobiles and other benefits in kind; (xii) their most recent compensation increase including the date and the amount thereof; (xiii) whether such persons are on leave or scheduled to be on leave (and if so, the category of leave, the date on which such leave commenced or will commence and the date of expected return to work); and (xiv) visa status, if applicable. There are no written or unwritten policies or customs that, by extension, could entitle any Company Service Providers to benefits in addition to those to which they are entitled pursuant to applicable Legal Requirements, other than those included in the Company Employee Plans or the Company Service Provider Agreements. No Acquired Company has made any promises or commitments to any Company Service Providers, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in Part 2.15(a) of the Disclosure Schedule.
(b) Employment and Termination. The employment of each of the current Company Service Providers is terminable by an Acquired Company at will, subject only to the terms of the applicable Company Service Provider Agreement and applicable Legal Requirements. The Company has Made Available to Purchaser accurate and complete copies of all material Company Service Provider Agreements and employee manuals and handbooks. All Company Service Providers that are employees are employees of PSG Support Services, LLC.
(c) Employee Departures/Restrictions. To the Knowledge of the Company, no employee of any Acquired Company: (i) intends to terminate his employment with such Acquired Company; (ii) has received an offer to join a business that may be competitive with any Acquired Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material and adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of any Acquired Company; or (B) any Acquired Company’s business or operations. Part 2.15(c) of the Disclosure Schedule contains an accurate and complete list of each Company Contract (and each Company Service Provider who has executed any Company Contract) containing provisions restricting any Company Service Provider from competing with any Acquired Company, soliciting or hiring employees of any Acquired Company or soliciting, contacting or interfering with customers of any Acquired Company. Details of any Person who has accepted an offer of employment made by any Acquired Company but whose employment has not yet started and any Company Service Provider who was provided with or who received a notice of termination of his or her employment in the last 12 months prior to the date of this Agreement are contained in Part 2.15(c) of the Disclosure Schedule. No Company Service Provider has been involuntarily terminated in the last 12 months prior to the date of this Agreement.
(d) Employee Plans and Agreements. Part 2.15(d) of the Disclosure Schedule contains an accurate and complete list of each material Company Service Provider Agreement and each Company Employee Plan. No Acquired Company intends or has committed to establish or enter into any new Company Employee Plan or Company Service Provider Agreement, or to modify any new or existing Company Employee Plan or Company Service

Provider Agreement (except to conform any such Company Employee Plan or Company Service Provider Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Purchaser in writing or as required by this Agreement). No Acquired Company shall, following the Spin-Off, and Purchaser shall not, following the Closing, have any Liability in respect of any Company Benefit Plan or Company Service Provider Agreement.
(e) Foreign Plans. Part 2.15(e) of the Disclosure Schedule contains an accurate and complete list of: (i) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (ii) any Company Employee Plan that covers or has covered Company Service Providers whose services are or have been performed primarily outside of the United States. Each Company Employee Plan that is required to be registered under the laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.
(f) Delivery of Documents. As applicable with respect to each Company Employee Plan, the Company has Made Available to Purchaser: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan, including all amendments thereto and all related trust documents, and a written summary of the material terms of any unwritten Company Employee Plan; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) all written materials provided to any Company Service Provider relating to any Company Employee Plan or any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to any Acquired Company; (v) all correspondence delivered to or received from any Governmental Body relating to any Company Employee Plan; (vi) the annual reports (Form 5500 series) for the last three complete plan years; (vii) the most recent determination or opinion letter from the Internal Revenue Service relating to the tax-qualified status of each Company Employee Plan; and (viii) all policies in the possession of any Acquired Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.
(g) Absence of Certain Retiree Liabilities. No Company Employee Plan provides retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. Other than commitments made that involve no future costs to any Acquired Company, no Acquired Company has ever represented, promised or contracted (whether in oral or written form) to any Company Service Provider (either individually or to Company Service Providers as a group) or any other Person that such Company Service Provider(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
(h) No Defaults. Each of the Company Employee Plans has been operated, funded and administered in all material respects in accordance with its terms and applicable

Legal Requirements, including the applicable Tax qualification requirements under the Code. All contributions to the Company Employee Plans for any period ending on or before the Closing Date which are not yet due are reflected as an accrued Liability on the Balance Sheet. With respect to each Company Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, each such Company Employee Plan has received a favorable IRS determination letter or may rely on an opinion letter with respect to such qualification and the Tax-exempt status of its related trust, and no circumstances exist which could reasonably be expected to result in the loss of such qualified status. No Company Employee Plan is intended to meet the requirements of Section 501(c)(9) of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without Liability to any Acquired Company or Purchaser (other than for ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened, by any Person with respect to any Company Employee Plan.
(i) Claims Against Plans. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans or any Acquired Company, or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plans.
(j) Title IV of ERISA. Neither any Acquired Company, nor any ERISA Affiliate, has ever maintained, been a participating employer, contributed to or has had any Liability with respect to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code; (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; or (iii) any other employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
(k) No Conflict. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will or would reasonably be expected to (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Service Provider Agreement, Company Employee Plan, trust or loan that will or could reasonably be expected to result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits (through a grantor trust or otherwise) with respect to any Company Service Provider; or (ii) create or otherwise result in any Liability with respect to any Company Service Provider Agreement or Company Employee Plan.
(l) Parachute Payments. No amount paid or payable in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Legal Requirements). No Acquired Company has any obligation to make any “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.
(m) Section 409A. No Company Employee Plan or Company Service Provider Agreement and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code. No Acquired Company has an obligation to make any “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.
(n) Compliance. Each Acquired Company: (i) is and has at all times been in compliance in all material respects with applicable Legal Requirements, Contracts and Orders respecting employment hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters and maintenance of registrations, licenses, records, registers and periodic filings, including Legal Requirements and Orders relating to discrimination, wages and hours, labor relations, leaves of absence, work breaks, classification of employees, occupational health and safety, privacy, harassment (including sexual harassment), retaliation, equal opportunity, fair employment practices, immigration, work authorization or wrongful discharge, including the Worker’s Adjustment and Retraining Notification Act (and any other applicable Legal Requirement); (ii) has withheld and reported all amounts required by any applicable Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments or compensation to any Company Service Provider; (iii) has no Liability for any arrears of wages or any Taxes, social security contributions or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Service Provider.
(o) No Breach of Employee Related Obligations. Each Acquired Company complies and has at all times complied in all material respects with each obligation imposed on it by applicable Legal Requirements, codes of conduct, collective agreements, customs or practices in connection with: (i) all Company Service Providers; and (ii) any relationship with a labor organization or other employee representative body.
(p) No Misclassified Employees. Each Company Service Provider that has been characterized as a contract laborer/worker, consultant or independent contractor by an Acquired Company has been properly characterized as such. No contract laborer/worker or independent contractor is eligible to participate in any Company Employee Plan. No Acquired Company has any material Liability to any individual who is not currently on any Acquired Company’s payroll for any claim, demand or entitlement based upon employment status. No Acquired Company has promised any contract laborer/worker, consultant, independent contractor or intern an employee position within any Acquired Company.
(q) No Unions, Etc. No Acquired Company is a party to or bound by, and no Acquired Company has ever been a party to or bound by, any union contract, works council or collective bargaining agreement or similar Contract and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employee of any Acquired Company. No Acquired Company is or has ever been a member of any employers’ organization and there is no, and never has been, an employees’ committee in any Acquired Company.
(r) Labor Disputes, Etc. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any Acquired Company. No event has occurred and, to the Knowledge of the Company, no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No Acquired Company is engaged, or has ever engaged, in any unfair labor practice of any nature. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Service Provider, including charges of unfair labor practices or discrimination complaints.
(s) Labor Relations and Labor-Related Claims. There is no Legal Proceeding, claim, assessment, inspection, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated, relating to any Company Service Provider Agreement, compensation, wages and hours, leave of absence, office or plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, harassment (including sexual harassment), retaliation, equal opportunity, fair employment practices, immigration, work authorization or discrimination matter involving any Company Service Provider, including charges of unfair labor practices or harassment complaints. To the Knowledge of the Company, there are no facts indicating that the consummation of the transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any Acquired Company. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any Acquired Company under any workers’ compensation policy or long-term disability policy or similar policy subject to foreign Legal Requirements. No Acquired Company is a party to or is bound by a settlement agreement with or relating to a current or former Company Service Provider, officer, director, manager or executive of any Acquired Company resolving or seeking to resolve allegations of sexual or other harassment or misconduct by any Company Service Provider, officer, director, manager or executive of any Acquired Company, nor has there been any Legal Proceeding involving such conduct.
(t) Severance, Etc. (i) The employment of each current Company Service Provider is subject to termination upon not more than 30 days prior written notice under the termination notice provisions included in the applicable Company Service Provider Agreement with such Company Service Provider identified or required to be identified in Part 2.15(d) of the Disclosure Schedule or under applicable Legal Requirements without the payment of severance; and (ii) no current Company Service Provider’s employment by any Acquired Company requires any special license, permit or other Governmental Authorization.

(u) Deductions from Compensation. All amounts that any Acquired Company is legally or contractually required to either: (i) deduct from its employees’ salaries and any other compensation or benefit or to transfer to such employees’ plans or (ii) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Body as required by any applicable Legal Requirement, have been duly deducted, transferred, withheld and paid, in accordance with applicable Legal Requirements, and no Acquired Company has any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the Ordinary Course of Business).
(v) Independent Contractors. Part 2.15(v) of the Disclosure Schedule accurately sets forth, with respect to each Person who is an independent contractor, as of the date of this Agreement, of any Acquired Company:
(i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by any Acquired Company;
(ii) a description of the position held and nature of work performed by such independent contractor;
(iii) the location of such independent contractor;
(iv) all compensation to which each such Person is entitled, whether in cash or otherwise (including commission arrangements);
(v) whether such Person is a party to a Company Service Provider Agreement and an identification of each such Company Service Provider Agreement;
(vi) the notice period and termination payment required in order to terminate the engagement with such Person;
(vii) such Person’s most recent compensation increase including the date and the amount thereof; and
(viii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) paid to such independent contractor by any Acquired Company with respect to services performed in the fiscal year ending on December 31, 2019 and a good faith estimate of the amount of such compensation projected to be paid in the fiscal year ending on December 31, 2020.
All independent contractors can be terminated on notice of 30 days or less to the independent contractor. All independent contractors are and all former independent contractors were rightly classified as independent contractors and would not reasonably be expected to be reclassified by any Governmental Body as employees of any Acquired Company, for any purpose whatsoever. According to the independent contractors’ agreements with any of the Acquired Companies, no independent contractor is entitled to any rights under the applicable labor Legal Requirements. All current and former independent contractors have received all of the rights to which they are and were entitled according to any applicable Legal Requirements or Contracts with any of the Acquired Companies. No Acquired Company engages temporary employees through third party service providers.
2.16 Environmental Matters.
(a) Each Acquired Company has at all times been and is in compliance with all applicable Environmental Laws, which compliance includes the possession by such Acquired Company of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. No Acquired Company has received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or other oral communication, whether from a Governmental Body, citizens group, current or former Company Service Provider or otherwise, that alleges that any Acquired Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with any Acquired Company’s compliance with any Environmental Law in the future.
(b) To the Knowledge of the Company, no current or prior owner of any property leased or controlled by any Acquired Company has received any notice or other communication, whether from a Governmental Body, citizens group, current or former Company Service Provider or otherwise, that alleges that such current or prior owner or any Acquired Company is not in compliance with any Environmental Law. No Acquired Company has caused or contributed to any Environmental Release and there are no circumstances which may give rise to any Environmental Release by any Acquired Company. To the Knowledge of the Company, no Contaminants are stored or contained on or under any of the Leased Real Properties whether in storage tanks, landfills, pits, ponds, lagoons or otherwise. No Acquired Company has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of any Environmental Law. All Governmental Authorizations currently held by the Acquired Companies pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. The Company has Made Available to Purchaser accurate and complete copies of all internal and external environmental audits and studies in its possession or control, if any, relating to the Acquired Companies or their operations and all correspondence on substantial environmental matters relating to the Acquired Companies or their operations.
2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of each Acquired Company as of the date of this Agreement (including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies) and identifies any material claims made thereunder as of the date of this Agreement (other than routine, uncontested benefit claims under Company Employee Plans). The Company has Made Available to Purchaser accurate and complete copies of the insurance policies identified in Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect, and all premiums due thereon have been paid in full. Each Acquired Company has complied in all material respects with the provisions of such insurance policies. No Acquired Company has received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or other oral communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Company’s Knowledge, there is no claim by any Acquired Company pending under any of such policies as to which coverage has been questioned, denied or disputed. In addition, to the Company’s Knowledge, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. No Acquired Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan. Neither: (A) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (B) the consummation of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time): (1) result in the cancellation, invalidation or termination, or give any Person the right to cancel, invalidate or terminate, any of the insurance policies of any Acquired Company; (2) result in the reduction of coverage, or give any Person the right to reduce the coverage, under any such insurance policies; or (3) have any impact on any Acquired Company’s right or ability to make a claim under any such insurance policies in respect of or relating to events or circumstances that have occurred prior to the Closing. There are no claims currently pending under such insurance policies and all prior claims under such insurance policies have been filed in a timely fashion.
2.18 Transactions with Related Parties. No Related Party: (a) has, or has had, any interest in any material asset used in or otherwise relating to the business of any Acquired Company; (b) is, or has been, indebted to any Acquired Company (other than for ordinary travel advances); (c) has entered into, or has had any financial interest in, any Contract, transaction or business dealing with or involving any Acquired Company, including the provision of services of any kind to any Acquired Company; (d) to the Knowledge of the Company, is competing, or has within the past 12 months competed, with any Acquired Company; or (e) has or has had any valid claim or right against any Acquired Company (other than rights to receive compensation for services performed as a Company Service Provider). No member of the board of managers (or other similar body) of any Acquired Company has ever had a conflict of interest with respect to any Acquired Company, and each such member has provided confirmation of the foregoing to each Acquired Company in accordance with applicable Legal Requirements.
2.19 Legal Proceedings; Orders.
(a) Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any Acquired Company, any of its managers, officers or employees (in their capacities as a manager, officer or employee of an Acquired Company, respectively), the business of the Acquired Companies or any of the assets owned by any Acquired Company; (ii) that challenges, or that could reasonably be expected to prevent, make illegal or otherwise materially and adversely interfere with, any of the transactions contemplated by this Agreement; or (iii) that relates to the ownership of any equity interests or other securities of any Acquired Company or any option or other right to the equity interests or any other securities of any Acquired Company, or the right to receive consideration as a result of this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that (with or without notice or lapse of time) will or could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. No Legal Proceeding has ever been commenced by, and no Legal Proceeding has ever been pending against, any Acquired Company.
(b) Orders. There is no, and there has not been any, Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or was subject. To the Knowledge of the Company, no Representative of any Acquired Company is, or has been, subject to any Order that prohibits such Representative from engaging in or continuing any conduct, activity or practice relating to any Acquired Company’s business.
2.20 Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.
(a) Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement, including the Spin-Off Agreements (collectively, the “Ancillary Agreements,” it being agreed that such Ancillary Agreements shall not include any Material Contracts) to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such Ancillary Agreement have been duly authorized by all necessary action on the part of the Company and its board of managers, and no further action is required on the part of the Company to authorize this Agreement and each Ancillary Agreement to which the Company is or will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which the Company is a party has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b) No Takeover Statute. No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to this Agreement or any of the transactions contemplated hereby.
2.21 Non-Contravention; Consents. Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement (including the Spin-Off Agreements); nor (2) the consummation of any of the transactions contemplated by this Agreement or any other agreement, document or instrument referred to in this Agreement (including the Spin-Off Agreements), will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Charter Documents of any Acquired Company; or (ii) any resolution adopted by the members, board of managers or any committee of the board of managers of any Acquired Company;
(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which any Acquired Company or any of the assets owned or used by any Acquired Company, is subject;
(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to any Acquired Company’s business or to any of the assets owned or used by any Acquired Company;
(d) (i) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract or any Company Contract where such contravention, conflict, violation, breach or default would result in a material Liability of, or otherwise have a material impact on, the Acquired Companies, or (ii) give any Person the right to: (A) declare a default or exercise any remedy under any such Material Contract; (B) accelerate the maturity or performance of any such Material Contract; or (C) cancel, terminate or modify any such Material Contract;
(e) contravene any applicable Legal Requirement or Order currently in effect or require any Acquired Company or any of its Affiliates to obtain any Consent from any Governmental Body or other Person, with regard to any Company Product, or to make any filing with any Governmental Body or to any other Person, with regard to a Company Product; or
(f) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any Acquired Company (except for Permitted Encumbrances).
Except for the expiration or early termination of waiting periods under the HSR Act and the expiration of waiting periods or the receipt of approvals or consents required under any other competition, merger control, antitrust or similar Legal Requirements, if applicable, no Acquired Company is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation of any of the transactions contemplated by this Agreement.
2.22 Compliance with Health Care Laws.
(a) Each Acquired Company is, and has at all times been, and its equity holders, officers, managers, managing employees, Company Services Providers and agents are,

and have at all times been, in compliance in all material respects with all Health Care Laws. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company or its equity holders, officers, managers, managing employees, Company Services Providers or agents to comply with, any Health Care Law. None of any Acquired Company or any of its equity holders, officers, managers, managing employees, Company Services Providers or agents has received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or other oral communication from any Person, including from any Governmental Body, regarding any actual or possible violation of, or failure to comply with, any Health Care Law. All reports, documents, forms, applications, records, submissions, claims or notices and supplements or amendments required to be filed, maintained or furnished to a Governmental Body have been so filed, maintained or furnished in a timely and proper manner and were complete and accurate on the date filed in accordance with all applicable Health Care Laws.
(b) No Acquired Company has received any written communication or written notice or, to the Knowledge of the Company, any oral notice or other oral communication of any pending or threatened Legal Proceeding or other action from the U.S. Department of Health and Human Services (“HHS”), the U.S. Food and Drug Administration, the Centers for Medicare and Medicaid Services, the HHS Office of Inspector General, the HHS Office for Civil Rights, the U.S. Department of Justice, U.S. Attorney Offices, the Federal Bureau of Investigation, Medicaid Fraud Control Units, State Attorneys General, State Departments of Insurance, State Boards of Pharmacy, any State Medicaid Agency or any other applicable Governmental Body, or any qui tam relator, alleging that any operation, activity or product of any Acquired Company is in material violation of any applicable Health Care Law, and, to the Company’s Knowledge, no such Legal Proceeding currently exists. No Acquired Company has received any subpoenas, criminal information or civil investigative demands, has been a party to a corporate integrity agreement or similar agreement or has had any reporting obligation pursuant to a settlement agreement, plan of correction or other remedial measure entered into with any Governmental Body.
(c) Neither any Acquired Company nor its equity holders, officers, directors, managers, managing employees, Company Services Providers or agents: (i) has been, or is currently, excluded, suspended or debarred by any Governmental Body from participation in Federal Health Care Programs, as defined in 42 U.S.C. § 1320-7b(f), state health care programs or any regulated activity or been excluded, suspended or debarred by any other Governmental Body, nor are any of the foregoing Persons aware of any pending or, to the Knowledge of the Company, threatened investigation or government action that may lead to such an exclusion, suspension or debarment; (ii) has been convicted of any criminal offense under any Health Care Law, including with regard to the delivery of or payment for any item or service under a Federal Health Care Program; (iii) has been assessed a civil money penalty under applicable Health Care Laws; (iv) has been listed on the General Services Administration’s List of Parties Excluded from Federal Programs; (v) has paid or been assessed a civil money penalty under any Health Care Law; or (vi) is a party to or subject to any proceeding concerning any of the matters described in clauses (i) through (v) above.

(d) No Acquired Company has in the past or is currently: (i) paying a physician or a physician’s immediate family member any direct or indirect remuneration or submitting claims for any items or services payable by a Federal Health Care Program in violation of the federal Stark Law, 42 U.S.C. §1395nn, (ii) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the referral of or the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, item or service for which payment may be made in whole or in part under any Federal Health Care Program or (iii) engaging in any conduct that would promote patients to switch medications currently prescribed to them or stay on prescriptions prescribed against their prescriber’s instructions.
(e) No Acquired Company participates in, is authorized to bill or has directly claimed or received reimbursement from any Federal Health Care Program or from any other third-party payor. No Acquired Company provides reimbursement, coding or billing advice regarding any items or services payable by any payor, including any Federal Health Care Programs. Each of the Acquired Companies and their products and services is in compliance in all material respects with all applicable Health Care Laws and all applicable third party payor requirements, including requirements promulgated by commercial insurers, managed care organizations, health maintenance organizations, employer or union-sponsored health plans and any other plan or program that provides health care benefits, whether directly, through insurance or otherwise, including Medicare Advantage plans and managed Medicaid plans.
(f) No Acquired Company employs or contracts with any physicians, pharmacists or other health care professionals to provide professional health care services requiring a license or accreditation under any Health Care Law. Neither any Acquired Company nor any of its managers, officers, agents or employees, in their individual capacities, has directly or indirectly made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment or kickback to any Person, regardless of form: (i) in violation of any Health Care Law; or (ii) to obtain or maintain favorable treatment in securing business in violation of any applicable Health Care Law.
(g) The Acquired Companies hold all Governmental Authorizations (excluding the Spin-Off Assets) necessary to conduct their business, including all Governmental Authorizations required to market and sell the Company Products. All such Governmental Authorizations are valid and in good standing and there is no proceeding pending or, to the Company’s Knowledge, threatened which may cause any such Governmental Authorizations to be withdrawn, cancelled, suspended or not renewed.
2.23 Significant Business Relationships.
(a) Part 2.23(a) of the Disclosure Schedule contains a true and correct list of the top 20 currently-active customers of the Retained Business by aggregate dollar volume of sales to such customers on a consolidated basis for the 12-month period ending December 31, 2019 and the six-month period ended June 30, 2020 (each such customer, a “Top Customer”). No Acquired Company has received any notice, nor does the Company have any Knowledge, that any Top Customer has a material issue or has experienced a material problem with any Company Product or intends to cancel or otherwise materially and adversely modify its relationship with any Acquired Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise. No Acquired Company is currently engaged in any material dispute with any Top Customer.
(b) Part 2.23(b) of the Disclosure Schedule contains a true and correct list of the top ten currently-active suppliers (including vendors) of the Acquired Companies by aggregate dollar volume of purchases by the Acquired Companies from such suppliers (including vendors) on a consolidated basis for the 12-month period ending December 31, 2019 and the six-month period ended June 30, 2020 (each such supplier, a “Top Supplier”) and for each such Top Supplier what such Top Supplier is providing and which of the Acquired Companies’ businesses utilize what is being provided by such Top supplier. No Acquired Company has received any notice, nor does the Company have Knowledge, that any Top Supplier intends to cancel or otherwise materially and adversely modify its relationship with any Acquired Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise. No Acquired Company is currently engaged in any material dispute with any Top Supplier.
2.24 Books and Records. Each Acquired Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of such Acquired Company. No Acquired Company has engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its Books and Records. At the Closing, all Books and Records (other than with respect to the Spin-Off Assets) will be in the possession of the Acquired Companies.
2.25 Brokers. Part 2.25 of the Disclosure Schedule accurately sets forth: (a) each broker, finder or investment banker that is entitled to any brokerage, finder’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Company; and (b) each Person that is or may become entitled to receive any fee or other amount from any Acquired Company for professional services performed or to be performed in connection with any of the transactions contemplated by this Agreement.
2.26 Full Disclosure. To the Knowledge of the Company, this Agreement (including the Disclosure Schedule) does not, and the Closing Consideration Certificate and the Company Closing Certificate will not: (a) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3. Representations and Warranties of Each Seller
Except as set forth in the Disclosure Schedule prepared and delivered by the Sellers to Purchaser prior to the execution of this Agreement in accordance with Section 12.22, each Seller, solely as to such Seller (and not jointly, and with respect to representations and warranties regarding BWA Feeder, only Blocker Seller), hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing (in each case, except to the extent a representation or warranty expressly states that such representation or warranty is as of an earlier date, which representation or warranty is made as of such earlier date) as follows:
3.1 Organization, Good Standing and Qualification. If such Seller is an Entity, such Seller is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization and has all requisite power and authority to own and lease its properties and to carry on its business as now being conducted.
3.2 Ownership of Units.
(a)  Such Non-Blocker Seller is the record and beneficial owner of the number and class of Units set forth as being owned by such Non-Blocker Seller in Part 2.3(a) of the Disclosure Schedule and in Schedule 1.2 opposite such Non-Blocker Seller’s name, and such Non-Blocker Seller has good, valid and marketable title to such Units free and clear of all Encumbrances. All of the Units owned by such Non-Blocker Seller have been duly and validly issued to such Non-Blocker Seller. Such Non-Blocker Seller is not a party to any option, warrant, purchase right or other Contract that could require such Non-Blocker Seller to sell, transfer or otherwise dispose of any Units (other than pursuant to this Agreement). Such Non-Blocker Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any such Units. Except for the number and class of Units set forth in Schedule 1.2 as being owned by such Non-Blocker Seller, such Non-Blocker Seller does not own any securities of the Company or any right to acquire any securities of the Company. Upon payment of the portion of the Estimated Closing Purchase Price payable to such Non-Blocker Seller pursuant to Section 1.2 and Schedule 1.2, such Non-Blocker Seller shall transfer to Purchaser good, valid and marketable title to the number and class of Units held by such Non-Blocker Seller, free and clear of all Encumbrances. In case of an individual Non-Blocker Seller, no spousal community property rights (or analogous rights) apply to the Units held by such Non-Blocker Seller or to the transactions contemplated herein.
(b) BWA Feeder is the record and beneficial owner of the number and class of Units set forth as being owned by BWA Feeder in Part 2.3(a) of the Disclosure Schedule and BWA Feeder has good, valid and marketable title to such Units free and clear of all Encumbrances. All of the Units owned by BWA Feeder have been duly and validly issued to BWA Feeder. BWA Feeder is not a party to any option, warrant, purchase right or other Contract that could require BWA Feeder to sell, transfer or otherwise dispose of any Units (other than pursuant to this Agreement). BWA Feeder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any such Units. Except for the number and class of Units set forth in Part 2.3(a) of the Disclosure Schedule as being owed by BWA

Feeder, BWA Feeder does not own any securities of the Company or any right to acquire any securities of the Company.
(c) Blocker Seller is the record and beneficial owner of the Blocker Units. Blocker Seller has good, valid and marketable title to the Blocker Units, free and clear of all Encumbrances. All of the Blocker Units have been duly and validly issued to Blocker Seller. Blocker Seller is not a party to any option, warrant, purchase right or other Contract that could require Blocker Seller to sell, transfer or otherwise dispose of any Blocker Units (other than pursuant to this Agreement). Blocker Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Blocker Units. Except for the Blocker Units, Blocker Seller does not own any securities of the Blocker or any right to acquire any securities of the Blocker. Upon payment of the portion of the Estimated Closing Purchase Price payable to Blocker Seller pursuant to Section 1.2 and Schedule 1.2, Blocker Seller shall transfer to Purchaser good, valid and marketable title to the Blocker Units, free and clear of all Encumbrances.
3.3 Capacity and Authority of Sellers. Such Seller has the absolute and unrestricted right, power, capacity and authority to enter into, perform and comply with such Seller’s obligations under this Agreement and any other agreement, document or instrument referred to in, or contemplated by, this Agreement to which such Seller is or, pursuant to this Agreement, will be a party; and the execution, delivery and performance by such Seller of this Agreement and each such agreement, document and instrument (including all right, power, capacity and authority to sell, transfer, convey and surrender his Units as provided for by this Agreement, subject to restrictions under any applicable Legal Requirement and the Charter Documents) have been duly authorized by all necessary action on the part of such Seller.
3.4 Execution, Delivery; Valid and Binding Agreements. This Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by such Seller has been duly executed and delivered by such Seller, and assuming that this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly executed and delivered by the other parties hereto and thereto, constitute, or, when executed by the other parties hereto and thereto, will constitute, valid and binding agreements of such Seller, enforceable against such Seller in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.
3.5 No Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of such Seller, no Person has threatened to commence any Legal Proceeding: (i) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the entry into, performance of, compliance with and enforcement of any of the obligations of such Seller under this Agreement; or (ii) that relates to the ownership of any equity interests or other securities of the Company or any option or other right to the equity interests or any other securities of the Company, or the right to receive consideration as a result of this

Agreement. To the Knowledge of such Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that (with or without notice or lapse of time) will or could reasonably be expected to give rise to or serve as a basis for the legal commencement of any such Legal Proceeding.
3.6 Brokers. Part 3.6 of the Disclosure Schedule accurately sets forth: (a) each broker, finder or investment banker that is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller; and (b) each Person that is or may become entitled to receive any fee or other amount from such Seller for professional services performed or to be performed in connection with any of the transactions contemplated by this Agreement.
3.7 Non-Contravention; No Consents or Approvals. Neither: (a) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement to which such Seller is a party; nor (b) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):
(A) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement, or to exercise any remedy or obtain any relief under, any applicable Legal Requirement or any Order, writ, injunction, judgment or decree to which such Seller is subject;
(B) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which such Seller is a party or by which such Seller is bound; or
(C) if such Seller is an Entity, contravene, conflict with or result in a violation of: (i) any of the provisions of any of the organizational documents of such Seller; or (ii) any resolution adopted by the shareholders, members, directors or managers (or committees thereof), as applicable, of such Seller.
Except for the expiration or early termination of waiting periods under the HSR Act and the expiration of waiting periods or the receipt of approvals or consents required under any other competition, merger control, antitrust or similar Legal Requirements, if applicable, such Seller is not (nor will such Seller be) required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (a) the performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (b) any of the transactions contemplated by this Agreement or by any of the other agreements, documents or instruments referred to in this Agreement.
3.8 Rights to Intellectual Property. Such Seller owns no Intellectual Property or Intellectual Property Rights used in the Retained Business as presently conducted or as currently proposed to be conducted. Such Seller has not transferred or conveyed all or any part of its, his or her direct or indirect ownership or control of, or direct or indirect interest in, any Intellectual Property or Intellectual Property Rights used in the Retained Business as presently conducted or as currently proposed to be conducted, to any Person (other than to any Acquired Company).
4. Representations and Warranties of Blocker
        Except as set forth in the Disclosure Schedule prepared and delivered by Blocker to Purchaser prior to the execution of this Agreement in accordance with Section 12.22, Blocker hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing (in each case, except to the extent a representation or warranty expressly states that such representation or warranty is as of an earlier date, which representation or warranty is made as of such earlier date) as follows:

4.1 Organization, Good Standing and Qualification.
(a) Organization. Each Blocker Entity has been duly organized and is validly existing and in good standing under the Legal Requirements of such Blocker Entity’s state of formation or incorporation. Each Blocker Entity has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and currently contemplated by the Blocker Entity to be conducted; (ii) to own, lease and use all assets and properties in the manner in which such assets and properties are currently owned, leased and used and currently contemplated by the Blocker Entity to be owned, leased and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.
(b) Qualification. Each Blocker Entity is duly qualified, licensed or admitted to do business and is in good standing (or its equivalent) as a foreign limited liability company in each jurisdiction in which the nature of its business make such qualification, license or admission necessary to such Blocker Entity’s business as currently conducted, except where the failure to be licensed, qualified or admitted would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Part 4.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where each Blocker Entity is qualified, licensed and admitted to do business.
(c) Managers and Officers. Part 4.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of managers or board of directors, as applicable, of each Blocker Entity; (ii) the names of the members of each committee of the board of managers or board of directors, as applicable, of each Blocker Entity; and (iii) the names and titles of the officers of each Blocker Entity.
(d) Subsidiaries. Each of the BWA Entities is directly or indirectly wholly owned by Blocker. Other than the BWA Entities, Blocker does not have any Subsidiaries. Other than the BWA Entities, the Spin-Off Entities and the Acquired Companies, none of the Blocker Entities has ever owned, directly or indirectly or beneficially or otherwise, any shares, equity interests or other securities of, or any direct or indirect equity interest in, or otherwise controlled, any Entity. None of the Blocker Entities has ever agreed or is obligated to make any future investment in or capital contribution to any Entity. No Blocker Entity has guaranteed or is responsible or liable for any obligation of any other Entity.
(e) Business Name. No Blocker Entity has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its corporate name as set forth in this Agreement.
(f) Predecessors. There are no Entities that have been merged into or that otherwise are predecessors to any Blocker Entity.
(g) Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Blocker Entity.
4.2 Charter Documents; Records. Blocker has Made Available to Purchaser accurate and complete copies of: (a) the Charter Documents of each Blocker Entity; (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members, the board of managers (or other similar body) and all committees of the board of managers (or other similar body) of each Blocker Entity, which minutes or other records contain a complete and accurate summary of all such meetings, and all actions taken at such meetings or by written consent; and (c) the statutory registers and records of each Blocker Entity. All actions taken and all transactions entered into by each Blocker Entity have been duly approved by all necessary action of the board of managers (or other similar body or committee thereof) and members or shareholders of such Blocker Entity (as the case may be). There has been no violation of any of the provisions of the Charter Documents of any Blocker Entity and no Blocker Entity has taken any action that is inconsistent in any material respect with any resolution adopted by such Blocker Entity’s members or shareholders or board of managers (or similar body or committee thereof). The books of account, membership records, minute books and other records of each Blocker Entity are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable Legal Requirements.
4.3 Capitalization.
(a) Outstanding Securities. The authorized limited liability company interests of Blocker consist solely of the Blocker Units, all of which are issued and outstanding and are owned of record and beneficially by Blocker Seller. All of the Blocker Units have been duly authorized and validly issued and none of the Blocker Units is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws or by the Charter Documents). None of the Blocker Units are represented by any certificate and the ownership or interest therein and title thereto are solely documented in the form of entries made by Blocker in the books and records of Blocker that have been Made Available to Purchaser.
(b) No Other Securities. No Blocker Entity has ever adopted, sponsored or maintained or promised to adopt, sponsor or maintain any profits interests plan or any other plan or agreement providing for equity-related compensation to any person (whether payable in limited liability company interests, cash or otherwise). There are no and there have never been and no Blocker Entity has ever promised any options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which any Blocker Entity is a party or by which any Blocker Entity is bound, obligating any Blocker Entity to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Blocker Units, any interests in any Blocker Units or other securities of any Blocker Entity or obligating any Blocker Entity to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such options, warrants, calls, rights, convertible securities, commitments or agreements. There are no outstanding, authorized or promised unit appreciation, phantom unit, profit participation or other similar rights with respect to which any Blocker Entity is obligated. There is no condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Blocker Units or interests in any Blocker Units or other securities of any Blocker Entity. There are no voting trusts, proxies or other agreements or understandings with respect to the voting rights attached to the Blocker Units, and other than the Charter Documents of Blocker, there are no agreements to which any Blocker Entity is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Blocker Units. As a result of the transactions contemplated by this Agreement, as of the Closing, Purchaser will be the sole record and beneficial holder of all issued and outstanding Blocker Units and all rights to acquire or receive any Blocker Units, whether or not such Blocker Units are outstanding.
(c) Debt. Part 4.3(c) of the Disclosure Schedule sets forth an accurate and complete list (including (i) the name of the lender, (ii) the principal amount thereof and (iii) the interest rate and any accrued interest owed by any Blocker Entity thereon) of all bonds, debentures, notes or other Indebtedness of any Blocker Entity issued or outstanding as of the date of this Agreement: (A) having the right to vote on any matters on which members or shareholders of any Blocker Entity may vote (or which is convertible into, or exchangeable for, securities having such right) or (B) the value of which is in any way based upon or derived from capital or voting units of any Blocker Entity.
(d) Legal Issuance. All outstanding Blocker Units and all other securities that have ever been issued or granted by any Blocker Entity have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding Blocker Units were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of any Blocker Entity. Part 4.3(d) of the Disclosure Schedule accurately identifies each Blocker Contract relating to any Blocker Units or other securities of any Blocker Entity that contains any voting rights, information rights, rights of first refusal, registration rights, financial statement requirements or other terms that would survive the Closing.
(e) Repurchased Units. No Blocker Entity has ever repurchased or redeemed any of its securities.

(f) Manager and Officer Indemnification. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any current or former officer, manager or director pursuant to: (i) the terms of the Charter Documents of the Blocker Entities; (ii) any indemnification agreement or other Contract between any Blocker Entity and any such current or former officer, manager or director; or (iii) any applicable Legal Requirement.
(g) Dividends and Distributions. No Blocker Entity has ever declared or paid any dividends on or made any distributions to any Blocker Units.
(h) Claims by Securityholders. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any Liability of any Blocker Entity to any current, former or alleged securityholder of any Blocker Entity in such Person’s capacity (or alleged capacity) as a securityholder of such Blocker Entity.
4.4 No Liabilities; Indebtedness.
(a) Absence of Liabilities. No Blocker Entity has any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than the Liabilities identified in Part 4.4(a) of the Disclosure Schedule.
(b) Indebtedness. Part 4.4(b) of the Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness of each Blocker Entity as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed, the address of such creditor, the title of the instrument (including all amendments and supplements thereto) under which such Indebtedness is owed, the outstanding balance, the maturity date and the collateral, if any, securing such Indebtedness. No Indebtedness contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of any other Indebtedness by any Blocker Entity or (iii) the ability of any Blocker Entity to grant any Encumbrance on any of its assets. With respect to each item of Indebtedness, no Blocker Entity is in default and no payments are past due. No Blocker Entity has received any notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any item of Indebtedness. Neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Indebtedness. No Blocker Entity has guaranteed or is responsible for any Indebtedness of any other Person, and no Blocker Entity has guaranteed any other obligation of any other Person.

(c) No “Off-Balance Sheet” Arrangements. No Blocker Entity has ever effected or has ever otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended).
4.5 Assets. Part 4.5 of the Disclosure Schedule sets forth all of the assets and properties (tangible or intangible) owned, leased or licensed by each Blocker Entity and a description of whether such assets and properties are owned, lease or licensed by such Blocker Entity and if lease or licensed the applicable Blocker Contracts governing such arrangement, which assets and properties collectively constitute all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable each of the Blocker Entities to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is currently proposed to be conducted immediately after the Closing. Each Blocker Entity owns, and has good and valid title to, all assets purported to be owned by it, including all assets reflected in the books and records of such Blocker Entity as being owned by such Blocker Entity. All of said assets are owned by each Blocker Entity free and clear of any Encumbrances. Each Blocker Entity has valid leasehold interests in all assets purported to be leased by it, free and clear of any Encumbrances.
4.6 Contracts.
(a) List of Contracts. Part 4.6(a) of the Disclosure Schedule accurately sets forth, as of the date of this Agreement, each Blocker Contract.
(b) Delivery of Contracts. Blocker has Made Available to Purchaser accurate and complete copies of all written Blocker Contracts, including all amendments thereto. Part 4.6(b) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Blocker Contract that is not in written form. Each Blocker Contract is valid and in full force and effect, and is enforceable by the applicable Blocker Entity in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No Person has threatened to terminate or refuse to perform its obligations under any Blocker Contract (regardless of whether such Person has the right to do so under such Contract).
(c) No Breach. No Blocker Entity has, in any material respect, violated or breached or committed any default under any Blocker Contract which remains uncured and no other Person has, in any material respect, violated or breached or committed any default under any Blocker Contract which remains uncured. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Blocker Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Blocker Contract; (iii) give any Person the right to accelerate the maturity or performance of any Blocker Contract; or (iv) give any Person the right to cancel, terminate or modify any Blocker Contract. No Blocker Entity has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Blocker Contract. No Blocker Entity has waived any of its respective material rights under any Blocker Contract.

(d) No Renegotiation. No Person is actively renegotiating, or has a contractual right pursuant to the terms of any Blocker Contract to unilaterally renegotiate, any amount paid or payable to any Blocker Entity under any Blocker Contract or any other material term or provision of any Blocker Contract.
4.7 Compliance with Legal Requirements. Each Blocker Entity is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets. No event has occurred, and to the Knowledge of Blocker, no condition or circumstance exists, that will or would reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by any Blocker Entity of, or a failure on the part of any Blocker Entity to comply with, any applicable Legal Requirement in any material respect. No Blocker Entity has received any notice or other communication from any Person (i) regarding any actual or possible violation of, or failure to comply with, any applicable Legal Requirement, (ii) requiring or threatening to require that any Blocker Entity enter into an Order with a Governmental Body relating to the operations of any Blocker Entity or (iii) advising any Blocker Entity that a Governmental Body is contemplating issuing or requesting such Order.
4.8 Legal Proceedings; Orders.
(a) Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of Blocker, no Person has threatened to commence any Legal Proceeding: (i) that involves any Blocker Entity, any of its managers, directors, officers or employees (in their capacities as a manager, director, officer or employee of a Blocker Entity, respectively), the business of the Blocker Entities or any of the assets owned by any Blocker Entity; (ii) that challenges, or that could reasonably be expected to prevent, make illegal or otherwise materially and adversely interfere with, any of the transactions contemplated by this Agreement; or (iii) that relates to the ownership of any equity interests or other securities of any Blocker Entity or any option or other right to the equity interests or any other securities of any Blocker Entity, or the right to receive consideration as a result of this Agreement. To the Knowledge of Blocker, no event has occurred, and no claim, dispute or other condition or circumstance exists, that (with or without notice or lapse of time) will or could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. No Legal Proceeding has ever been commenced by, and no Legal Proceeding has ever been pending against, any Blocker Entity.
(b) Orders. There is no, and there has not been any, Order to which any Blocker Entity, or any of the assets owned or used by any Blocker Entity, is or was subject. To the Knowledge of Blocker, no Representative of any Blocker Entity is, or has been, subject to any Order that prohibits such Representative from engaging in or continuing any conduct, activity or practice relating to any Blocker Entity’s business.
4.9 Governmental Authorizations. Part 4.9 of the Disclosure Schedule identifies each Governmental Authorization held by each Blocker Entity, and Blocker has Made Available to Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 4.9 of the Disclosure Schedule. The Governmental Authorizations identified in Part 4.9 of the Disclosure Schedule are valid and in full force and effect, and the Governmental

Authorizations identified in Part 4.9 of the Disclosure Schedule collectively constitute all Governmental Authorizations necessary to enable the Blocker Entities to conduct their business in the manner in which such business is currently being conducted and currently planned by the Blocker Entities to be conducted in accordance with all applicable Legal Requirements. Each Blocker Entity is, and has at all times been, in compliance, in all material respects, with the terms and requirements of the respective Governmental Authorizations identified in Part 4.9 of the Disclosure Schedule. No event has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute a material default or violation of any term, condition or provision of any such Governmental Authorization. No Blocker Entity has ever received any written notice or other written communication or, to the Knowledge of Blocker, any oral notice or other oral communication from any Governmental Body regarding (x) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, (y) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization or (z) any failure to obtain or receive any Governmental Authorization. Each Blocker Entity has filed all applications that are required to have been filed for the obtaining, renewal or upkeep of any Governmental Authorization on a timely basis, or with appropriate extensions, each with the appropriate Governmental Body and all fees or other amounts required to be paid in connection therewith have been paid to the appropriate Governmental Body. Each Blocker Entity has filed with the appropriate Governmental Bodies, all material reports, statements, documents, registrations, waivers, filings or submissions required to be filed by it. Each of such reports, statements, documents, registrations, waivers, filings and submissions complied with applicable Legal Requirements, and no deficiencies have been asserted by any Governmental Body with respect to such reports, statements, documents, registrations, waivers, filings or submissions that have not been cured.
4.10 Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.
(a) Authority; Binding Nature of Agreement. Blocker has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each Ancillary Agreement to which Blocker is or will be a party; and the execution, delivery and performance by Blocker of this Agreement and of each such Ancillary Agreement have been duly authorized by all necessary action on the part of Blocker and its board of managers, and no further action is required on the part of Blocker to authorize this Agreement and each Ancillary Agreement to which Blocker is or will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Blocker is a party has been duly executed and delivered and constitutes the legal, valid and binding obligation of Blocker, enforceable against Blocker in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) No Takeover Statute. No state or foreign takeover statute or similar Legal Requirement applies or purports to apply to this Agreement or any of the transactions contemplated hereby.
4.11 Non-Contravention; Consents. Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement (including the Spin-Off Agreements); nor (2) the consummation of any of the transactions contemplated by this Agreement or any other agreement, document or instrument referred to in this Agreement (including the Spin-Off Agreements), will (with or without notice or lapse of time):
(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Charter Documents of any Blocker Entity; or (ii) any resolution adopted by the members or shareholders, board of managers or directors or any committee of the board of managers or directors of any Blocker Entity;
(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which any Blocker Entity or any of the assets owned or used by any Blocker Entity, is subject;
(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Blocker Entity or that otherwise relates to any Blocker Entity’s business or to any of the assets owned or used by any Blocker Entity;
(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Blocker Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Blocker Contract; (ii) accelerate the maturity or performance of any Blocker Contract; or (iii) cancel, terminate or modify any Blocker Contract; or
(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any Blocker Entity.
Except for the expiration or early termination of waiting periods under the HSR Act and the expiration of waiting periods or the receipt of approvals or consents required under any other competition, merger control, antitrust or similar Legal Requirements, if applicable, no Blocker Entity is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation of any of the transactions contemplated by this Agreement.

4.12 Books and Records. Each Blocker Entity has made and kept Books and Records that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of such Blocker Entity. No Blocker Entity has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its Books and Records. At the Closing, all Books and Records of the Blocker Entities will be in the possession of the Blocker Entities.
4.13 Brokers. Part 4.13 of the Disclosure Schedule accurately sets forth: (i) each broker, finder or investment banker that is entitled to any brokerage, finder’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Blocker Entity; and (ii) each Person that is or may become entitled to receive any fee or other amount from any Blocker Entity for professional services performed or to be performed in connection with any of the transactions contemplated by this Agreement.
4.14 No Prior Activities or Operations. Each Blocker Entity was formed or incorporated, as applicable, under the Delaware Legal Requirements on August 17, 2011 as an investment vehicle for the sole purpose of facilitating Blocker Seller’s investment in and acquisition of the Class B Units. No Blocker Entity has ever been, was or is engaged in any business activities or has ever conducted or currently conducts any operations other than those solely arising from or relating to its indirect ownership of the Class B Units. No Blocker Entity has, or has ever had, any employee, worker, contract laborer/worker, independent contractor, consultant or intern. No bank account is or was every maintained by or for the benefit of any Blocker Entity at any bank or other financial institution and no Blocker Entity has any outstanding credit facility, overdraft, loan, loan units, debenture, letter of credit, acceptance credit or other financial facility. The consummation of the transactions contemplated by this Agreement (including the Spin-Off) will not have a material adverse effect on any Blocker Entity.
4.15 Tax Matters. All Tax Returns required to be filed by or on behalf of any Blocker Entity with any Governmental Body have been timely (taking into account applicable extensions) and properly filed, were prepared in compliance with all applicable Legal Requirements and are true, accurate and complete in all respects and disclose all Taxes required to be paid by or on behalf of the applicable Blocker Entity for the periods covered thereby. All Taxes of the Blocker Entities that are due and payable (whether or not shown on any Tax Return) have been timely and properly paid or properly accrued in accordance with GAAP. All amounts required to be withheld (or paid on account of withheld Taxes) by any Blocker Entity have been properly and timely withheld and remitted or otherwise paid. No extension of time within which to file any Tax Return of a Blocker Entity is currently in effect, other than extensions with respect to filing the federal income and Texas franchise Tax Returns of BWA Feeder, BWA Common Corp. and BWA Preferred Corp. for their taxable years ended December 31, 2019, with respect to the federal income Tax Return, and for the 2020 privilege period with respect to the Texas franchise Tax Returns. Blocker has Made Available to Purchaser accurate and complete copies of all Tax Returns filed by the Blocker Entities for the tax years ending on December 31, 2017 and December 31, 2018, including examination reports and all statements of deficiencies assessed against or agreed to by any Blocker Entity, filed or received since their inception. There are no jurisdictions in which any Blocker Entity is required to file a Tax Return other than the jurisdictions in which such Blocker Entity presently files Tax Returns. No claim has been made or asserted in writing in the past three years by an authority in a jurisdiction where any Blocker Entity does not file Tax Returns that such Blocker Entity is, or may be, required to file a Tax Return in, or subject to Taxation by that jurisdiction. No Blocker Entity has incurred any liability for Taxes outside the Ordinary Course of Business (other than Taxes incurred solely with respect to the activities of the Acquired Companies outside the Ordinary Course of Business prior to the Balance Sheet Date that have been paid in full). No Tax Return of any Blocker Entity has ever been audited by any Governmental Body. No Blocker Entity has received from any Governmental Body any written or, to the Knowledge of Blocker, oral: (i) notice indicating an intent to open an audit or other review of a Tax matter; (ii) request for information related to material Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No claim or Legal Proceeding is pending or threatened in writing by any Governmental Body against any Blocker Entity in respect of any Tax. There are no Encumbrances for Taxes upon any of the assets of any Blocker Entity except for Permitted Encumbrances. No Blocker Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, open transaction, election under Section 108(i) of the Code or prepaid amount received for a taxable period ending on or prior to the date of this Agreement. Blocker is, and has always been since the time of its formation, classified as an entity disregarded from Blocker Seller, and BWA Feeder is, and has always been since the time of its formation, classified as a partnership, for all federal, state and local income Tax purposes, except in each case where such treatment is inconsistent with relevant state or local Tax law. Each of BWA Common Corp. and BWA Preferred Corp. and any predecessor of either has always been since the time of its formation a corporation for federal income Tax purposes. Notwithstanding the foregoing, no Blocker Entity makes any representations or warranties in respect of the existence, amount or usability of the Tax attributes of the respective Blocker Entity for Tax periods (or portions thereof) beginning on or after the Closing Date, including, without limitation, net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credits and depreciation periods.
5. Representations and Warranties of Purchaser
Purchaser represents and warrants to the Sellers as follows:
5.1 Due Organization. Purchaser has been duly organized, and is validly existing under the Legal Requirements of the State of Delaware.
5.2 Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement to which Purchaser is a party, nor (b) the consummation of the transactions contemplated by this Agreement or such other agreements, documents or instruments referred to in this Agreement to which Purchaser is a party, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (i) any of the provisions of the organizational documents of Purchaser; (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Purchaser; or (iii) any provision of any material contract by which Purchaser is bound. Except as provided in this Agreement and except for the expiration or early termination of waiting periods under the HSR Act and the expiration of waiting periods or the receipt of approvals or consents required under any other competition, merger control, antitrust or similar Legal Requirements, if applicable, Purchaser will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (a) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (b) the consummation of the transactions contemplated by this Agreement.
5.3 Authority; Binding Nature of Agreement. Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement; and under each other agreement, document and instrument referred to in this Agreement to which Purchaser is a party; and the execution, delivery and performance by Purchaser of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Purchaser. No vote of Purchaser’s stockholders is needed to approve this Agreement or any of the other agreements, documents and instruments referred to in this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
5.4 Availability of Funds. Purchaser has, or will have at the Closing, sufficient cash available to enable it to pay the full Purchase Price and to make the other payments payable at the Closing hereunder, and to make all other necessary payments by it in connection with the transactions contemplated hereby.
6. Certain Covenants of the Company and Blocker
6.1 Access and Investigation. During the period from the date of this Agreement and continuing until and through the earlier of the termination of this Agreement pursuant to Section 10 or the Closing Date (the “Pre-Closing Period”), the Company and Blocker shall and shall cause their respective Representatives to: (a) provide Purchaser and Purchaser’s Representatives with reasonable access during normal business hours to the Acquired Companies’ and Blocker Entities’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies and Blocker Entities; and (b) provide Purchaser and Purchaser’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, the Blocker Entities or their respective businesses, and with such additional financial, operating and other data and information regarding the Acquired Companies, the Blocker Entities, or their respective businesses, as Purchaser may reasonably request. During the Pre-Closing Period, Purchaser may, with the prior written approval of the Company or Blocker, which approval shall not be unreasonably withheld, conditioned or delayed, make inquiries of Persons having material business relationships with the Acquired Companies (including suppliers, licensors, distributors and customers) or Blocker Entities, and the Company and Blocker, as applicable, shall help facilitate such inquiries to the extent such inquiries comply with all applicable Legal Requirements (including any applicable antitrust or competition laws or regulations).
6.2 Operation of the Business of the Acquired Companies.
(a) During the Pre-Closing Period, except (i) to the extent that Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as expressly contemplated or permitted herein (including with respect to the Spin-Off) or (iii) as set forth in Part 6.2(a) of the Disclosure Schedule, the Company shall, and shall cause each Acquired Company to, conduct the business of each Acquired Company in the Ordinary Course of Business in all material respects, pay all Taxes of each Acquired Company when due and payable (including the timely withholding, collecting, remitting and payment of all Taxes required under Legal Requirements) (subject to Section 6.2(b)(xiii)), and use commercially reasonable efforts to (1) pay or perform all other obligations of each Acquired Company when due and payable and (2) to the extent consistent with such business, preserve intact the present business organization of each Acquired Company, keep available the services of the current Company Service Providers of each Acquired Company, preserve the assets (including intangible assets) and properties of each Acquired Company and preserve the relationships of each Acquired Company with customers and suppliers, distributors, licensors, licensees and others having business dealings with each Acquired Company, all with the goal of preserving unimpaired the goodwill and ongoing business of each Acquired Company at the Closing.
(b) During the Pre-Closing Period, except as (i) expressly contemplated or permitted by this Agreement (including with respect to the Spin-Off), (ii) expressly set forth in Schedule 6.2(b) or (iii) expressly set forth in Part 6.2(b) of the Disclosure Schedule, the Company shall not, and shall cause each Acquired Company not to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):
(i) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the Ordinary Course of Business consistent with past practices) or fail to renew (on substantially similar terms) any of its insurance policies identified in Part 2.17 of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;
(ii) declare, set aside or pay any dividends on or pay or make any other reimbursements or distributions (whether in cash, equity or property) in respect of any Units, or split, combine or reclassify any Units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of the Units, or directly or indirectly repurchase, redeem or otherwise acquire any Units;

(iii) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any units of limited liability company interests or other securities (whether payable in cash, equity or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating any Acquired Company to issue, grant, deliver or sell any such units or other securities in any Acquired Company;
(iv) amend or waive, or permit the acceleration of vesting under any compensation obligation;
(v) amend, modify or change or permit the adoption of any amendment, modification or changes to the Charter Documents, or effect or permit any Acquired Company to become a party to any Disposition Transaction (other than the transactions contemplated by this Agreement), a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reclassification of units, unit split, reverse unit split or similar transaction;
(vi) form any Subsidiary or acquire any equity interest or other interest in any other Entity or division thereof;
(vii) make or agree to make any capital expenditure or commitment on any plant, property or equipment, except for capital expenditures or commitments on any plant, property or equipment that, when added to all other capital expenditures and commitments on any plant, property or equipment made on behalf of any Acquired Company during the Pre-Closing Period, do not exceed $50,000;
(viii) (A) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that would have been a Material Contract had such Contract been entered into by any Acquired Company prior to the date of this Agreement; or (B) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;
(ix) (A) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $50,000; (B) outside of the Ordinary Course of Business, sell or otherwise dispose of, or lease or license (or grant any other right with respect to), any right or other asset to any other Person, including the sale of any accounts receivable of any Acquired Company or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any leased property or any part thereof; or (C) waive or relinquish any material right;
(x) (A) lend money to any Person (except that each Acquired Company may make routine travel and business expense advances to current employees of such Acquired Company in the Ordinary Course of Business); or (B) incur or guarantee any Indebtedness (other than incurring item (j), (k) or (l) in the definition of “Indebtedness” in the Ordinary Course of Business), issue or sell any debt securities, create an Encumbrance (other than Permitted Encumbrance) over any asset of any Acquired Company or amend the terms of any outstanding Indebtedness of any Acquired Company;

(xi) (A) enter into any collective bargaining agreement; (B) establish, adopt, amend, modify, permit the acceleration of vesting under or terminate any Company Employee Plan or Company Service Provider Agreement; (C) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of any severance payment, change in control payment, retention payment, termination payment, bonus, profit-sharing payment, special remuneration or similar payment to any Company Service Provider, except payments made pursuant to written agreements existing on the date of this Agreement and disclosed in Part 6.2(b)(xi) of the Disclosure Schedule; (D) increase, or make any commitment to increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation or unit appreciation rights, whether payable in cash or otherwise) or remuneration payable to any Company Service Provider; (E) promote or change the title of any Company Service Provider (retroactively or otherwise); (F) hire or make an offer to hire any employee with a base salary in excess of $75,000; or (G) terminate (other than for cause) any Company Service Provider;
(xii) adopt or change any of its methods of accounting or accounting practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;
(xiii) make or change any Tax election, adopt or change a material accounting method in respect of Taxes, prepare or file any Tax Return inconsistent with past practice, except as required by applicable Legal Requirements, initiate or enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (other than a Contract entered into in the Ordinary Course of Business not primarily related to Taxes), voluntary disclosure agreement or closing agreement, amend a Tax Return of any Acquired Company, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, surrender any right to claim a Tax refund, offset or other reduction in Taxes, or apply for, negotiate or receive a Tax ruling or pre-ruling on its own behalf or on behalf of any of its members;
(xiv) commence or settle any Legal Proceeding or threat of any Legal Proceeding by or against any Acquired Company or relating to any of any Acquired Company’s business (including the Retained Business), properties or assets;
(xv) make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Encumbrance (other than Permitted Encumbrances), except for pledges of immaterial assets made in the Ordinary Course of Business;
(xvi) pay, discharge, release, waive or satisfy any claims, rights or Liabilities, other than the payment, discharge or satisfaction in the Ordinary Course of Business;
(xvii) accelerate or delay the collection of accounts receivable of any Acquired Company, or the payment of accounts payable of any Acquired Company, or otherwise alter the management of working capital or the components of the Closing Cash Amount, in each case, outside the Ordinary Course of Business;

(xviii) except as required by applicable accounting or auditing standards consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other Indebtedness in excess of $10,000 with respect to a single matter, or in excess of $25,000 in the aggregate;
(xix) enter into any Contract to purchase or sell any interest in real property or grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Lease Agreements;
(xx) (A) sell, license exclusively or on a preferential basis (including, for instance, in the form of a right of first refusal or first offer, or a right to receive “most favored” terms, whether generally or with respect to any Person) or assign to any Person or enter into any Contract to sell, license exclusively or on a preferential basis (including, for instance, in the form of a right of first refusal or first offer, or a right to receive “most favored” terms, whether generally or with respect to any Person) or assign to any Person any rights to any Company IP; (B) buy, license or otherwise acquire rights in, to or under any material Intellectual Property Right of any third party (except for licensing “off-the-shelf” third party Computer Software that is generally available on standard commercial terms, is not distributed by any Acquired Company, is not incorporated into, or used in the development, testing, distribution, delivery, maintenance or support of, any Company Product and is not otherwise material to the business of any Acquired Company); (C) license or otherwise grant any rights in, to or under any Company Products or Company IP to third parties other than in non-exclusive agreements to provide the Company Products to customers entered into in the Ordinary Course of Business consistent with past practice; (D) enter into any distributor, reseller, sales representative, marketing or similar agreement, other than entered into in the Ordinary Course of Business consistent with past practice; (E) amend, modify or extend any Material Contract for the license, sale or other distribution of Company Products or Company IP (other than amendments, extensions or modifications to non-exclusive Material Contracts to provide the Company Products to customers, which amendments, extensions or modifications are entered into in the Ordinary Course of Business consistent with past practice and that do not materially reduce pricing under such agreements); (F) enter into any Contract with respect to the development of any Intellectual Property on behalf of any Acquired Company with a third party; (G) materially reduce pricing or royalties charged by any Acquired Company to, or the compensation or other amounts payable to, any Acquired Company’s distributors, resellers, sales representatives, customers or licensees, or materially reduce the pricing or royalties set or charged by Persons who have licensed Intellectual Property to any Acquired Company; or (H) amend the license applicable to any Company IP;
(xxi) withdraw any amount from any 340B Account other than for the purpose of distributing such amount to a 340B covered entity customer of the Acquired Companies pursuant to the applicable Bank Model Contract; or
(xxii) agree or commit to take any of the actions described in clauses “(i)” through “(xxi)” above.

The Company may request consent from Purchaser to perform, engage in, or take any actions pursuant to this Section 6.2 by sending to each of the Persons listed on Schedule 6.2 (the “Purchaser Authorized Persons”) an email containing information reasonably necessary for the Purchaser Authorized Persons to determine if a consent should be granted pursuant to this Section 6.2. In the event none of the Purchaser Authorized Persons provides a written reply via email within five Business Days after their receipt of such written email request with respect to matters described in Section 6.2(b)(vii) or Section 6.2(b)(xi)(F) and, to the extent relating to the foregoing, Section 6.2(b)(xxii), the consent shall be considered granted. In the event none of the Purchaser Authorized Persons provides a written reply via email within three Business Days after their receipt of such written email request with respect to matters described in Section 6.2(b)(viii)(A) and, to the extent relating to the foregoing, Section 6.2(b)(xxii), the consent shall be considered granted.
(c) During the Pre-Closing Period, the Company shall, and shall cause each Acquired Company to, update, on a reasonably current basis, the Purchaser Authorized Persons on any progress with any Governmental Body regarding the matter described in Part 2.12 of the Disclosure Schedule. The Company shall not, and shall cause each Acquired Company not to, take or commit to take any action with respect to the matter described in Part 2.12 of the Disclosure Schedule without the prior written consent of Purchaser, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if advised by outside counsel that notice to impacted customers is required under applicable Company Contracts or applicable Legal Requirements, the Company or another Acquired Company may provide such required notices to customers impacted by the matter described in Part 2.12 of the Disclosure Schedule; provided that at least two Business Days before providing any such notices to the impacted customers, the Company shall, and shall cause each Acquired Company to, send a draft of each such notice to Purchaser for its review and consider in good faith any comments or feedback from Purchaser regarding any such notices (including, but not limited to, the content and structure of such notices and whether such notices are required pursuant to any applicable Business Associate Agreement and applicable Legal Requirement).
6.3 Operation of the Business of Blocker Entities. During the Pre-Closing Period, except (a) to the extent that Purchaser shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed), (b) as expressly contemplated or permitted herein or (c) as set forth in Part 6.3 of the Disclosure Schedule, (i) Blocker shall, and shall cause each BWA Entity to, maintain and preserve the business and legal organization, assets and properties of Blocker Entities as they are as of the date of this Agreement and not engage in any business or legal activity other than filing tax returns (subject to clause “(ii”) of this sentence), conducting routine organizational maintenance of each Blocker Entity, satisfying the Blocker Note pursuant to the terms of this Agreement and distributing capital in accordance with the organizational documents of each Blocker Entity as contemplated by the terms of this Agreement or the Spin-Off Agreements; and (ii) Blocker shall not, and shall cause each Blocker Entity not to, make or change any Tax election, adopt or change a material accounting method in respect of Taxes, prepare or file any Tax Return inconsistent with past practice, except as required by applicable Legal Requirements, initiate or enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, voluntary disclosure agreement or closing agreement, amend a Tax Return of any Blocker Entity, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, surrender any right to claim a Tax refund, offset or other reduction in Taxes, or apply for, negotiate or receive a Tax ruling or pre-ruling on its own behalf or on behalf of any of its members or shareholders.
6.4 Notification.
(a) During the Pre-Closing Period, the Company and Blocker shall promptly notify Purchaser in writing of the Company or Blocker, as applicable, obtaining Knowledge of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8 impossible or unlikely.
(b) During the Pre-Closing Period, each Seller shall promptly notify Purchaser in writing of such Seller obtaining Knowledge of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8 impossible or unlikely.
(c) No notification under this Section 6.4 shall be required with respect to matters consented to in writing by Purchaser pursuant to Section 6.2 or the actual taking of actions contemplated by Part 6.2(a) or Part 6.2(b) of the Disclosure Schedule.
6.5 No Negotiation. During the Pre-Closing Period, the Sellers, the Company and Blocker shall not, and shall not authorize or permit their respective Representatives or Affiliates to: (i) solicit, or knowingly encourage or knowingly facilitate the initiation or submission of, any expression of interest, inquiry, proposal or offer from any Person (other than Purchaser) relating to the purchase of all or any portion of any Blocker Entity’s or any Acquired Company’s assets (other than immaterial sales of any Acquired Company’s assets in the Ordinary Course of Business and other than the Spin-Off pursuant to the terms of this Agreement and the Spin-Off Agreements) or ownership, economic or other equity interests in any Blocker Entity or any Acquired Company, the license of any Intellectual Property of any Blocker Entity or any Acquired Company (other than any license in the Ordinary Course of Business) or the grant of any rights to distribute Company Products (other than any grant of such rights in the Ordinary Course of Business) or any merger, consolidation, business combination, share exchange, recapitalization or similar transaction involving any Blocker Entity or any Acquired Company (a “Disposition Transaction”), (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any nonpublic information to, any Person (other than Purchaser) relating to or in connection with a Disposition Transaction or (iii) accept, discuss or negotiate any proposal or offer from any Person (other than Purchaser) relating to a Disposition Transaction. In no event shall any Seller, the Company or Blocker accept or enter into, or authorize or permit their respective Representatives or Affiliates to accept or enter into, an agreement concerning a Disposition Transaction (other than with Purchaser) during the Pre-Closing Period. Each Seller, the Company and Blocker shall, and shall cause their respective Representatives and Affiliates to, immediately discontinue any ongoing discussions, agreements or negotiations (other than with Purchaser) relating to a possible Disposition Transaction. Each Seller, the Company and Blocker shall promptly (and in any event within 24 hours of receipt thereof) notify Purchaser orally and in writing of any expression of interest, inquiry, proposal, offer or request for non-public information with respect to a proposed Disposition Transaction received by such Seller, the Company, Blocker or any of their respective Representatives or Affiliates during the Pre-Closing Period, which notice shall include: (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request.
6.6 Data Room Information. Within five Business Days after the date of this Agreement, the Company shall deliver to Purchaser on one or more CD-ROMs an electronic copy of the documents and information contained in the Smart Room virtual online data room hosted on behalf of the Company or any other Acquired Company by BMC Group in the online workspace captioned “Project Phoenix” as of 11:59 p.m., Pacific time on the date of this Agreement.
6.7 Termination/Amendment of Agreements and Release of Encumbrances. The Company and Blocker, as the case may be, shall use commercially reasonable efforts to: (a) cause the agreements identified in Schedule 6.7(i) to be terminated effective as of the Closing (and with respect to the Blocker Note, in the manner set forth in Paragraph 2 of Schedule 6.7(i)); (b) cause the agreements identified in Schedule 6.7(ii) to be amended effective as of the Closing in the manner set forth on Schedule 6.7(ii); and (c) take, or cause to be taken, all actions reasonably necessary to secure the termination and release of any and all Encumbrances (other than Permitted Encumbrances) upon the assets or properties of the Company, 340B OpCo, PHSS or the Retained Business (other than the Spin-Off Assets), including the Encumbrances set forth in Schedule 6.7(iii); in each case, in form and substance reasonably satisfactory to Purchaser and in a manner such that such terminated agreements shall be of no further force and effect without any remaining Liability of the Company, 340B OpCo, PHSS or any Blocker Entity and any of their respective past, present and future Representatives, Affiliates, stockholders, members, controlling persons, Subsidiaries, successors and assigns.
6.8 Resignation of Officers, Managers and Directors. The Company and Blocker shall use commercially reasonable efforts to obtain and deliver to Purchaser, at or prior to the Closing, the resignation of each officer, manager and director of each of the Company, 340B OpCo, PHSS and the Blocker Entities effective as of the later of the Closing Date and the date Purchaser desires such manager, director or officer to be replaced, in form and substance satisfactory to Purchaser (it being understood that such resignations shall not constitute a termination of employment of such officer, manager or director).
6.9 D&O Insurance.
(a) Prior to the Closing Date, the Company shall purchase directors’ and officers’ liability insurance coverage (the “Company D&O Policy”) for the Company’s, 340B OpCo’s and PHSS’s managers and officers, which shall provide such managers and officers with coverage for at least six years following the Closing Date with an amount of coverage and other terms consistent with existing coverage in all material respects from the Company’s existing directors’ and officers’ liability insurance provider.

(b) Effective as of no later than the Closing Date, Blocker Seller shall, or shall cause one of its Affiliates (other than any Blocker Entity) to, maintain (or purchase a tail policy to) the directors’ and officers’ liability insurance coverage (the “Blocker D&O Policy,” and, together with the Company D&O Policy, the “D&O Policies”) for each Blocker Entity’s managers or directors, as applicable, and officers, which shall provide such managers or directors, as applicable, and officers with coverage for at least six years following the Closing Date with an amount of coverage and other terms consistent with existing coverage in all material respects from the Blocker Entities’ existing directors’ and officers’ liability insurance provider.
6.10 Payoff Letters and Invoices; Draft Closing Consideration Certificate and Updated Pro Rata Portion Schedule.
(a) At least five Business Days prior to the Closing Date, the Company shall deliver to Purchaser an accurate and complete copy of: (a) one or more payoff letters, each dated no more than five Business Days prior to the Closing Date, with respect to all outstanding Indebtedness described in clauses “(a)(i)” and “(m)” (to the extent as related to clause “(a)(i)”) of the definition of “Indebtedness” of the Acquired Companies, the Blocker Entities and the Spin-Off Entities, to (i) satisfy such Indebtedness as of the Closing and (ii) terminate and release any Encumbrances related thereto; and (b) an invoice from each advisor or other service provider to the Acquired Companies, the Blocker Entities and the Spin-Off Entities, dated no more than five Business Days prior to the Closing Date, with respect to all Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date. The Company shall use commercially reasonable efforts to obtain payoff letters in forms reasonably satisfactory to Purchaser with respect to all outstanding Indebtedness described in clauses “(a)(ii)” and “(m)” (to the extent as related to clause “(a)(ii)”) of the definition of “Indebtedness”.
(b) At least five Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to Purchaser a draft of the Closing Consideration Certificate and a draft of the Updated Pro Rata Portion Schedule (which Updated Pro Rata Portion Schedule shall take into account any Special Distribution made by the Company to BWA Feeder prior to the Company’s delivery of the draft of the Updated Pro Rata Portion Schedule pursuant to this Section 6.10(b) for purpose of satisfying the Blocker Note). Purchaser shall be entitled to review the draft Closing Consideration Certificate and the draft of the Updated Pro Rata Portion Schedule with any reasonable applicable supporting detail and information that Purchaser has requested to verify the amounts reflected therein, and the Company shall consider in good faith any comments received from Purchaser on the draft Closing Consideration Certificate or the draft Updated Pro Rata Portion Schedule. The Closing Consideration Certificate delivered pursuant to Section 1.4(b)(xii) and the Updated Pro Rata Portion Schedule delivered pursuant to Section 1.2(a) shall be based upon the draft Closing Consideration Certificate and the draft Updated Pro Rata Portion Schedule delivered pursuant to this Section 6.10(b) after the Company’s good faith consideration of the reasonable comments of Purchaser thereon.

(c) At least five Business Days prior to the anticipated date of the completion of the Divisional Merger, the Company shall prepare and deliver to Purchaser a draft of any updated schedules and/or annexes to the Divisional Merger Agreement that have been updated to account for activities and events that occurred between the date of this Agreement and the date of the completion of the Divisional Merger (the “Updated DMA Schedules/Annexes”), which draft of Updated DMA Schedules/Annexes shall be prepared in accordance with the allocation principle set forth in Footnote No.1 to the Divisional Merger Agreement. Purchaser shall be entitled to review the draft Updated DMA Schedules/Annexes with any reasonable applicable supporting detail and information that Purchaser has requested to verify the allocation reflected therein, and the Company shall consider in good faith any comments received from Purchaser on the draft Updated DMA Schedules/Annexes. The schedules and/or annexes included in the Divisional Merger Agreement to be executed by PSG shall be based upon what are included in Exhibit G-2 and the draft Updated DMA Schedules/Annexes delivered pursuant to this Section 6.10(c) after the Company’s good faith consideration of the reasonable comments of Purchaser thereon.
(d) Nothing in this Section 6.10 shall limit any rights of any Indemnitee as set forth in Section 11.
6.11 Employee Matters.
(a) Offer Letters. Prior to the date of this Agreement, Purchaser has delivered the Signing Date Offer Letters to each of the Required Employees and each Required Employee has executed such Signing Date Offer Letter and the applicable exhibits thereto, including customary agreements relating to confidentiality, invention assignment, non-solicitation and non-competition obligations. The employment of the Required Employees shall be governed by the terms and conditions of the Signing Date Offer Letters effective as of the Closing Date. Within ten Business Days of the date of this Agreement, Purchaser shall have delivered a Closing Date Offer Letter to each Offered Employee listed on Exhibit L who is not a Required Employee. At any time before the Closing, Purchaser may deliver a Closing Date Offer Letter to each Offered Employee who is not listed on Exhibit L. Each such Offered Employee who shall have executed a Closing Date Offer Letter is referred to herein as a “Continuing Employee”. Each Closing Date Offer Letter shall, with respect to the Offered Employee receiving such Closing Date Offer Letter, provide for (i) a salary or wage level and a target cash bonus opportunity (excluding any sales compensation arrangements) that are, in the aggregate, at least equal to such Offered Employee’s current salary or wage level and target cash bonus opportunity (excluding any sales compensation arrangements), (ii) a sales compensation opportunity that is substantially comparable to Purchaser’s similarly-situated employees, (iii) a title that is substantially comparable to Purchaser’s similarly-situated employees and (iv) other than any benefits and compensation referenced in (i), (ii) or (iii), benefits pursuant to qualified and non-qualified retirement and savings plans, welfare plans and programs, severance and paid time off plans, policies and arrangements and equity-based plans that are, in the aggregate, substantially comparable to such benefits provided to Purchaser’s similarly-situated employees. Without limiting the generality of Section 6.1, the Company shall provide Purchaser, upon Purchaser’s reasonable advance notice to the Company, with reasonable access to each Required Employee and Offered Employee during normal working hours following the date of this Agreement.
(b) Certain Employee Benefit Plan Matters. Except to the extent required by applicable Legal Requirements, effective as of the Closing, the Continuing Employees and the Required Employees shall cease all active participation in and accrual of benefits under the Company Employee Plans and Company Service Provider Agreements, and the Acquired Companies shall cease all participation under the Company Employee Plans.
(c) Payment of Accrued Employee Amounts. Prior to the Closing, the Company shall pay out all vacation, sick time and paid time off that has been accrued but unused as of the Closing Date by any Required Employee or Continuing Employee, as well as all salaries, wages, bonuses, commissions, incentive compensation, fees and other unpaid compensation and benefits, including pursuant to any Company Employee Plan or Company Service Provider Agreement, of, accrued for, owed to or payable to, any Required Employee or Continuing Employee as of the Closing Date, including payment of a pro-rated portion of the fiscal year 2020 bonuses listed on Schedule 6.11(c) that has been accrued as of the Closing Date (collectively, the “Accrued Employee Amounts”), unless otherwise required by Legal Requirements.
(d) No Modification; No Third Party Beneficiaries. The provisions of this Section 6.11 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to (a) amend or modify any Company Employee Plan or Purchaser employee benefit plan or other compensation and benefits plans maintained for or provided to Company Service Providers or any other Persons prior to or following the Closing or (b) confer upon or give to any Person (including, for the avoidance of doubt, any Company Service Providers), other than the Parties, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 6.11 under or by reason of any provision of this Agreement. For the avoidance of doubt, nothing contained in this Section 6.11(d) shall confer upon any Continuing Employee or Required Employee any right to continued employment with Purchaser or any Acquired Company, or any of their respective Affiliates after the Closing Date or (ii) is intended to guarantee employment to any Continuing Employee or Required Employee for any period of time.
6.12 Integration. To the maximum extent permitted by applicable Legal Requirements, between the date hereof and the Closing, the Company, the Sellers and Purchaser shall, and shall cause their respective Affiliates and Representatives to, reasonably cooperate to achieve, and will discuss in good faith, a plan for the integration of the Retained Business, including the Company IT Systems that are not Spin-Off Assets, into the business and operations of Purchaser following the Closing.
6.13 Bank Accounts. To the extent any individual at the Closing (other than a Company Service Provider who remains employed by any Acquired Company immediately following the Closing and actually performs services for the Acquired Companies on or after the Closing Date, unless otherwise directed by Purchaser) has authority to draw on or has access to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the

Company, 340B OpCo or PHSS, the Company shall use commercially reasonable efforts to remove, effective as of the Closing, such individual’s authority unless otherwise directed in writing by Purchaser.
6.14 Spin-Off. (a) On a date that is no more than five Business Days prior to the Closing Date, the Sellers and the Company shall cause PSG to enter into and effect the transactions described in the Divisional Merger Agreement, which transactions shall be the divisional merger of PSG into two surviving entities, which will be PSG and, as of and after the completion of such divisional merger, will be referred to as “SpinCo” in this Agreement and 340B OpCo and (b) on the Closing Date and prior to the Closing, the Sellers shall cause the Company and Blocker and their respective Affiliates to enter into and effect the transactions described in the other Spin-Off Agreements, all of which transactions described in the foregoing clauses “(a)” and “(b)” shall be completed prior to the Closing. The intended federal income tax treatment of the transactions comprising the Spin-Off is described in Section 8(d) of the Reorganization Agreement in the form attached hereto as Exhibit G-1. Following the completion of the transactions contemplated under the Spin-Off Agreements, SpinCo will become wholly owned by the Class A Holder.
6.15 Financial Statements.
(a) During the Pre-Closing Period, within 30 days following the end of each calendar month ending on or after the date of this Agreement, the Company shall prepare (on a basis consistent with similar statements delivered by the Company to Purchaser pursuant to Section 2.4(a)) and deliver to Purchaser: (i) an unaudited consolidated balance sheet of the Acquired Companies as of the last day of each such calendar month, and the related unaudited consolidated statement of income, unaudited consolidated statement of members’ equity and unaudited consolidated statement of cash flows for such calendar month, as well as an unaudited consolidated balance sheet of the Acquired Companies and the related unaudited consolidated statement of income, unaudited consolidated statement of members’ equity and unaudited consolidated statement of cash flows for the corresponding periods for the prior fiscal year (the “Required Company Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Company and PHSS as of the last day of each such calendar month, and the related unaudited consolidated statement of income, unaudited consolidated statement of members’ equity and unaudited consolidated statement of cash flows for such calendar month, in each case as related to the Retained Business (collectively, the “Required 340B Link Interim Financial Statements”).
(b) Prior to Closing, the Company shall prepare (on a basis that is consistent with the Provided 340B Link Financial Statements except that they need not contain notes) and deliver to Purchaser unaudited statements of income (including allocations of charges relating to corporate overhead) of PSG and PHSS for the three months ended September 30, 2019, March 31, 2020 and June 30, 2020, the nine months ended September 30, 2019 and the twelve months ended December 31, 2019, in each case as related to the Retained Business (collectively, the "Required 340B Link Historical Financial Statements” and, together with the Required 340B Link Interim Financial Statements, the “Required 340B Link Financial Statements”).

(c) If any of the Required Financial Statements are provided by the Company in the good faith belief that such Required Financial Statements comply with GAAP, Purchaser may not make a breach of covenant claim with respect to such Required Financial Statements, but Purchaser shall not be precluded from making a claim based on a breach of Section 2.4(b).
6.16 Transfer of Purchased Securities. Other than the sale to Purchaser as contemplated hereunder, no Seller shall, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option or any right with respect to, sell, exchange, pledge, convert or otherwise dispose of or encumber any Purchased Security or any other security of the Company or Blocker, or make any offer or enter into any agreement providing for any of the foregoing.
6.17 SpinCo Insurance. The Class A Holder shall cause SpinCo or one of its Subsidiaries (which Subsidiaries shall, for the avoidance of doubt, not include PHSS) to purchase, prior to the Closing Date, and maintain the insurance coverages described in Schedule 6.17 (the “SpinCo Policies”) and name each of Purchaser, the Company, 340B OpCo and PHSS as an additional insured, as applicable (collectively, the “Additionally Insured Entities”). Prior to the Closing, the Class A Holder shall use commercially reasonable efforts to ensure that the SpinCo Policies provide the Additionally Insured Entities the authority to make and manage any claims on behalf of the Additionally Insured Entities under the SpinCo Policies and direct the payment of any claims regarding the Additionally Insured Entities under the SpinCo Policies; provided that if the Class A Holder is unable to do so, the Class A Holder shall, and shall cause SpinCo and its Subsidiaries to, follow the reasonable instructions of the Additionally Insured Entities regarding the management of and payments of amounts under such SpinCo Policies with regard to claims of the Additionally Insured Entities.  The SpinCo Policies shall be effective as of the Closing Date and shall continue for the period of time described in Schedule 6.17, as applicable. The Class A Holder shall cause SpinCo and its Subsidiaries to maintain the SpinCo Policies in full force and effect for the term of such policies.
6.18 Sublease Agreement. Promptly following the date of this Agreement, Purchaser and the Company shall, and shall cause their Affiliates to, negotiate in good faith to reach agreement on a sublease agreement (the “Sublease Agreement”) by 340B OpCo, as the sublessor, to SpinCo, as the sublessee, that contains substantially the terms set forth in the Sublease Term Sheet attached hereto as Exhibit M. Promptly following Purchaser’s and the Company’s reaching agreement on the Sublease Agreement, Purchaser shall, and the Company shall cause PSG to, collectively with the other party, approach the Landlord to obtain the Landlord’s consent to the Sublease Agreement.
7. Certain Covenants of the Parties
7.1 Filings and Consents. All obligations of the Parties set forth in this Section 7.1 are applicable to the Pre-Closing Period only.
(a) Filings. Each Party shall use commercially reasonable efforts during the Pre-Closing Period to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to any of the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Purchaser shall pay all filing and related fees in connection with any such filings that must be made by any of the Parties under the HSR Act or any similar Legal Requirements of any other jurisdiction. Without limiting the generality or effect of the foregoing sentence, each of the Company, Blocker and Purchaser shall, as soon as practicable but in any event within ten Business Days of the execution of the Agreement, make any initial filings required under the HSR Act in connection with the transactions contemplated by this Agreement. Purchaser, the Company and Blocker shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with such filings. Subject to the confidentiality provisions of this Agreement, Purchaser, the Company and Blocker shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 7.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of this Agreement, the Company and Blocker shall: (i) cooperate with Purchaser with respect to any filings made by Purchaser in connection with the transactions contemplated by this Agreement; (ii) permit Purchaser to review (and consider in good faith the views of Purchaser in connection with) any documents before submitting such documents to any Governmental Body in connection with the transactions contemplated by this Agreement; and (iii) promptly provide Purchaser with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by the Company or Blocker with or to any Governmental Body in connection with the transactions contemplated by this Agreement. Purchaser shall, in consultation with the Company and Blocker, determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Body as contemplated hereby, and the Sellers, the Company and Blocker shall, and the Sellers shall cause the Company and Blocker to, take such actions as reasonably requested by Purchaser in connection with obtaining such consents, approvals or waivers. Subject to Section 6.2(c), nothing in this Section 7.1(a) shall be deemed to require Sellers, the Company or any Acquired Company to provide any notice to Purchaser or any Affiliate of Purchaser regarding the matters set forth in Part 2.12 of the Disclosure Schedule.
(b) Efforts. Subject to Section 7.1(c), Purchaser, the Company and Blocker shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 7.1(c), each Party: (i) shall make or cause to be made all filings (if any) and give or cause to be given all notices (if any) required to be made or given (pursuant to any applicable Legal Requirement or Contract, or otherwise, including the Contracts set forth in Part 2.21(d) of the Disclosure Schedule) by such Party or any Acquired Company, Spin-Off Entity or Blocker Entity in connection with the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain or cause to be obtained each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise, including the Contracts set forth in Part 2.21(d) of this Disclosure Schedule) by such Party or any Acquired Company, Spin-Off Entity or Blocker Entity in connection with the transactions contemplated by this Agreement.

(c) Limitations. Notwithstanding anything to the contrary contained in Section 7.1(b) or elsewhere in this Agreement, Purchaser shall not have any obligation under this Agreement, and the Company and Blocker shall not agree or commit (without the prior written consent of Purchaser), as applicable, other than pursuant to Section 6.14, to divest or agree to divest (or cause any of its Subsidiaries or Affiliates or the Acquired Companies to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or Affiliates or the Acquired Companies to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or Affiliates or the Acquired Companies to agree) to any limitation or restriction on any of its respective businesses, product lines or assets. Purchaser shall not have any obligation to contest any Legal Proceeding by any Governmental Body relating to the Closing or any of the other transactions contemplated by this Agreement.
7.2 Reasonable Efforts. Prior to the Closing, as applicable: (a) the Sellers, the Company and Blocker shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis; and (b) Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 9 to be satisfied on a timely basis.
7.3 Communications with Employees. Prior to the Closing Date, the Company shall ensure that its and its Representatives’ and Affiliates’ communications with Offered Employees regarding post-Closing employment matters with Purchaser, any Subsidiary or Affiliate of Purchaser or any Acquired Company, including post-Closing employee benefit plans and compensation, are consistent in all material respects with a communications plan that has been approved by Purchaser.
7.4 Books and Records.
(a) From and for seven years after the Closing, Purchaser shall, and shall cause the Company to, (a) afford the Sellers and their representatives reasonable access, during normal business hours, upon reasonable advance written notice and under reasonable circumstances, to the books and records of the Company, 340B OpCo, PHSS and the Blocker Entities, and permit the Sellers and their representatives to examine and copy such books and records to the extent reasonably requested by such Party, and (b) cause their representatives to furnish all information regarding the Company, 340B OpCo, PHSS and the Blocker Entities reasonably requested by the Sellers or their representatives, in the case of clauses (a) and (b) to the extent required in connection with financial reporting, third party litigation not involving Purchaser or any of its Affiliates (including the Company, 340B OpCo, PHSS and the Blocker Entities following the Closing), insurance claims or Tax audits; provided, however, that nothing in this Section 7.4(a) shall require Purchaser or its Affiliates (including the Company, 340B OpCo, PHSS and the Blocker Entities following the Closing) to furnish to any Seller or any of its representatives any materials that (i) are subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege, (ii) which may not be disclosed pursuant to applicable Legal Requirements, (iii) which may not be disclosed without contravening any Contract of any Acquired Company or (iv) to the extent relating to any dispute or potential dispute relating to this Agreement or the transactions contemplated by this Agreement (though

Purchaser agrees that this clause “(iv)” shall not be interpreted to limit document discovery to which any of the Sellers or their respective Affiliates may be otherwise entitled in connection with any such dispute or potential dispute). For the period as may be required by applicable Legal Requirements, Purchaser shall, and shall cause its Affiliates (including the Company, PHSS and Blocker following the Closing) to, maintain all such books and records and shall not destroy, alter or otherwise dispose of any such books and records.
(b) From and for seven years after the Closing, the Class A Holder shall, and shall cause the Spin-Off Entities to, (a) afford Purchaser and its representatives reasonable access, during normal business hours, upon reasonable advance written notice and under reasonable circumstances, to the books and records of the Spin-Off Entities, and permit Purchaser and its representatives to examine and copy such books and records to the extent reasonably requested by such Party, and (b) cause their representatives to furnish all information regarding the Spin-Off Entities reasonably requested by Purchaser or its representatives, in the case of clauses (a) and (b) to the extent required in connection with financial reporting, third-party litigation not involving the Class A Holder or any of his Affiliates (including the Spin-Off Entities following the Closing), insurance claims or Tax audits; provided, however, that nothing in this Section 7.4(b) shall require the Class A Holder or his Affiliates (including the Spin-Off Entities following the Closing) to furnish to Purchaser or any of its representatives any materials that (i) are subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege, (ii) which may not be disclosed pursuant to applicable Legal Requirements, (iii) which may not be disclosed without contravening any Contract of any Spin-Off Entity or (iv) to the extent relating to any dispute or potential dispute relating to this Agreement or the transactions contemplated by this Agreement (though the Class A Holder agrees that this clause “(iv)” shall not be interpreted to limit document discovery to which any of Purchaser or its Affiliates may be otherwise entitled in connection with any such dispute or potential dispute). For the period as may be required by applicable Legal Requirements, the Class A Holder shall, and shall cause his Affiliates (including the Spin-Off Entities following the Closing) to, maintain all such books and records and shall not destroy, alter or otherwise dispose of any such books and records.
7.5 Purchaser Non-Solicitation. For the period that begins on the Closing Date and ends on the second anniversary of the Closing Date, Purchaser shall not, and shall cause its Affiliates (including 340B OpCo) not to, directly or indirectly solicit, for employment or the engagement of services, any employee of SpinCo or any of the Spin-Off Entities that for the avoidance of doubt is not a Required Employee or Continuing Employee (each, a “Spin-Off Employee”), or induce or attempt to induce any Spinoff Employee to leave his or her employment with SpinCo or any of the Spin-Off Entities, or in any way knowingly and intentionally interfere with the employment relationship between any Spinoff Employee and SpinCo or any of the Spin-Off Entities, in each case for the purpose of employing or engaging the services of such Spinoff Employee or soliciting such Spinoff Employee to become an employee or consultant of Purchaser or any of its Affiliates or any other Person; provided, however, that nothing in this Section 7.5 shall preclude Purchaser from soliciting any Spinoff Employee (i) who independently responds to any public advertisement or general solicitation (such as a newspaper advertisement or internet posting) not specifically targeting such Spinoff Employee or (ii) following the termination of such Spinoff Employee’s employment with SpinCo or any of the Spin-Off Entities for any reason, provided, that Purchaser or an Affiliate of Purchaser has not induced such Spin-Off Employee to terminate his or her employment in breach of Purchaser’s obligations under Section 7.5.
8. Conditions Precedent to Obligations of Purchaser
The obligations of Purchaser to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:
8.1 Accuracy of Representations.
(a) Accuracy at Signing.
(i) Each of the representations and warranties made by the Company in this Agreement (other than the Fundamental Representations and the representations and warranties set forth in the second sentence of Section 2.8(b)) shall have been accurate in all respects as of the date of this Agreement (provided, however, that for purposes of determining the accuracy of such representations and warranties, all “material,” “materially,” “Material Adverse Effect” or similar qualifications limiting the scope of such representations and warranties shall be disregarded), except for such failures to be so accurate that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii) (A) Each of the Fundamental Representations set forth in Sections 2.1(a), 2.1(b), 2.3(a), 2.3(b), 2.20, 2.25, 3 (other than Section 3.7 and Section 3.8) and 4 (other than the Blocker Business Representations) and the representations and warranties set forth in the second sentence of Section 2.8(b) shall have been accurate in all respects as of the date of this Agreement and (B) each of Fundamental Representations (other than the Fundamental Representations referenced in the foregoing clause “(A)” and including the Fundamental Representations set forth in Section 3.7, Section 3.8 and the Blocker Business Representations) shall have been accurate in all material respects as of the date of this Agreement (provided, however, that for purposes of determining the accuracy of such representations and warranties referred to in this clause “(B)”, all “material,” “materially” or similar qualifications limiting the scope of such representations and warranties shall be disregarded).
(b) Accuracy as of immediately prior to the PSG Distribution and at the Closing.
(i) Each of the representations and warranties made by the Company in this Agreement (other than the Fundamental Representations and the representations and warranties set forth in the second sentence of Section 2.8(b)) shall be accurate in all respects as of immediately prior to the PSG Distribution and as of the Closing Date as if made as of immediately prior to the PSG Distribution and on and as of the Closing Date other than representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date, (provided, however, that for purposes of determining the accuracy of such representations and warranties, all “material,” “materially,” “Material Adverse Effect” or similar qualifications limiting the scope of such representations and warranties shall be disregarded) except, in each case, for such failures to be so accurate that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(ii) (A) Each of the Fundamental Representations set forth in Sections 2.1(a), 2.1(b), 2.3(a), 2.3(b), 2.20, 2.25, 3 (other than Section 3.7 and Section 3.8) and 4 (other than the Blocker Business Representations) and the representations and warranties set forth in the second sentence of Section 2.8(b) shall be accurate in all respects as of immediately prior to the PSG Distribution and as of the Closing Date as if made as of immediately prior to the PSG Distribution and on and as of the Closing Date other than such Fundamental Representations which by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date, and (B) each of the Fundamental Representations (other than the Fundamental Representations referenced in the foregoing clause “(A)”), including the Fundamental Representations set forth in Section 3.7, Section 3.8 and the Blocker Business Representations, shall be accurate in all material respects as of immediately prior to the PSG Distribution and as of the Closing Date as if made as of immediately prior to the PSG Distribution and on and as of the Closing Date other than such Fundamental Representations which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date (provided, however, that for purposes of determining the accuracy of such representations and warranties referred to in this clause “(B)”, all “material,” “materially” or similar qualifications limiting the scope of such representations and warranties shall be disregarded).
8.2 Performance of Covenants. Each of the covenants and obligations that the Sellers, the Company or Blocker are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
8.3 Governmental and Other Consents.
(a) HSR Approval; Other Governmental Consents. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated early, and any approvals, consents or clearances required in connection with the transactions under the HSR Act shall have been obtained. All other filings with and other Consents of any Governmental Body required to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made and obtained and shall be in full force and effect and any other waiting period under any applicable Legal Requirement shall have expired or been terminated.
(b) Other Consents. All Consents identified in Schedule 1.4(b)(xxiv) shall have been obtained and shall be in full force and effect.
8.4 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, which Material Adverse Effect has not been cured by the Closing Date.

8.5 Employees.
(a) None of the Required Employees shall have ceased to be employed (other than due to death or disability of such Required Employee) by the Acquired Companies or the Spin-Off Entities or shall have expressed a formal and definitive intention to any Acquired Company or Spin-Off Entity or, to the actual knowledge (without a duty of inquiry) of a Knowledge Person, an informal and definitive intention, to terminate his or her employment with Purchaser following the Closing Date.
(b) All Continuing Employees who (i) shall have executed a Closing Date Offer Letter, (ii) shall have not ceased to be employed (other than due to death or disability of such Continuing Employee) by the Acquired Companies or the Spin-Off Entities and (iii) shall have not expressed a formal and definitive intention to any Acquired Company or Spin-Off Entity or, to the actual knowledge (without a duty of inquiry) of a Knowledge Person, an informal and definitive intention, to terminate his or her employment with Purchaser following the Closing Date, collectively continue to constitute no less than 90% of the Offered Employees listed on Exhibit L.
8.6 Documents and Agreements. Purchaser shall have received each of the documents and agreements contemplated to be provided to Purchaser in Section 1.4(b).
8.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order against a Party preventing or otherwise impeding the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes any Party’s consummation of the transactions contemplated by this Agreement illegal.
8.8 No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened in writing to commence any Legal Proceeding: (a) challenging the Closing or any of the other transactions contemplated by this Agreement or seeking the recovery of damages (which damages, in the case of any Person other than a Governmental Body, are material) in connection with the Closing or any of the other transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to its ownership of the Purchased Securities or other securities of the Company or Blocker; (c) that is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Closing or any of the other transactions contemplated by this Agreement; (d) seeking to compel any of the Acquired Companies, the Blocker Entities, Purchaser or any Affiliate of Purchaser to dispose of or hold separate any material assets as a result of the Closing or any of the other transactions contemplated by this Agreement; or (e) that may result in the imposition of criminal liability on any Blocker Entity, any Acquired Company, Purchaser or any Affiliate of Purchaser or any Representative of any Blocker Entity, any Acquired Company, Purchaser or any Affiliate of Purchaser or the imposition of regulatory fines on any Blocker Entity, any Acquired Company,

Purchaser or any Affiliate of Purchaser or any Representative of any Blocker Entity, any Acquired Company, Purchaser or any Affiliate of Purchaser.
9. Conditions Precedent to Obligations of the Sellers
The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers’ Representative on behalf of the Sellers), at or prior to the Closing, of the following conditions:
9.1 Accuracy of Representations.
(a) Accuracy at Signing. Each of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all respects as of the date of this Agreement, except where the failure of the representations and warranties of Purchaser to be accurate in all respects would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Closing.
(b) Accuracy at Closing. Each of the representations and warranties made by Purchaser in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all respects as of such date, except, in each case, where the failure of the representations and warranties of Purchaser to be accurate in all respects would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Closing.
9.2 Performance of Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
9.3 HSR Approval; Other Governmental Consents. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated early, and any approvals, consents or clearances required in connection with the transactions under the HSR Act shall have been obtained. All other filings with and other Consents of any Governmental Body required to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made and obtained and shall be in full force and effect and any other waiting period under any applicable Legal Requirement shall have expired or been terminated.
9.4 Documents and Agreements. The Sellers’ Representative shall have received each of the documents and agreements contemplated to be provided to the Sellers’ Representative in Section 1.4(c)(iv) and Section 1.4(c)(v).
9.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order against a Party preventing or otherwise impeding the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that makes any Party’s consummation of the transactions contemplated by this Agreement illegal.
10. Termination
10.1 Termination Events. This Agreement may be terminated prior to the Closing:
(a) by the mutual written consent of Purchaser and the Sellers’ Representative;
(b) by Purchaser if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on the date that is 150 days following the date of this Agreement (the “Outside Date”), unless the failure to so close is the result of the willful and intentional breach by Purchaser of this Agreement or any other agreement or instrument delivered to the Sellers’ Representative in connection with the transactions contemplated by this Agreement;
(c) by the Sellers’ Representative if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on the Outside Date, unless the failure to so close is the result of the willful and intentional breach by a Seller, the Company, Blocker or the Sellers’ Representative of this Agreement or any other agreement or instrument delivered to Purchaser in connection with the transactions contemplated by this Agreement;
(d) by either Purchaser or the Sellers’ Representative if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal;
(e) by Purchaser if: (i) any of the representations and warranties of the Sellers, Blocker or the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; (ii) any of the covenants of the Sellers, the Company or Blocker contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred (solely to the extent such Material Adverse Effect has not been cured prior to the Outside Date); provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Sellers, the Company or Blocker as of a date subsequent to the date of this Agreement or a breach of a covenant by the Sellers, the Company or Blocker is curable by the Sellers, the Company or Blocker, as the case may be, through the use of reasonable efforts within five Business Days after Purchaser notifies the Sellers’ Representative in writing of the existence of such inaccuracy or breach (the “Sellers Cure Period”), then Purchaser may not terminate this Agreement under this Section 10.1(e) as a result of such inaccuracy or breach prior to the expiration of the Sellers Cure Period, provided, that the Sellers, the Company and Blocker, during the Sellers Cure Period, continue to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 10.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Sellers Cure Period); or
(f) by the Sellers’ Representative if: (i) any of Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 9.1 would not be satisfied; or (ii) if any of Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.2 would not be satisfied; provided, however, that if an inaccuracy in any of Purchaser’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Purchaser is curable by Purchaser through the use of reasonable efforts within five Business Days after the Sellers’ Representative notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then the Sellers’ Representative may not terminate this Agreement under this Section 10.1(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, provided, that Purchaser, during the Purchaser Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 10.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period).
10.2 Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 10.1, Purchaser shall deliver to the Sellers’ Representative a written notice stating that Purchaser is terminating this Agreement and setting forth the specific subsection(s) of Section 10.1 pursuant to which Purchaser is terminating this Agreement and a brief description of the basis on which Purchaser is terminating this Agreement. If the Sellers’ Representative wishes to terminate this Agreement pursuant to Section 10.1, the Sellers’ Representative shall deliver to Purchaser a written notice stating that the Sellers’ Representative is terminating this Agreement and setting forth the specific subsection(s) of Section 10.1 pursuant to which the Sellers’ Representative is terminating this Agreement and a brief description of the basis on which the Sellers’ Representative is terminating this Agreement.
10.3 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, that: (a) neither the Sellers nor Purchaser shall be relieved of any obligation or Liability arising from any willful breach by such Party of any provision contained in this Agreement; and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 12.
11. Indemnification, Etc.
11.1 Survival of Representations, Etc.

(a) General Survival. Subject to Sections 11.1(b) and 11.1(d), the representations and warranties made by the Company in this Agreement and in the Company Closing Certificate, other than the Fundamental Representations, shall survive the Closing and shall expire at 11:59 p.m. (Pacific time) on the date that is 12 months following the Closing Date (the “General Survival Expiration Date”); provided, however, that if, at any time on or prior to the General Survival Expiration Date, any Indemnitee delivers to the Sellers’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 11.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the General Survival Expiration Date until such time as such claim is fully and finally resolved.
(b) Fundamental Representations. Notwithstanding anything to the contrary contained in Section 11.1(a), but subject to Section 11.1(d), the Fundamental Representations shall survive the Closing and shall remain in full force and effect until the date that is six years following the Closing Date; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Indemnitee delivers to the Sellers’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any Fundamental Representation and asserting a claim for recovery under Section 11.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such date until such time as such claim is fully and finally resolved.
(c) Purchaser Representations. The representations and warranties made by Purchaser in this Agreement shall terminate and expire as of the Closing, and any Liability of Purchaser with respect to such representations and warranties shall thereupon cease.
(d) Fraud. Notwithstanding anything to the contrary contained in Section 11.1(a) or 11.1(b), the limitations set forth in Sections 11.1(a) and 11.1(b) shall not apply in the case of claims based upon Fraud.
(e) Covenant Survival. For the avoidance of doubt, (i) the covenants, agreements and obligations that Purchaser, the Sellers, the Company and Blocker are required to comply with or to perform at or prior to the Closing shall survive the Closing until the date that is 12 months after the Closing Date and (ii) all other covenants and agreements shall survive until the date that is 30 days following the date on which the performance of such covenant is due; provided, that, if there is no specified term of performance, such covenant shall survive until the date that is 30 days after the date that no Person can bring a Legal Proceeding in accordance with applicable Legal Requirements against Purchaser, the Company, Blocker or any of their respective Affiliates.
(f) Representations Not Limited by Information. The Company, Blocker and the Sellers agree that the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Section 11 relating to the representations, warranties, covenants and obligations of the Company, Blocker and the Sellers set forth in this Agreement and in the Closing Certificates are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations set forth in this Agreement and in the Closing Certificates, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of any knowledge on the part of any of the Indemnitees or any of their Representatives (regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure (other than in the Disclosure Schedule) by the Company, Blocker, the Sellers or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that an Indemnitee or any of its Representatives knew or should have known that any representation or warranty set forth in this Agreement or in the Closing Certificates is or might be inaccurate or untrue.
(g) Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a qualification of or supplement to the representation and warranty made by the Company, Blocker and the Sellers contained in this Agreement.
11.2 Indemnification.
(a) Indemnification with Respect to Representations, Warranties, Covenants and Agreements Made by the Company. From and after the Closing (but subject to Section 11.1), each Seller, severally (and not jointly and severally), shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, such Seller’s Pro Rata Portion of any Damages (or, to the extent recovered from the General Indemnity Escrow Funds, the Special Indemnity Escrow Funds or the Sellers’ Representative Fund, such Seller’s Special Pro Rata Portion) that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and that arise from or as a result of, or to the extent connected with:
(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty or any notification pursuant to Section 6.4; except, with respect to this Section 11.2(a)(i), use of the word “material” in the defined terms “Material Adverse Effect” and “Material Contract” shall not be disregarded);
(ii) any inaccuracy in or breach of any representation or warranty made by the Company: (A) in this Agreement as if such representation or warranty was made (x) on and as of immediately prior to the PSG Distribution and (y) on and as of the Closing or (B) in the Company Closing Certificate (in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty or any notification pursuant to Section 6.4; except, with respect to this Section 11.2(a)(ii), the use of the word “material” in the defined terms “Material Adverse Effect” and “Material Contract” shall not be disregarded);
(iii) any breach of any covenant or obligation of the Company in this Agreement required to be performed prior to or at the Closing or any breach by the Sellers’

Representative of any covenant or obligation in this Agreement required to be performed by the Sellers’ Representative prior to, at or after the Closing;
(iv) any (A) Taxes payable by, relating to or imposed on any Acquired Company, or for which any Acquired Company is liable (whether under any Legal Requirement, under any Contract (other than a Contract entered into in the Ordinary Course of Business not relating primarily to Taxes), as a transferee or successor or otherwise) (1) as a result of being or having been (or ceasing to be) a member of an Affiliated Group on or before the Closing Date or (2) for any taxable period of any Acquired Company ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (without giving effect to any disclosures set forth in the Disclosure Schedule and without limiting any rights or remedies of any Indemnitee in the event of any inaccuracy in or breach of any representation or warranty); provided, that, except as may be otherwise required by Treasury Regulation 1.1502-76(b), for purposes of this Agreement, the determination of Taxes of any Acquired Company or Blocker Entity for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a closing-of-the-books basis by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date (with depreciation, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes, apportioned on a daily basis) and by treating any other Acquired Company or other Blocker Entity owned by such Acquired Company or Blocker Entity as having a Straddle Period consisting of such two taxable years or periods; (B) Transfer Taxes, if any, imposed on the transactions contemplated by this Agreement; provided, that, the amount of franchise Tax shown on the Texas 2020 Return shall be allocated (x) to the Pre-Closing Tax Period based on a fraction, the numerator of which will be the number of days in the taxable year prior to and including the Closing Date and the denominator shall be 365, and (y) the remainder to the portion of the Straddle Period that begins on the day after the Closing Date; and (C) social security, Medicare, unemployment or other employment, withholding or payroll Taxes or similar Taxes or amounts (together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Body with respect thereto) owed by or imposed on Purchaser or any Acquired Company, or for which Purchaser or any Acquired Company or any of their respective Affiliates may otherwise be liable, in each case, triggered in connection with, as a result of or attributable to any payments made under this Agreement and the consummation of the transactions contemplated by this Agreement to, or on behalf of, any Company Service Provider, including any amounts released from the Escrow Funds or payable in connection with distributions from the Escrow Funds (all Taxes described in clauses “(A)”, “(B)” and “(C)” and any Taxes referred to in Section 11.2(a)(v) are collectively referred to in this Agreement as “Acquired Company Pre-Closing Taxes”), in each case, to the extent not taken into account in calculating Transaction Expenses or Indebtedness;
(v) (A) the Post-DM Spin-Off, including any Taxes (including any Transfer Taxes) or other Liabilities incurred on account of, or with respect to, the Post-DM Spin-Off and (B) any Taxes (including any Transfer Taxes) incurred on account of, or with respect to, the Divisional Merger; or

(vi) any matter set forth in Schedule 11.2(a)(vi).
(b) Indemnification with Respect to Representations, Warranties, Covenants and Agreements Made by the Sellers. From and after the Closing (but subject to Section 11.1), each Seller, on behalf of himself, herself or itself, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, all Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and that arise from or as a result of, or to the extent connected with:
(i) any inaccuracy in or breach of any representation or warranty made by such Seller in this Agreement as of the date of this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty or any notification pursuant to Section 6.4);
(ii) any inaccuracy in or breach of any representation or warranty made by such Seller: (A) in this Agreement as if such representation or warranty was made on and as of the Closing; or (B) in such Seller’s Individual Seller Closing Certificate (in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty or any notification pursuant to Section 6.4); or
(iii) any breach of any covenant or obligation of such Seller in this Agreement required to be performed prior to, at or after the Closing.
(c) Indemnification with Respect to Representations, Warranties, Covenants and Agreements Made by Blocker. From and after the Closing (but subject to Section 11.1), Blocker Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, all Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and that arise from or as a result of, or to the extent connected with:
(i) any inaccuracy in or breach of any representation or warranty made by Blocker in this Agreement as of the date of this Agreement (in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty or any notification pursuant to Section 6.4);
(ii) any inaccuracy in or breach of any representation or warranty made by Blocker: (A) in this Agreement as if such representation or warranty was made on and as of the Closing; or (B) in the Blocker Closing Certificate (in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty or any notification pursuant to Section 6.4);
(iii) any breach of any covenant or obligation of the Blocker Entities in this Agreement required to be performed prior to or at the Closing; or

(iv) any Taxes payable by, relating to or imposed on Blocker or any of the BWA Entities, or for which Blocker or any of the BWA Entities is liable (whether under any Legal Requirement, under any Contract (other than a Contract entered into in the Ordinary Course of Business not relating primarily to Taxes), as a transferee or successor or otherwise) (A) as a result of being or having been (or ceasing to be) a member of an Affiliated Group on or before the Closing Date or (B) subject to Treasury Regulation Section 1.1502-76(b), for any taxable period of Blocker or any BWA Entity ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (without giving effect to any disclosures set forth in the Disclosure Schedule and without limiting any rights or remedies of any Indemnitee in the event of any inaccuracy in or breach of any representation or warranty and including any Damages arising out of, in connection with or incident to the determination, assessment or collection of any such Tax) (all Taxes described in clauses “(A)” and “(B)” are collectively referred to herein as “Blocker Entity Pre-Closing Taxes”).
(d) Damage to Purchaser. The Parties acknowledge and agree that if any Blocker Entity, the Company, 340B OpCo or PHSS suffers, incurs or otherwise becomes subject to any Damages as a result of, or to the extent in connection with, any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of any Blocker Entity, the Company, 340B OpCo or PHSS as an Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the Purchased Securities, to have incurred Damages as a result of and to the extent in connection with such inaccuracy or breach.
11.3 Limitations.
(a) Deductible. Subject to Section 11.3(b), none of the Sellers shall be required to make any indemnification payment pursuant to Section 11.2(a)(i) or Section 11.2(a)(ii) until such time as the total amount of all Damages (including the Damages arising from any inaccuracy in or breach of any particular representation or warranty and all other Damages arising from any inaccuracies in or breaches of any other representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $843,750 in the aggregate (the “Deductible”). If the total amount of such Damages exceeds the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the portion of such Damages exceeding the Deductible.
(b) Applicability of Deductible. The limitations set forth in Section 11.3(a) shall not apply: (i) in the event of Fraud (whether on the part of any Seller, any Blocker Entity or any Acquired Company); (ii) to inaccuracies in or breaches of any of the Fundamental Representations; or (iii) to any of the matters referred to in Section 11.2(a)(iii) through Section 11.2(a)(vi), inclusive, Section 11.2(b)(i) through Section 11.2(b)(iii), inclusive, and Section 11.2(c)(i) through Section 11.2(c)(iv), inclusive.

(c) Sources of Recovery.
(i) Subject to Section 11.3(a), Section 11.3(c)(vi) and Section 11.3(d), Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) pursuant to Section 11.2(a)(i) or Section 11.2(a)(ii) for any inaccuracy in or breach of any General Representation shall be recovered by the Indemnitees solely: (x) first, from the General Indemnity Escrow Funds (to the extent remaining and available) until the then current retention under the R&W Policy is reached or until the General Indemnity Escrow Funds are exhausted; and (y) second, under the R&W Policy; provided, however, that, for the avoidance of doubt, the Indemnitees’ sole and exclusive remedy under this Section 11.3(c)(i) shall be limited to clauses “(x)” and “(y)” in the preceding sentence (except in the case of Fraud pursuant to Section 11.3(c)(vi) and Section 11.3(d)).
(ii) Subject to Section 11.3(c)(vi) and Section 11.3(d), Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) pursuant to (x) Section 11.2(a)(i) or Section 11.2(a)(ii) for any inaccuracy in or breach of any Fundamental Representation (other than any Seller Representation, which shall be governed by Section 11.3(c)(iii), or Blocker Representation, which shall be governed by Section 11.3(c)(iv)) or (y) Section 11.2(a)(iv) shall, in each case, be recovered by the Indemnitees solely: (A) first, from the General Indemnity Escrow Funds (to the extent remaining and available) until the then current retention under the R&W Policy is reached or until the General Indemnity Escrow Funds are exhausted; (B) second, solely to the extent the then current retention under the R&W Policy is not reached after the General Indemnity Escrow Funds are exhausted, directly from the Sellers in accordance with their Pro Rata Portions up to, in the aggregate, the Fundamental Cap (provided, however, that the Sellers’ Representative shall be permitted to make such payments on behalf of any such Seller from the Sellers’ Representative Fund in accordance with such Seller’s Special Pro Rata Portion); and (C) third, under the R&W Policy; provided, however, that, for the avoidance of doubt, the Indemnitees’ sole and exclusive remedy under this Section 11.3(c)(ii) shall be limited to clauses “(A)” through “(C)” in the preceding sentence (except in the case of Fraud pursuant to Section 11.3(c)(vi) and Section 11.3(d)).
(iii) Subject to Section 11.3(c)(vi) and Section 11.3(d), Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) pursuant to Section 11.2(b)(i) or Section 11.2(b)(ii) for any inaccuracy in or breach of any Seller Representation shall be recovered by the Indemnitees solely: (x) first, from the General Indemnity Escrow Funds (to the extent remaining and available) until the then current retention under the R&W Policy is reached or until the General Indemnity Escrow Funds are exhausted; (y) second, solely to the extent the then current retention under the R&W Policy is not reached after the General Indemnity Escrow Funds are exhausted, directly from the applicable Seller who made the Seller Representation(s) referred to in clause (x) of this sentence up to, in the aggregate, the Fundamental Cap (provided, however, that the Sellers’ Representative shall be permitted to make such payments on behalf of any such Seller from the Sellers’ Representative

Fund in accordance with such Seller’s Special Pro Rata Portion); and (z) third, under the R&W Policy; provided, however, that, for the avoidance of doubt, the Indemnitees’ sole and exclusive remedy under this Section 11.3(c)(iii) shall be limited to clauses “(x)” through “(z)” in the preceding sentence (except in the case of Fraud pursuant to Section 11.3(c)(vi) and Section 11.3(d)).
(iv) Subject to Section 11.3(c)(vi) and Section 11.3(d), Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) pursuant to (x) Section 11.2(c)(i) or Section 11.2(c)(ii) for any inaccuracy in or breach of any Blocker Representation or (y) Section 11.2(c)(iv) shall be recovered by the Indemnitees solely: (A) first, from the General Indemnity Escrow Funds (to the extent remaining and available) until the then current retention under the R&W Policy is reached or until the General Indemnity Escrow Funds are exhausted; (B) second, solely to the extent the then current retention under the R&W Policy is not reached after the General Indemnity Escrow Funds are exhausted, directly from Blocker Seller up to, in the aggregate, the Fundamental Cap (provided, however, that the Sellers’ Representative shall be permitted to make such payments on behalf of Blocker Seller from the Sellers’ Representative Fund in accordance with such Seller’s Special Pro Rata Portion); and (C) third, under the R&W Policy; provided, however, that, for the avoidance of doubt, the Indemnitees’ sole and exclusive remedy under this Section 11.3(c)(iv) shall be limited to clauses “(A)” through “(C)” in the preceding sentence (except in the case of Fraud pursuant to Section 11.3(c)(vi) and Section 11.3(d)).
(v) Subject to Section 11.3(c)(vi), Section 11.3(c)(vii), Section 11.3(d), Section 11.12(d) and Schedule 11.3(c)(v), (A) Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) with respect to the matters referred to in Section 11.2(a)(iii), Section 11.2(a)(v) and Section 11.2(a)(vi) shall be recovered by the Indemnitees: (x) first, from the General Indemnity Escrow Funds (to the extent remaining and available) until the General Indemnity Escrow Funds are exhausted; and (y) second, directly from the Sellers in accordance with their Pro Rata Portions; (B) Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) with respect to the matters referred to in Section 11.2(b)(iii) shall be recovered by the Indemnitees: (x) first, from the General Indemnity Escrow Funds (to the extent remaining and available) until the General Indemnity Escrow Funds are exhausted; and (y) second, directly from the applicable Seller who breached the covenant referred to in Section 11.2(b)(iii); and (C) Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) with respect to the matters referred to in Section 11.2(c)(iii) shall be recovered by the Indemnitees: (x) first, from the General Indemnity Escrow Funds (to the extent remaining and available) until the General Indemnity Escrow Funds are exhausted; and (y) second, directly from Blocker Seller.
(vi) Subject to Section 11.3(d), (A) Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject

(regardless of whether or not such Damages relate to any third party claim) due to Fraud on the part of any Acquired Company may be recovered by the Indemnitees directly from the Sellers in accordance with their Pro Rata Portions; (B) Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) due to Fraud on the part of any Seller may be recovered by the Indemnitees directly from the applicable Seller who committed such Fraud; and (C) Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) due to Fraud on the part of any Blocker Entity may be recovered by the Indemnitees directly from Blocker Seller.
(vii) Notwithstanding any other provision to the contrary, in the event that any Damages suffered or incurred by any of the Indemnitees hereunder are recoverable as either a Covered Claim or a breach of a covenant, then, to the extent reasonably expected to be recoverable under the R&W Policy, Purchaser shall pursue recovery of such Damages first as a Covered Claim rather than as a breach of a covenant; provided, that, Purchaser shall be entitled to recover such Damages as a breach of a covenant to the extent that such Damages are not reasonably likely to be recovered as a Covered Claim. For the purposes of this Agreement, the term “Covered Claim” means a claim for Damages (i) based upon a breach of a representation and warranty, or (ii) under Section 11.2(a)(iv) or Section 11.2(c)(iv).
(d) Cap.
(i) Except with respect to Fraud, no Seller shall have any Liability under Section 11.2(a)(i) or Section 11.2(a)(ii) for breaches of or inaccuracies in General Representations in excess of the General Indemnity Escrow Funds.
(ii) Except with respect to Fraud, the total amount of indemnification payments that the Sellers may be required to make to the Indemnitees (x) under Section 11.2(a)(i) or Section 11.2(a)(ii) for any breach of or inaccuracy in any Fundamental Representation or under Section 11.2(a)(iv), (y) under Section 11.2(b)(i) and Section 11.2(b)(ii) for any breach of or inaccuracy in any Seller Representation or (z) under Section 11.2(c)(i) or Section 11.2(c)(ii) for any breach of or inaccuracy in any Blocker Representation or under Section 11.2(c)(iv), as applicable, shall be limited (in the aggregate) to $1,687,500 (the “Fundamental Cap”).
(iii) Except with respect to Fraud committed by such Seller or a Blocker Entity, the total amount of indemnification payments that any Seller may be required to make to the Indemnitees pursuant to Section 11.2(a)(iii), Section 11.2(a)(v) through Section 11.2(a)(vi), Section 11.2(b)(iii), Section 11.2(c)(iii) and due to Fraud committed by an Acquired Company or Spin-Off Entity shall be limited (in the aggregate, when combined with all other Damages paid by or on behalf of such Seller) to the aggregate consideration that such Seller was entitled to receive pursuant to Section 1.2 (prior to the deduction of any Taxes).
(e) No Double Recovery; Mitigation. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the Sections contained hereunder). Any Damages for which any Indemnitee is entitled to indemnification under this Section 11 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty or covenant. No Indemnitee shall be entitled to indemnification under this Agreement for any portion of Damages arising from a breach of any representation, warranty or covenant set forth herein (and the amount of such portion of Damages incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) that was already included in a line item of the Net Working Capital Amount, the Transaction Expenses or Closing Indebtedness Amount.
(f) Insurance Proceeds. The amount of any Damages that any Indemnitee may be entitled to recover shall be reduced by the amount of any third party insurance proceeds actually recovered by such Indemnitee from any third party insurance carrier (net of any increase in insurance premiums, costs of collections, deductible, retroactive or other premium adjustment, reimbursement obligation or other costs directly related to the insurance claim (together, “Insurance Costs”)); provided, however, that the foregoing in no way obligates any Indemnitee to purchase or maintain any third party insurance policy (other than the R&W Policy). If an Indemnitee actually receives any insurance proceeds as a result of a matter giving rise to any indemnification claim of such Indemnitee prior to the date upon which the Sellers’ Representative is given a Claim Notice, the indemnification obligation of the Sellers with respect to such claim shall be reduced by the amount of any such insurance proceeds (net of costs and expenses of such recovery and Insurance Costs) actually received by the Indemnitee. If the Indemnitee actually receives any insurance proceeds directly arising from any Damages after any of the Sellers have provided indemnification for such Damages to the Indemnitee, then any excess Damages amount actually collected (net of costs and expenses of such recovery and Insurance Costs) shall be repaid to the Escrow Funds, or after release of the Escrow Funds, such amount shall be paid to the Sellers. In the event any Damages incurred by an Indemnitee are actually covered under the R&W Policy, each Indemnitee agrees to use commercially reasonable efforts to seek recovery under the R&W Policy.
(g) Adjustments. All payments made pursuant to this Section 11 shall be treated as adjustments to the Purchase Price for Tax purposes unless otherwise required by Legal Requirements, and such agreed treatment shall govern for purposes of this Agreement.
(h) Calculation of Damages. For purposes of determining the amount of Damages pursuant to Section 11.2, all qualifications and limitations as to materiality, Material Adverse Effect and words of similar import set forth in this Agreement shall be disregarded.
11.4 No Contribution. Each Seller waives, acknowledges and agrees that such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against any Blocker Entity, the Company, 340B OpCo or PHSS or their respective Representatives in connection with any indemnification obligation or any other Liability to which such Seller may become subject under or in connection with this Agreement or any other agreement, document or instrument delivered to Purchaser in connection with this Agreement.
11.5 Claim Procedures. Any claim for indemnification, compensation or reimbursement pursuant to this Section 11 shall be brought and resolved exclusively as follows:
(a) Notice of Claim. If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to indemnification, compensation or reimbursement under this Section 11 or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement or any of the transactions contemplated hereby, such Indemnitee may deliver a claim notice (a “Claim Notice”) to the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller). Each Claim Notice shall: (i) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (ii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee might be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).
(b) Dispute Procedure. During the 20-day period commencing upon receipt by the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) of a Claim Notice from an Indemnitee (the “Dispute Period”), the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) may deliver to the Indemnitee a written response (the “Response Notice”) in which the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller): (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or clause “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Sellers’ Representative’s (or applicable Seller’s) claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if it is asserted in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to herein as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount).
(c) Deemed Agreement to Claimed Amount. If a Response Notice is not received by the Indemnitee from the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) prior to the expiration of the Dispute Period, then the Sellers’ Representative (or, in the case of an Individual Seller Indemnification Matter, the applicable Seller and in the case of a Blocker Indemnification Matter, Blocker Seller) shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnitee and such amount shall be deemed a “Determined Amount” as of the date of expiration of the Dispute Period.
(d) Agreement to Full Claimed Amount. If the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) in the Response Notice agrees that the full Claimed Amount is owed to the Indemnitee, then the full Claimed Amount shall be deemed a “Determined Amount” as of the date of delivery of the Response Notice.
(e) Partial Agreement to Claimed Amount. If the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that part, but not all, of the Claimed Amount is owed to the Indemnitee (the “Agreed Amount”), then such Agreed Amount shall become a “Determined Amount” hereunder as of the date of delivery of the Response Notice.
(f) Resolution between the Parties. If the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) delivers a Response Notice to the Indemnitee during the Dispute Period expressly stating that there is a Contested Amount, the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) and the Indemnitee resolve such dispute, such resolution shall be binding on the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) and such Indemnitee, and a settlement agreement stipulating the amount owed to such Indemnitee (the “Stipulated Amount”) shall be signed by such Indemnitee, on the one hand, and the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) on the other hand, and the Stipulated Amount shall become a “Determined Amount” hereunder as of the date such settlement agreement is executed or as of such other date as may be provided for in the settlement agreement.
(g) Arbitration. In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnitee, on the one hand, and the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller), on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnitee, the Company, 340B OpCo, PHSS or any Blocker Entity), such dispute (an “Arbitrable Dispute”) shall be settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Section 11.5(g) shall prevent a Party from seeking preliminary injunctive relief from a Chosen Court of competent jurisdiction to maintain the status quo pending resolution of any Arbitrable Dispute.
(i) Except as herein specifically stated, any Arbitrable Dispute shall be resolved by arbitration in the County of Santa Clara, State of California in accordance with the JAMS’ Comprehensive Arbitration Rules and Procedures then in effect (the “Arbitration Law”). However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the Arbitration Law. Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding were instituted to resolve an Arbitrable Dispute. The final decision of the arbitrator will be furnished by the arbitrator to the Sellers’ Representative and the Indemnitee (and, in the case of an Individual Seller Indemnification Matter, the applicable Seller and, in the case of a Blocker Indemnification Matter, Blocker Seller) in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Sellers’ Representative, the Sellers (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) and the Indemnitee, and an order with respect thereto may be entered in any court of competent jurisdiction. Any such arbitration shall be kept confidential by the Indemnitee, the Sellers’ Representative and the Sellers (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller).
(ii) Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the Indemnitee and the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller), but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.
(iii) The arbitrator shall be mutually agreed upon by the Indemnitee and the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller). In the event the Indemnitee and the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) are unable to agree on an arbitrator within 20 days following submission of the dispute to arbitration by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause “(iv)” hereof.
(iv) No arbitrator shall have any past or present family, business or other relationship with the Indemnitee, Purchaser, any Acquired Company, any Spin-Off Entity, any Blocker Entity, the Sellers’ Representative, any of the Sellers or any Affiliate, manager, director or officer of any of the foregoing, unless following full disclosure of all such relationships, the Indemnitee and the Sellers’ Representative (or, (x) in the case of an Individual Seller

Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) agree in writing to waive such requirement with respect to an individual in connection with any dispute.
(v) The arbitrator shall be instructed to hold an up to eight hour, one day hearing regarding the disputed matter within 60 days of his or her designation and to render an award (without written opinion) no later than ten days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Indemnitee and the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller). The final decision of the arbitrator: (A) shall include the amount of the award to the Indemnitee (the “Award Amount”), if any; (B) shall be furnished to the Sellers’ Representative (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) and the Indemnitee in writing; and (C) shall constitute a conclusive determination of the issue(s) in question, shall be binding upon the Sellers’ Representative, the Sellers (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) and the Indemnitee and shall not be contested by any of them, and an order with respect thereto may be entered in any court of competent jurisdiction.
(vi) The Indemnitee and the Sellers’ Representative (on behalf of the Sellers) (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, including the 50% of initial compensation and expenses paid by the prevailing party, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party. The losing party shall be determined solely by the arbitrator. If an Indemnitee is found to be the prevailing party in any arbitration, the amount of the fees and expenses of such Indemnitee payable by the Sellers (or, (x) in the case of an Individual Seller Indemnification Matter, the applicable Seller and (y) in the case of a Blocker Indemnification Matter, Blocker Seller) pursuant to this clause “(vi)” shall be added to and become a part of the Award Amount.
(vii) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Section 11.5(g) or elsewhere in this Agreement.
(viii) The Award Amount shall become a “Determined Amount” hereunder on the date of entry of the arbitrator’s decision by a court of competent jurisdiction (such entry, the “Determined Order”).
(ix) Notwithstanding anything to the contrary set forth in this Section 11.5(g), any claims arising out of, relating to or resulting from any Fraud or any breach of covenant by a Party shall instead be brought before, and adjudicated by, a Chosen Court.

11.6 Payment of Determined Amounts. After the date any amount becomes a Determined Amount (the “Determination Date”) pursuant to Section 11.5(c), Section 11.5(d), Section 11.5(e), Section 11.5(f) or Section 11.5(g)(viii): (a) Purchaser and Sellers’ Representative shall, within three Business Days after the Determination Date, jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay the Determined Amount to such Indemnitee from the General Indemnity Escrow Funds or the Special Indemnity Escrow Funds, as applicable, provided, however, that if the Sellers’ Representative fails to execute and deliver such written notice within such three Business Day period, Purchaser’s unilateral execution and delivery of such written notice (and, in the event of any amount becoming a Determined Amount pursuant to Section 11.5(g)(viii), together with a copy of the Determined Order) shall constitute binding instructions to the Escrow Agent by Purchaser and the Sellers’ Representative to release the Determined Amount to the Indemnitee from the General Indemnity Escrow Funds or the Special Indemnity Escrow Funds, as applicable, subject to the terms of the Escrow Agreement; and (b) if the applicable Escrow Funds are insufficient to cover the full Determined Amount, then, the Indemnitees shall recover such deficiency under the R&W Policy, directly from the Sellers in accordance with their Pro Rata Portions or directly from the applicable Sellers, as applicable, in each case pursuant to Section 11.3(c); provided, that if any Seller is responsible for such deficiency or any part of such deficiency pursuant to Section 11.3(c), such Seller shall make such payment within ten Business Days following the Determination Date.
11.7 Escrow Matters. Subject to the terms of the Escrow Agreement:
(a) First Recourse to Escrow Fund. Other than pursuant to Section 11.3(c)(vi), so long as the portion of the amount in the applicable Escrow Funds exceeds the aggregate amount of all Indemnification Matters recoverable from such Escrow Funds that have been asserted but not resolved, the Indemnitees shall seek to recover the amounts in respect of such claims from the applicable Escrow Funds (to the extent of the applicable Escrow Funds) prior to seeking to recover the amounts in respect of such claims under the R&W Policy or directly from any Seller. For the avoidance of doubt, the Indemnitees shall not recover (i) any Designated Matter Damages from the General Indemnity Funds, and (ii) any Damages other than the Designated Matter Damages from the Special Indemnity Escrow Funds.
(b) Release of General Indemnity Escrow Funds. Within ten Business Days of the 12-month anniversary of the Closing Date (the “General Indemnity Escrow Release Date”), Purchaser shall notify the Sellers’ Representative in writing of the amount (the “Release Date General Indemnity Escrow Retained Amount”) that Purchaser determines in good faith to be necessary to satisfy all Indemnification Matters (other than the Designated Special Indemnification Matters) that have been properly asserted pursuant to Section 11 on or prior to the General Indemnity Escrow Release Date, but not resolved, on or prior to 11:59 p.m. (Pacific time) on the General Indemnity Escrow Release Date, it being agreed that such amount shall include the aggregate of all Determined Amounts with respect to all Indemnification Matters (other than the Designated Special Indemnification Matters) that have been resolved but have not been paid to the Indemnitee in accordance with Section 11.6(a) (each unresolved Indemnification Matter described in this sentence, an “Unresolved General Indemnity Escrow Claim”). Within

ten Business Days following the General Indemnity Escrow Release Date, Purchaser and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the General Indemnity Escrow Funds to each Seller such Seller’s Special Pro Rata Portion of the amount (if any) by which (A) the General Indemnity Escrow Funds as of the General Indemnity Escrow Release Date exceeds (B) the Release Date General Indemnity Escrow Retained Amount.
(c) Release of Special Indemnity Escrow Funds.
(i) Within ten Business Days of the later of 12-month anniversary of the Closing Date and October 31, 2021 (the “First Special Indemnity Escrow Release Date”), Purchaser shall notify the Sellers’ Representative in writing of the amount (the “First Release Date Special Indemnity Escrow Retained Amount”) that Purchaser determines in good faith to be necessary to satisfy all Designated Special Indemnification Matters that have been properly asserted pursuant to Section 11 on or prior to the First Special Indemnity Escrow Release Date, but not resolved, on or prior to 11:59 p.m. (Pacific time) on the First Special Indemnity Escrow Release Date, it being agreed that such amount shall include the aggregate of all Determined Amounts with respect to all Designated Special Indemnification Matters that have been resolved but have not been paid to the Indemnitee in accordance with Section 11.6(a) (each unresolved Designated Special Indemnification Matter described in this sentence, a “First Release Date Unresolved Special Indemnity Escrow Claim” and all Determined Amounts with respect to all Designated Special Indemnification Matters that have been resolved and paid in accordance with Section 11.6(a) on or prior to the First Special Indemnity Escrow Release Date, the “First Release Date Special Indemnity Escrow Distributed Amounts”). If the sum of (A) First Release Date Special Indemnity Escrow Retained Amount and (B) the First Release Date Special Indemnity Escrow Distributed Amounts is less than $500,000 (such excess of $500,000 over the sum of clauses “(A)” and “(B)” of this sentence, the “First Release Date Special Indemnity Escrow Distribution Amount”), then within ten Business Days following the First Special Indemnity Escrow Release Date, Purchaser and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Special Indemnity Escrow Funds to each Seller such Seller’s Special Pro Rata Portion of the First Release Date Special Indemnity Escrow Distribution Amount. If, however, the sum of the amounts in clauses “(A)” and “(B)” of the immediately foregoing sentence is more than $500,000, no distribution from the Special Indemnity Escrow Funds shall be made to any Seller following the First Special Indemnity Escrow Release Date.
(ii) Within ten Business Days of the 12-month anniversary of the First Special Indemnity Escrow Release Date (the “Second Special Indemnity Escrow Release Date”), Purchaser shall notify the Sellers’ Representative in writing of the amount (the “Second Release Date Special Indemnity Escrow Retained Amount”) that Purchaser determines in good faith to be necessary to satisfy all Designated Special Indemnification Matters that have been properly asserted pursuant to Section 11 on or prior to the Second Special Indemnity Escrow Release Date, but not resolved, on or prior to 11:59 p.m. (Pacific time) on the Second Special Indemnity Escrow Release Date, it being agreed that such amount shall include the aggregate of all Determined Amounts with respect to all Designated Special Indemnification Matters that have been resolved but have not been paid to the Indemnitee in accordance with Section 11.6(a) (each unresolved Designated Special Indemnification Matter described in this sentence, a “Second Release Date Unresolved Special Indemnity Escrow Claim” and all Determined Amounts with respect to all Designated Special Indemnification Matters that have been resolved and paid in accordance with Section 11.6(a) on or prior to the Second Special Indemnity Escrow Release Date, the “Second Release Date Special Indemnity Escrow Distributed Amounts”). If (A) the sum of (x) the Second Release Date Special Indemnity Escrow Retained Amount and (y) the Second Release Date Special Indemnity Escrow Distributed Amounts is less than $1,000,000 (such excess of $1,000,000 over the sum of the amounts described in clauses “(A)(x)” and “(A)(y)” of this sentence, the “Second Release Date Special Indemnity Escrow Excess Amount”) and (B) the Second Release Date Special Indemnity Escrow Excess Amount is more than the First Release Date Special Indemnity Escrow Distribution Amount (such excess of Second Release Date Special Indemnity Escrow Excess Amount over the First Release Date Special Indemnity Escrow Distribution Amount, the “Second Release Date Special Indemnity Escrow Distribution Amount”), within ten Business Days following the Second Special Indemnity Escrow Release Date, Purchaser and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Special Indemnity Escrow Funds to each Seller such Seller’s Special Pro Rata Portion of the Second Release Date Special Indemnity Escrow Distribution Amount. If, however, either the sum of the amounts in clauses “(A)(x)” and “(A)(y)” of the immediately foregoing sentence is more than $1,000,000 or the Second Release Date Special Indemnity Escrow Excess Amount is less than First Release Date Special Indemnity Escrow Distribution Amount, no distribution from the Special Indemnity Escrow Funds shall be made to any Seller following the Second Special Indemnity Escrow Release Date.
(iii) Within ten Business Days of the 12-month anniversary of the Second Special Indemnity Escrow Release Date (the “Final Special Indemnity Escrow Release Date” and collectively with the General Indemnity Escrow Release Date, the First Special Indemnity Escrow Release Date and the Second Special Indemnity Escrow Release Date, the “Release Dates” and each, a “Release Date”), Purchaser shall notify the Sellers’ Representative in writing of the amount (the “Final Release Date Special Indemnity Escrow Retained Amount”) that Purchaser determines in good faith to be necessary to satisfy all Designated Special Indemnification Matters that have been properly asserted pursuant to Section 11 on or prior to the Final Special Indemnity Escrow Release Date, but not resolved, on or prior to 11:59 p.m. (Pacific time) on the Final Special Indemnity Escrow Release Date, it being agreed that such amount shall include the aggregate of all Determined Amounts with respect to all Designated Special Indemnification Matters that have been resolved but have not been paid to the Indemnitee in accordance with Section 11.6(a) (each unresolved Designated Special Indemnification Matter described in this sentence, a “Final Release Date Unresolved Special Indemnity Escrow Claim,” and collectively with the Unresolved General Indemnity Escrow Claims, the First Release Date Unresolved Special Indemnity Escrow Claims and the Second Release Date Unresolved Special Indemnity Escrow Claims, the “Unresolved Claims,” and each, an “Unresolved Claim”). If the Final Release Date Special Indemnity Escrow Retained Amount is less than the funds then available in the Special Indemnity Escrow Funds (such excess of the funds then available in the Special Indemnity Escrow Funds over the Final Release Date Special

Indemnity Escrow Retained Amount, the “Final Release Date Special Indemnity Escrow Distribution Amount”), within ten Business Days following the Final Special Indemnity Escrow Release Date, Purchaser and the Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Special Indemnity Escrow Funds to each Seller such Seller’s Special Pro Rata Portion of the Final Release Date Special Indemnity Escrow Distribution Amount. If, however, the Final Release Date Special Indemnity Escrow Retained Amount is more than the funds then available in the Special Indemnity Escrow Funds, no distribution shall be made from the Special Indemnity Escrow Funds to any Seller following the Final Special Indemnity Escrow Release Date.
(d) Resolution of Unresolved Claims. If at any time after the applicable Release Date, an Unresolved Claim is finally resolved, then Purchaser and the Sellers’ Representative shall jointly execute and deliver to the Escrow Agent, within three Business Days after the final resolution of such Unresolved Claim and the delivery to the Indemnitee of the Determined Amount in accordance with Section 11.6, a written notice instructing the Escrow Agent to disburse from the applicable Escrow Funds for distribution to each Seller such Seller’s Special Pro Rata Portion of the amount (if any) by which (A) the then remaining funds in the applicable Escrow Funds that are no longer subject to Section 11.7(b) or Section 11.7(c) exceeds (B) the aggregate amount of all Claimed Amounts (which are not also Contested Amounts or Determined Amounts) and Contested Amounts associated with all unresolved Indemnification Matters recoverable from such Escrow Funds (it being agreed that such aggregate amount shall include the aggregate of all Determined Amounts with respect to all Indemnification Matters recoverable from such Escrow Funds that have been resolved but have not been paid to the Indemnitee in accordance with Section 11.6).
(e) Tax Treatment. All payments to the Sellers from the Escrow Funds shall be treated as eligible for the installment method pursuant to Section 453 of the Code, except for the portion of such payments treated as imputed interest pursuant to Section 483 of the Code.
11.8 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, 340B OpCo, PHSS, any Blocker Entity, Purchaser or any other Person) with respect to which any Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 11, Purchaser shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Sellers’ Representative. If Purchaser so proceeds with the defense of any such claim or Legal Proceeding:
(a) subject to the other provisions of this Section 11, Purchaser may seek recovery of all reasonable expenses relating to the defense of such claim or Legal Proceeding (and all amounts due pursuant to any settlement, adjustment or compromise of such claim or Legal Proceeding) as Damages;
(b) each Seller shall, to the extent legally permitted to do so, make available to Purchaser any documents and materials in such Seller’s possession or control that may be necessary to the defense of such claim or Legal Proceeding; provided, however, that (i) unless otherwise required to do so by applicable court, arbitration or other legal proceeding procedures, no Seller shall, solely by reason of this Section 11.8(b), be required to produce any such documents or materials to the extent related to a dispute between such Seller and any Indemnitee or Purchaser or (ii) no Seller shall be required to produce any such documents or materials to the extent that such Seller has been advised by a reputable law firm with offices in the United States in writing that such provision would waive or materially impair such Seller’s ability to assert attorney-client or other legal privilege with respect to such documents and materials even with a joint defense or common interest agreement in place; and
(c) Purchaser shall have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of the Sellers’ Representative or any Seller; provided, however, that if Purchaser settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Sellers’ Representative, then such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Purchaser requests that the Sellers’ Representative or any Seller consent to a settlement, adjustment or compromise, neither the Sellers’ Representative nor any Seller shall unreasonably withhold, delay or condition such consent).
(d) If Purchaser does not elect to proceed with the defense of any such claim or Legal Proceeding, the Sellers’ Representative may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Purchaser; provided, however, that the Sellers’ Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Purchaser (which consent may not be unreasonably withheld, delayed or conditioned). Purchaser shall give the Sellers’ Representative prompt notice of the commencement of any such Legal Proceeding against Purchaser, the Company, 340B OpCo, PHSS or any Blocker Entity; provided, however, that any failure on the part of Purchaser to so notify the Sellers’ Representative shall not limit any of the obligations of the Sellers under this Section 11 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).
11.9 R&W Policy. Purchaser shall purchase and maintain the R&W Policy, and shall have received as of the date hereof an executed binder for the R&W Policy evidencing that coverage under such policy will be in effect as of the Closing. Purchaser shall not amend, restate, supplement, modify or alter the R&W Policy in a manner adverse to the Sellers, including in any manner that results or could reasonably be expected to result in any incremental liability to any Seller or any of its shareholders, officers, directors and employees without the prior written consent of Sellers’ Representative, including amending, modifying or changing the waiver of subrogation of the Sellers in Section X.A. of the R&W Policy. Except for the portion of the premium of the R&W Policy specifically attributable to the excess coverage pertaining to the Fundamental Representations and the Pre-Closing Taxes, which shall be borne 50% by the Sellers, on the one hand, and 50% by Purchaser, on the other, all other costs and expenses related to obtaining and maintaining, and the exercise of rights under, the R&W Policy shall be borne by Purchaser.
11.10 Exclusive Remedy.
(a) Except (i) in the event of Fraud, (ii) for equitable remedies expressly set forth in or contemplated by this Agreement, (iii) for remedies against PSG set forth in the Indemnity Agreement and (iv) with respect to the procedures set forth in Section 1.3, from and after the Closing, the rights to indemnification, compensation and reimbursement set forth in this Section 11 shall be the sole and exclusive remedy of the Indemnitees with respect to any breach of this Agreement. Purchaser acknowledges and agrees that the Indemnitees will not have any legal recourse, remedy or other claim, whether arising under statute, common law or otherwise, based on or with respect to any inaccuracy in or breach of any representations, warranties or statements, whether express or implied, made by the Company, Blocker any Seller or any of their respective Representatives that are not expressly set forth in this Agreement (as modified or supplemented by the Disclosure Schedule), the Company Closing Certificate, the applicable Individual Seller Closing Certificate, the Blocker Closing Certificate or the exhibits or schedules hereto or thereto, whether or not such representations, warranties or statements were made in writing or orally, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any Acquired Company or any Blocker Entity.
(b) Purchaser acknowledges and agrees, on behalf of itself and each of its Affiliates, that it has conducted an independent investigation of the financial condition, results of operations, assets, Liabilities and properties of each Acquired Company and each of the Blocker Entities, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of its own independent investigation and the representations and warranties regarding the Acquired Companies and Spin-Off Entities specifically set forth in Section 2, as modified or supplemented by the Disclosure Schedule, and the Company Closing Certificate, the representations and warranties regarding the Sellers specifically set forth in Section 3, as modified or supplemented by the Disclosure Schedule, and the Individual Seller Closing Certificates and the representations and warranties regarding the Blocker Entities set forth in Section 4, as modified or supplemented by the Disclosure Schedule, and the Blocker Closing Certificates, and has not relied on the accuracy or completeness of any other information provided to (or otherwise acquired by) Purchaser or any of its Affiliates. The representations and warranties regarding the Acquired Companies and the Spin-Off Entities specifically set forth in Section 2, as modified or supplemented by the Disclosure Schedule, and the Company Closing Certificate, the representations and warranties regarding the Sellers specifically set forth in Section 3, as modified or supplemented by the Disclosure Schedule, and the Individual Seller Closing Certificates and the representations and warranties regarding the Blocker Entities specifically set forth in Section 4, as modified or supplemented by the Disclosure Schedule, and the Blocker Closing Certificate constitute the sole and exclusive representations, warranties and statements (including by omission) of any kind by the Company or any of its Representatives regarding the Acquired Companies and Spin-Off Entities, by Blocker or any of its Representatives regarding the Blocker Entities, by each Seller or any of its

Representatives regarding such Seller (and, in the case of Blocker Seller, regarding the Blocker Entities), in each case in connection with the transactions contemplated hereby, and all other representations, warranties and statements (including by omission) of any kind or nature expressed or implied in connection with the transactions contemplated hereby are specifically disclaimed by the Acquired Companies, Blocker Entities, the Sellers and each of their respective Representatives.
11.11 Exercise of Remedies Other Than by Purchaser. No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
11.12 Provisions Relating to the Designated Tax Matter. Notwithstanding any other provision in this Agreement:
(a) “Designated Matter Damages” shall mean (i) all Taxes, penalties and interest that become due and owing to any taxing authority by any Indemnitee as a result of the Designated Tax Matter, (ii) all out-of-pocket costs associated with income tax advisory and preparation services to assist such Indemnitee with filing amended Tax Returns and claiming any available Tax refunds or Tax credits as a result of the Designated Tax Matter, and (iii) any other out-of-pocket costs reasonably incurred by such Indemnitee as a result of the Designated Tax Matter.
(b) In the event that the Designated Tax Matter results in any Taxes being asserted against any Indemnitee, then Sellers’ Representative shall establish at its expense a program to provide information to each Indemnitee and his or her advisor to assist such Indemnitee with filing any necessary amended Tax Returns and claiming any available Tax refunds or Tax credits as a result of the Designated Tax Matter.
(c) The amount of Designated Matter Damages incurred by an Indemnitee with respect to the Designated Tax Matter shall be reduced by any Tax refunds or Tax credits that such Indemnitee actually receives or is deemed to receive as a result of the Designated Tax Matter, which, for the avoidance of doubt shall include any Tax refunds received or deemed received by an Acquired Company with respect to any Indemnitee. An Indemnitee will be deemed to receive a Tax refund or Tax credit where there is no apparent reason why such refund would not have been made or such credit would not have been allowed if such Indemnitee had used commercially reasonable efforts to timely pursue such refund or credit.
(d) Notwithstanding Section 11.3(c)(v), all Designated Matter Damages shall be recovered by the Indemnitees from the Special Indemnity Escrow Funds; provided, that for the avoidance of doubt, the Indemnitees may recover any such Damages that are not fully recovered from the Special Indemnity Escrow Funds directly from the Sellers in accordance with their Pro Rata Portions.

12. Miscellaneous Provisions
12.1 Sellers’ Representative.
(a) Appointment. Each Seller hereby irrevocably nominates, constitutes and appoints the Sellers’ Representative as the agent and true and lawful attorney-in-fact of such Seller, with full power of substitution, to act in the name, place and stead of such Seller for purposes of executing any documents and taking, or refraining from taking, any actions that the Sellers’ Representative may, in the Sellers’ Representative’s sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement and any transaction contemplated under this Agreement or any such other agreement, document or instrument including with respect to, any claim for indemnification, compensation or reimbursement under Section 11 or the Escrow Agreement. Charles Miller hereby accepts his appointment as the Sellers’ Representative. Purchaser shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement and any transaction contemplated under this Agreement or any such other agreement, document or instrument (including all matters relating to any notice to, or any Consent to be given or action to be taken by, any Seller) and Purchaser shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller.
(b) Authority. Each of the Sellers hereby grants to the Sellers’ Representative the absolute and unrestricted right, power and authority to execute, deliver, acknowledge, certify and file on behalf of such Seller (in the name of any or all of the Sellers or otherwise) any or all documents that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 12.1(a), including amending this Agreement pursuant to Section 12.15. Without limiting the generality of the foregoing, each Seller hereby grants to the Sellers’ Representative full authority to:
(i) take all actions required by, and exercise all rights granted to, the Sellers’ Representative in this Agreement, the Escrow Agreement or any other agreement or instrument delivered by any Seller or the Sellers’ Representative in connection with the transactions contemplated by this Agreement;
(ii) receive all notices or other documents given or to be given to such Seller by Purchaser pursuant to this Agreement, the Escrow Agreement or any other agreement or instrument delivered by any Seller or the Sellers’ Representative in connection with the transactions contemplated by this Agreement;
(iii) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute on behalf of such Seller under this Agreement, the Escrow Agreement or any other agreement or instrument delivered by any Seller or the Sellers’ Representative in connection with the transactions contemplated by this Agreement, including any arbitration proceedings conducted in accordance with the terms herein;
(iv) to retain $4,000,000 (the “Sellers’ Representative Amount”) of the Purchase Price as a reserve against Liabilities incurred by the Sellers or Sellers’ Representative in his capacity as the Sellers’ Representative (the “Sellers’ Representative Fund”) in connection with this Agreement and the transactions contemplated hereby and as otherwise set forth in Section 12.1(f);
(v) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Sellers’ Representative in connection with any of the transactions contemplated by this Agreement, the Escrow Agreement and any other agreement or instrument delivered by any Seller or the Sellers’ Representative in connection with the transactions contemplated by this Agreement; and
(vi) take such other action as the Sellers’ Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement, the Escrow Agreement and any other agreement or instrument delivered by any Seller or the Sellers’ Representative in connection with the transactions contemplated by this Agreement.
Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby, each Indemnitee shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to any claim for indemnification, compensation or reimbursement under Section 11 or under the Escrow Agreement.
(c) Power of Attorney. The Sellers recognize and intend that the power of attorney granted in Section 12.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Sellers.
(d) Replacement. If the Sellers’ Representative shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Sellers shall within ten days after such death, resignation or disability or inability, appoint a successor to the Sellers’ Representative (who shall be reasonably satisfactory to Purchaser) and immediately thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Sellers’ Representative as Sellers’ Representative hereunder. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Sellers.
(e) No Liability. Under no circumstances shall Sellers’ Representative be liable to any Seller in its capacity as Sellers’ Representative other than in the case of Fraud or willful misconduct.

(f) Sellers’ Representative Fund. The Sellers’ Representative Fund shall be held by the Sellers’ Representative as agent and for the benefit of the Sellers and shall be used for the purposes of (i) paying directly or reimbursing the Sellers’ Representative for any fees or expenses incurred in connection with this Agreement, the Escrow Agreement or any applicable Sellers’ Representative letter agreement, (ii) paying certain specified Damages in accordance with Section 11 (at the discretion of the Sellers’ Representative), (iii) paying any other amounts provided for by agreement among the Sellers, and (iv) otherwise satisfying certain Liabilities incurred by the Sellers or the Sellers’ Representative in connection with this Agreement and the transactions contemplated hereby. As soon as reasonably determined by the Sellers’ Representative that the Sellers’ Representative Fund is no longer required to be withheld, the Sellers’ Representative shall distribute the then remaining amount of the Sellers’ Representative Fund, if any, to the Sellers based on their respective Special Pro Rata Portions.
12.2 Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take and cause to be taken such other actions, as such other Party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
12.3 Fees and Expenses. Subject to Section 1.3(d), Section 7.1(a), Section 11, Section 12.4 and the Escrow Agreement, each Party shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such Party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such Party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the transactions contemplated by this Agreement.
12.4 Taxes.
(a) Tax Returns.
(i) Tax Return Filings by Sellers.
(A) The Sellers shall file or cause to be filed when due (taking into account all extensions properly obtained) all flow-through income Tax Returns of the Acquired Companies for Tax periods ending on or prior to the Closing Date and all Tax Returns of the Spin-Off Entities for any Tax period ending on or prior to the Closing Date and any Straddle Period. The Sellers shall file when due all other Tax Returns of the Acquired Companies that are due (taking into account all extensions properly obtained) on or prior to the Closing Date. Blocker Seller shall file or cause to be filed when due (taking into account all extensions properly obtained) all income Tax Returns of Blocker and the BWA Entities for tax periods ending on or before the Closing Date.

(B) In each case, the Sellers (or, in the case of Blocker or the BWA Entities, Blocker Seller) shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, excluding the amounts of any Taxes included as a liability in Net Working Capital or Indebtedness (but only to the extent that such inclusion actually reduces the Closing Purchase Price). All Tax Returns that Sellers and Blocker Seller are required to file or cause to be filed in accordance with this Section 12.4(a)(i) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date, unless otherwise required by applicable Legal Requirements). The Sellers’ Representative or Blocker Seller, as applicable, shall submit a draft copy of any Tax Return that Sellers or Blocker Seller are required to file or cause to be filed in accordance with this Section 12.4(a)(i) to Purchaser, no later than 30 Business Days in the case of any income Tax Return, or within a reasonable amount of time (but in no event later than 15 Business Days in the case of any other Tax Return), prior to the due date for filing such Tax Return, for its review. Such Tax Returns shall not be filed without the consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). The Sellers’ Representative or Blocker Seller, as applicable, shall consider in good faith any comments of Purchaser regarding such Tax Returns that are delivered in writing to the Sellers’ Representative or Blocker Seller, as applicable, no later than 15 Business Days in the case of any income Tax Return, or no later than ten Business Days in the case of any other Tax Return after receipt by Purchaser of the applicable Tax Return, and in the event that Purchaser and the Sellers’ Representative or Blocker Seller, as applicable, cannot resolve any disputed item, Purchaser and the Sellers’ Representative or Blocker Seller, as applicable, shall cause the item in question to be resolved by the Accounting Firm in accordance with the procedures set forth in Section 1.3(c) (to the extent applicable), which resolution shall be binding on the Parties.
(C) Notwithstanding any other provisions herein, the Texas franchise tax return that will be filed in 2020 for the privilege of doing business in Texas during 2020 (the “Texas 2020 Return”) will be filed by Sellers’ Representative regardless of whether such Tax Return is filed on, before or after the Closing Date.  For the avoidance of doubt, such Tax Return shall be treated in this Agreement as a Tax Return for a Straddle Period.
(ii) Tax Return Filings by Purchaser.
(A) Purchaser shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Acquired Companies, Blocker or the BWA Entities, other than those described in Section 12.4(a)(i), including for the avoidance of doubt the U.S. federal, state and local income Tax Returns of the Acquired Companies and the Blocker Entities for a Straddle Period; provided, however, that for purposes of the provisions of this Section 12.4 (other than Section 12.4(a)(i)), the term “Acquired Companies” shall refer only to the Company, 340B OpCo and PHSS and shall not refer to any of the Spin-Off Entities for the period after the Spin-Off except where stated otherwise.

(B) Any Tax Return that Purchaser is required to file or cause to be filed in accordance with this Section 12.4(a)(ii) for any Pre-Closing Tax Period (including any Straddle Period) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including elections or methods that would have the effect of accelerating income to periods ending before the Closing Date or deferring deductions to periods ending on or after the Closing Date) except to the extent that Purchaser determines is required by applicable Legal Requirements; provided, that, notwithstanding any other provision in this Agreement, the federal partnership income Tax Return of the Company for a Straddle Period and any conforming state and local income Tax Returns for a Straddle Period shall comply with the requirements set forth in Schedule 12.4(a)(ii)(B), to the extent applicable in the case of such state and local income Tax Returns. Purchaser shall submit a draft copy of any such Tax Return for a Straddle Period to the Sellers’ Representative or, in the case of any such Tax Return relating to Blocker or any BWA Entity, to Blocker Seller, no later than 30 Business Days in the case of any income Tax Return, or within a reasonable amount of time (but in no event later than 15 Business Days) in the case of any other Tax Return, prior to the due date for filing such Tax Return, for its review and consent prior to filing (such consent not to be unreasonably withheld, conditioned or delayed). Purchaser’s submission of the draft Tax Return for the Straddle Period shall include a workpaper (and necessary supporting data) that provides for the allocation of items of income, gain, loss, deduction and credit between the portion of the Straddle Period ending on the Closing Date and the portion ending after the Closing Date as determined applying the principles set forth in Section 11.2(a)(iv); Purchaser shall consider in good faith any comments of the Sellers’ Representative or Blocker Seller, as applicable, regarding such Tax Returns that are delivered in writing to Purchaser no later than 15 Business Days in the case of any income Tax Return, or no later than 10 Business Days in the case of any other Tax Return, after receipt by the Sellers’ Representative or Blocker Seller, as applicable, of the applicable Tax Return, and in the event that Purchaser and the Sellers’ Representative or Blocker Seller, as applicable, cannot resolve any disputed item, Purchaser and the Sellers’ Representative or Blocker Seller, as applicable, shall cause the item in question to be resolved by the Accounting Firm in accordance with the procedures set forth in Section 1.3(c) (to the extent applicable), which resolution shall be binding on the Parties. The Sellers or Blocker Seller, as applicable, shall remit or cause to be remitted the excess, if any, of (A) the amount of Taxes on such Tax Returns relating to the portion of such Straddle Period ending on the Closing Date (as determined, under Section 11.2(a)(iv)), over (B) the amount of Taxes paid by the Acquired Companies (including the Spin-Off Entities) on or before the Closing Date in respect of such Straddle Period or otherwise included in the determination of the Closing Purchase Price and, if the amount in clause (B) (determined by excluding any Taxes attributable to the Spin-Off Entities) shall exceed the amount described in clause (A) above, Purchaser shall promptly pay the amount of such excess to the Sellers' Representative for the benefit of the Sellers or Blocker Seller, as applicable. For the purposes of the preceding sentence, in the case of Blocker Seller, the amount of Taxes relating to the portion of the Straddle Period ending on the Closing Date shall include the Tax liability that each of BWA Common and BWA Preferred would have as determined pursuant to Treasury Regulation Section 1.1502-76(b)(2)(vi). For the avoidance of doubt, neither Purchaser, the Acquired

Companies nor the Blocker Entities shall be liable for any Taxes of the Spin-Off Entities whether incurred before or after the Closing.
(iii) For the avoidance of doubt, the Transaction Tax Deductions shall be claimed on the U.S. federal (and applicable state, local and non-U.S.) Tax Returns of the Acquired Companies (including the Spin-Off Entities), Blocker and the BWA Entities for the pre-Closing portion of any Straddle Period, as applicable, except where to do so would be inconsistent with applicable Legal Requirements.
(b) This Section 12.4(b) rather than Section 11.8 shall control with respect to any Tax Proceeding. As used in this Agreement, the term “Tax Proceeding” shall mean any pending or threatened audit, examination or other administrative or judicial proceeding, contest, assessment, notice of deficiency or other adjustment or proposed adjustment that relates to either (i) any and all Taxes of the Company, an Acquired Company (including the Spin-Off Entities), Blocker or any BWA Entity, or flow through income Tax Returns with respect to a tax period ending on or before the Closing Date, as applicable, or (ii) to the extent not referred to in clause “(i)” of this sentence, the Designated Tax Matter. Purchaser shall promptly notify the Sellers’ Representative (or, in the case of a Tax Proceeding relating to Blocker or a BWA Entity, Blocker Seller) in writing upon receipt by Purchaser, the Company, an Acquired Company, Blocker or any BWA Entity of written notice of any Tax Proceeding. The Sellers’ Representative shall assume control and be responsible for any Tax Proceeding relating solely to a Spin-Off Entity and shall be responsible for any Taxes in accordance with, but subject to any applicable limitations of, Section 11 arising from such Tax Proceeding. The Sellers’ Representative shall assume control and be responsible for any Tax Proceeding relating solely to a Special Tax Indemnity Matter and shall be responsible for any Taxes (and in the case of any Designated Tax Matter, any Designated Matter Damages) in accordance with, but subject to any applicable limitations of, Section 11, except to the extent otherwise provided in Section 11.12; provided, that, Purchaser shall have the right to participate in any such Tax Proceeding at its expense through its own counsel. The Sellers’ Representative (or, in the case of a Tax Proceeding relating to Blocker or a BWA Entity, Blocker Seller) shall have, in its discretion, the right to assume control and defend at its expense any Tax Proceeding not relating to a Spin-Off Entity or a Special Tax Indemnity Matter by providing written notice to Purchaser within thirty (30) days after receipt of such notice from Purchaser; provided, that, Purchaser shall have the right to participate in any such Tax Proceeding at its expense through its own counsel. The Sellers’ Representative (or, in the case of a Tax Proceeding relating to Blocker or a BWA Entity, Blocker Seller) may settle or compromise any such Tax Proceeding in its discretion; provided, that, if any such settlement or compromise would reasonably be expected to materially and adversely affect the Company, an Acquired Company, Blocker or any BWA Entity, as the case may be, for a Tax period ending after the Closing Date, the Sellers’ Representative or Blocker Seller, as applicable, shall not settle or compromise such Tax Proceeding without the written consent of Purchaser, which consent shall not be unreasonably conditioned, withheld or delayed. Purchaser shall take all reasonable actions requested by the Sellers’ Representative or Blocker Seller, as applicable, to permit the Sellers or Blocker Seller, as applicable, to control and defend such Tax Proceeding (including, at Purchaser’s election, either by providing a limited power of attorney or by participating in such Tax Proceeding). Any Tax Proceeding relating to a Straddle Period of the

Acquired Companies or to any other Tax Returns of the Acquired Companies or Blocker required to be filed by Purchaser shall be controlled by Purchaser; provided, however, that the Sellers’ Representative or Blocker Seller, as applicable, shall have the right to participate in such Tax Proceeding, including through separate counsel of its own choosing at its sole cost and expense and Purchaser shall use commercially reasonable efforts to provide the Sellers’ Representative or Blocker Seller with such participation rights, provided, that, Purchaser shall, after consultation with Sellers’ Representative (or Blocker Seller, as the case may be), have the right to control such Tax Proceeding. For the avoidance of doubt, the Sellers’ Representative shall control any Tax Proceeding relating to the Texas 2020 Return and Purchaser shall have such participation rights. Where a party has participation rights pursuant to this Section 12.4(b), such rights shall include (i) the right to receive reasonable advance notice of any meetings, hearings or proceedings, and (ii) the right to review in advance and comment on any pleadings, briefs or other documents to be filed. Purchaser shall not enter into any settlement or compromise for any such Tax Proceeding described in the second and third preceding sentence without the Sellers’ Representative’s or Blocker Seller, as applicable, consent (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the exercise of participation rights by Purchaser through counsel at Purchaser’s expense shall not eliminate or modify any right of Purchaser or any other Indemnitee to assert Damages consisting of attorneys’ fees or other expenses as the result of any Tax Proceeding for which Purchaser or such other Indemnitee reasonably incurs expenses on account of being made a party to such Tax Proceeding prior to Sellers’ Representative’s assumption of control with respect to such Tax Proceeding.
(c) For purposes of this Agreement, the Parties agree (i) that 70% of success-based fees paid by the Company in connection with the transactions contemplated hereby shall be deductible under Rev. Proc. 2011-29 and (ii) all Transaction Expenses shall be allocated to the Pre-Closing Tax Period (which for the avoidance doubt shall include Change of Control Bonus of the Continuing Employee Change of Control Bonus Recipient) for purposes of preparing the Tax Returns of the Company, Blocker and the BWA Entities to the maximum extent permitted by applicable Legal Requirements (provided, that, for the avoidance of doubt, Purchaser’s own expenses in connection with the transactions contemplated herein shall be allocated to tax periods in accordance with Purchaser’s practices and requirements). Without the prior written consent of the Sellers’ Representative (or, in the case of any actions described in this sentence relating to Blocker or the BWA Entities, Blocker Seller), which consent shall not be unreasonably withheld, conditioned or delayed (it being agreed that any refusal to consent to any actions described below relating to any matter described in paragraph 1, 2 or 3 of Schedule 11.2(a)(vi) or to the Historic Treatment shall not be considered unreasonable), Purchaser shall not, and shall not permit its Affiliates, an Acquired Company, Blocker or any BWA Entities, to (1) file any Tax Return for an Acquired Company, Blocker or any BWA Entity for a Pre-Closing Tax Period other than in accordance with Section 12.4(a) and this Section 12.4(c), (2) amend any Tax Return for an Acquired Company (or file an administrative adjustment request with respect to the Company under Section 6227 of the Code (and any comparable provision of state or local law, if applicable)), Blocker or any BWA Entity for a Pre-Closing Tax Period, including the Company 2020 Federal Return as to any matter specified in Schedule 12.4(a)(ii)(B), (3) make or change any Tax election that applies or is retroactive to a Pre-Closing Tax Period or take any other action after the Closing that could reasonably be expected to result in any increased Tax Liability for any Seller, an Acquired Company, Blocker or any BWA Entity with respect to a Pre-Closing Tax Period, (4) file any Tax Return for an Acquired Company, Blocker or any BWA Entity for a Pre-Closing Tax Period in any jurisdiction where, prior to the date hereof, the Acquired Company, Blocker or such BWA Entity, as the case may be, has not filed such type of Tax Return, (5) agree to extend the statute of limitations with respect to: (A) any assessment of any Tax or deficiency related to a Pre-Closing Tax Period for Blocker, any BWA Entity or any Acquired Company; or (B) any Pre-Closing Tax Period that could result in an imputed underpayment (as that term is defined in Section 6225 of the Code) for an Acquired Company or BWA Feeder, (6) compromise or settle any Tax Liability for a Pre-Closing Tax Period other than in accordance with this Section 12.4(c), or (7) initiate any voluntary contact with a taxing authority regarding any Pre-Closing Tax Period, including the Company 2020 Federal Return as to any matter specified in Schedule 12.4(a)(ii)(B); provided, that, the written consent of Sellers’ Representative (or, in the case of any actions described in this sentence relating to Blocker or the BWA Entities, Blocker Seller), shall not be required with respect to any Straddle Period where the action taken would not affect the portion of the Straddle Period ending on the Closing Date. For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Purchaser shall cause the Acquired Companies, Blocker and the BWA Entities to carry on their respective businesses only in the Ordinary Course of Business.
(d) The Parties agree to cause the Company to make an election under Section 754 of the Code (and any similar provision of applicable state, local or non-U.S. Tax laws) for the taxable year that includes the Closing Date.
(e) Notwithstanding any other provision herein to the contrary, the Parties understand and agree that in the event of any audit of the Company after the Closing Date resulting in an adjustment under Section 6225 of the Code where the reviewed year (as defined in Section 6225(d) of the Code) is or includes a Pre-Closing Tax Period, the Company’s “partnership representative” (as defined in Section 6223 of the Code) for such Tax period shall cause the Company to elect under Section 6226 of the Code to push such adjustment out to the members of the Company so that such members and not the Company are liable for any Tax attributable to such adjustment.
(f) Any income Tax refunds of BWA Preferred Corp. or BWA Common Corp. attributable to carrybacks of net operating losses arising in any tax period ending on or before the Closing Date or overpayments of estimated taxes with respect to 2019 that are received by Purchaser, an Acquired Company, Blocker or any BWA Entity, and any amounts credited against Tax (in lieu of receiving such a refund) to which Purchaser, an Acquired Company, Blocker or any BWA Entity become entitled, shall be for the account of Blocker Seller. Purchaser shall promptly pay, or cause to be paid, any such refund, or the amount of any such credit, that is for the account of Blocker Seller in accordance with and to the extent provided in the preceding sentence by wire transfer of immediately available funds to the account(s) designated in writing by Blocker Seller prior to such payment. Purchaser shall, and shall cause the Company, Blocker and each BWA Entity, to cooperate with Blocker Seller (including by filing amended Tax Returns and filing any claim for refund (including IRS Form

1139 or IRS Form 4466) or amended Tax Returns prepared by Blocker Seller and approved by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed) to effect a carryback of any net operating loss of BWA Common Corp. or BWA Preferred Corp. for the tax period ending on the Closing Date to the fullest extent permitted by applicable Legal Requirements), to obtain any refunds or credits that would result in a payment to Blocker Seller under this Section 12.4(f); provided, that, Blocker Seller shall reimburse Purchaser for its reasonable out-of-pocket expenses incurred in preparing and filing such amended Tax Returns and claims for refund. Blocker Seller and Purchaser shall jointly participate in any conferences or proceedings relating to such amended Tax Returns and claims for refund. If there is any contest relating to such refund claims, Blocker Seller shall determine the arguments to be made in such contest after considering in good faith the views of Purchaser, provided, that, if any such argument is objected to by Purchaser on the ground that it would reasonably be expected to materially and adversely affect the Company, an Acquired Company, Blocker or any BWA Entity, as the case may be, for a Tax period ending after the Closing Date (other than by reducing any net operating loss carryforward available in any such period), then neither Blocker Seller nor its representative shall assert such argument. Neither Purchaser, BWA Common Corp. or BWA Preferred Corp. nor any of their Affiliates shall elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code (or any similar provision of state or local or foreign Legal Requirements) on any Tax Return of BWA Common Corp. or BWA Preferred Corp. for any Tax Period ending on or before the Closing Date. In the event that Purchaser, the Company, an Acquired Company, Blocker or any BWA Entity is required to pay to the applicable taxing authority any amount that has been paid to Blocker Seller pursuant to this Section 12.4(f), then Blocker Seller shall pay such amount to Purchaser immediately after receiving notice from Purchaser.
(g) Blocker Seller and Purchaser shall, with respect to U.S. federal income tax returns pursuant to Treasury Regulation Section 1.1502-76(b), and with respect to all other Tax Returns, unless prohibited by applicable Legal Requirements, close the taxable period of the Blocker and each BWA Entity (other than BWA Feeder) as of the close of business on the Closing Date. If applicable Legal Requirements do not permit the Blocker or any BWA Entity, as the case may be, to close its respective taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated as provided in Section 11.2(c)(iv).
(h) Purchaser, each Acquired Company, Blocker, each of the BWA Entities, Blocker Seller and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 12.4 and any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, including Purchaser and Acquired Company providing records and information reasonably necessary for Sellers’ Representative to satisfy its obligations under Section 11.2. Each Acquired Company, each Spin-Off Entity, Blocker and each of the BWA Entities shall (1) retain all books and records with respect to Tax matters pertinent to such Acquired Company,

Spin-Off Entity, Blocker and such BWA Entity relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, the Sellers’ Representative, an Acquired Company, a Spin-Off Entity, Blocker or any BWA Entity, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (2) give the other Party reasonable written notice prior to transferring, destroying, or discarding of any such books and records and, if the other Party so requests, Purchaser, the Sellers’ Representative, the Acquired Company, Blocker, the BWA Entities or Blocker Seller, as the case may be, shall allow the other Party to take possession of such books and records.
(i) Purchaser agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, Transfer Taxes imposed on the transactions contemplated by this Agreement. Purchaser, Sellers’ Representative and the Sellers shall use commercially reasonable efforts to cooperate with each other to reduce any Transfer Taxes payable in connection with the transactions contemplated by this Agreement. In the event that Purchaser is required to make any payment to Sellers’ Representative or Blocker Seller pursuant to this Section 12.4, then Purchaser may, at its option, make such payment to the Paying Agent for disbursement to Sellers’ Representative and/or Blocker Seller, as the case may be.
(j) Purchaser, Blocker, Blocker Seller and the Company agree to waive the ratable allocation election in Treasury Regulation Section 1.1502-76-(b)(2)(ii)(D).
12.5 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled) from the other Party.
12.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as DHL or Federal Express), three Business Days after delivery to such courier; or (c) if actually personally delivered, when delivered; provided, that such notices, requests, demands and other communications are delivered to the addresses set forth below, or to such other addresses as any Party shall provide by like notice to the other Parties, accompanied by a simultaneous delivery of such notices, requests, demands and other communications via e-mail to the e-mail addresses set forth below:
If to Purchaser:
Omnicell, Inc.
590 E. Middlefield Road
Mountain View, CA 94043
Attention: General Counsel
Email: GeneralCounsel@omnicell.com

and with a copy (which shall not constitute notice) to:
Sidley Austin LLP
1001 Page Mill Rd, Building 1
Palo Alto, CA 94304
Attention: Jen Fitchen
Email: jfitchen@sidley.com

If to the Sellers, the Company (prior to Closing) or the Sellers’ Representative:
c/o Blue Wolf Capital Partners
One Liberty Plaza, 52nd Floor
New York, NY 10006
Facsimile: (917) 677-8233
E-mail: compliance@bluewolfcapital.com
Attention: Chief Compliance Officer and
         Charles Miller, Sellers’ Representative

with a copy (which shall not constitute notice) to:
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, TX 75201
Attention: Bryn A. Sappington
Email: bryn.sappington@nortonrosefulbright.com

and

with a copy (which shall not constitute notice) to:
Holland & Knight LLP
1650 Tysons Blvd
Suite 1700
Tysons, VA 22102
Attention: Eric Wechselblatt
Email: Eric.Wechselblatt@hklaw.com

If to Blocker (prior to Closing):
BW Apothecary Holdings, LLC
c/o Blue Wolf Capital Partners
One Liberty Plaza, 52nd Floor
New York, NY 10006
Facsimile: (917) 677-8233
E-mail: compliance@bluewolfcapital.com
Attention: Chief Compliance Officer

with a copy (which shall not constitute notice) to:
Holland & Knight LLP
1650 Tysons Blvd
Suite 1700
Tysons, VA 22102
Attention: Eric Wechselblatt
Email: Eric.Wechselblatt@hklaw.com

12.7 Time of the Essence. For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence with respect to all dates and time periods.
12.8 Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
12.9 Counterparts and Exchanges by Electronic Transmission. This Agreement may be executed in several counterparts (including by means of electronic transmission in portable document format (pdf)), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of e-mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the reasonable request of any Party or to any such agreement or instrument, each other Party will re-execute original forms thereof and deliver them to all other Parties. No Party or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party waives any such defense, except to the extent such defense related to lack of authenticity.
12.10 Governing Law; Dispute Resolution.
(a) Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be construed in accordance with, and governed in all respects by, the laws of Delaware, without regard to the conflict of laws principles thereof.
(b) Venue. Except as otherwise provided in the Escrow Agreement or in Section 12.10(c), any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon Fraud or breach of a covenant or obligation set forth in this Agreement) shall be brought or otherwise commenced exclusively in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the federal courts of the United States of America, the federal court of the United States of America sitting in the District of Delaware (collectively, the “Chosen Courts”). Each Party: (i) expressly and irrevocably consents and submits to the jurisdiction of the Chosen Courts in connection with any such Legal Proceeding; (ii) agrees that each Chosen Courts shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any Chosen Court, any claim that such Party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c) Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Section 11 shall be brought and resolved exclusively in accordance with Section 11.5 (it being understood that, for the avoidance of doubt and without limiting any portion of Section 12.10(b); (i) any claim or Legal Proceeding based upon Fraud or for breach of a covenant or obligation set forth in this Agreement may only and exclusively be brought and resolved in a Chosen Court rather than in accordance with Section 11.5; and (ii) nothing in this Section 12.10(c) shall prevent any Indemnitee from seeking preliminary injunctive relief or any other equitable remedy from a Chosen Court).
12.11 Successors and Assigns. This Agreement shall be binding upon each of the Parties and each of their respective heirs, estates, executors and personal representatives and successors and permitted assigns, if any. This Agreement shall inure to the benefit of: the Sellers, Purchaser, the other Indemnitees and the respective heirs, estates, executors and personal representatives and successors and permitted assigns (if any) of the foregoing. Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 11), in whole or in part, to any other Person without obtaining the consent or approval of any other Party or of any other Person. No Seller shall be permitted to assign any of such Seller’s rights or delegate any of such Seller’s obligations under this Agreement without Purchaser’s prior written consent. Any attempted assignment or delegation by any Seller in violation of this Section 12.11 shall be null and void.
12.12 Remedies Cumulative; Specific Performance. Except as expressly set forth in this Agreement and without limiting the terms of Section 11, the rights and remedies of the Parties shall be cumulative (and not alternative). The Parties acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including such Party’s failure to take all actions as are necessary on such Party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which Damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder.
12.13 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
12.14 Waiver of Jury Trial. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14.
12.15 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Sellers’ Representative (acting exclusively for and on behalf of all of the Sellers).
12.16 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

12.17 Parties in Interest. Except for the provisions of Section 11, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties, the Indemnitees and their respective successors and assigns (if any).
12.18 Confidential Nature of Information. Each Seller agrees that he, she or it will, and will cause his, her or its Affiliates and employees, agents and other Representatives to, treat in confidence (i) all documents, materials and other written or oral information which he, she or it shall have obtained at any time regarding Purchaser or its Affiliates, (ii) all documents, materials and other written or oral information which he, she or it shall have obtained at any time regarding the Company, 340B OpCo, PHSS, any Blocker Entity or the Retained Business and (iii) all documents, materials and other written or oral information which he, she or it shall have obtained at any time regarding the transactions contemplated by this Agreement (including the existence and terms of this Agreement and all the other agreements referred to in this Agreement), and not use any such documents, materials and other written or oral information for any purpose other than as specified in this Agreement; provided, however, the obligation of each Seller to treat such documents, materials and other written or oral information in confidence and not to use any such documents, materials and other written or oral information for any purpose other than as specified in this Agreement shall not apply to any information which (a) is or becomes available to the public other than as a result of any act or failure to act by such Seller or any of his, her or its Affiliates or their employees, agents and other Representatives or (b) is required to be disclosed under applicable law or judicial process, but only that portion of such information which it is advised by counsel in writing is legally required to be disclosed; provided, that such Seller shall promptly notify Purchaser in writing of such requirement and shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, nothing in this Section 12.18 shall prevent a Seller from disclosing any relevant information, documents or materials to the extent reasonably required in any dispute with Purchaser or any of its Affiliates or any Indemnitee; provided that reasonable efforts are made to maintain the confidentiality of such information, documents or materials.
12.19 No Public Announcement. Prior to the Closing, neither Purchaser, any Seller, Sellers’ Representative, Blocker nor the Company (nor any of their respective Affiliates or Representatives) shall, without the approval of each other Party, make any press release or other public announcement concerning this Agreement (including the terms and the existence of this Agreement) or the transactions contemplated by this Agreement, except as and to the extent that any Party shall be so obligated by law, in which case such Party shall first advise each other Party thereof and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement; and provided, further, that Purchaser may issue a press release announcing the transactions contemplated hereby in connection with the execution of this Agreement. Following the Closing, none of the Sellers, nor the Sellers’ Representative nor any of their Affiliates or Representatives shall make any press release or other public announcement concerning this Agreement (including the terms and the existence of this Agreement) or the transactions contemplated by this Agreement, except as and to the extent that such Party shall be so obligated by law, in which case such Party shall advise Purchaser thereof and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.
12.20 Legal Representation. Each of the Parties acknowledges that Norton Rose Fulbright US LLP (“Norton Rose Fulbright”) currently serves as counsel to each of (i) the Company, (ii) Blocker and (iii) the Class A Holder, including in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. There may come a time, including after the Closing, when the interests of the Class A Holder, the Company and Blocker may no longer be aligned or when, for any reason, the Class A Holder, Norton Rose Fulbright, the Company or Blocker believe that Norton Rose Fulbright cannot or should no longer represent each of the Class A Holder, the Company and Blocker. The Parties understand and specifically agree that Norton Rose Fulbright may withdraw from representing the Company and/or Blocker, as the case may be, and continue to represent the Class A Holder, even if the interests of the Class A Holder, and the interests of the Company and/or Blocker, as the case may be, are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated hereby, and even though Norton Rose Fulbright may have represented the Company or Blocker in a matter substantially related to such dispute or may be handling ongoing matters for the Company, Blocker or any of their respective Affiliates, and Purchaser, the Company and Blocker hereby consent thereto and waive any conflict of interest arising therefrom. Each of the Parties agrees that, as to all communications among Norton Rose Fulbright, the Class A Holder and Holland & Knight LLP, as counsel to Blocker Seller (“Holland & Knight”), related to the transactions contemplated by this Agreement and not involving the Company or any of its Subsidiaries or any of the Blocker Entities, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Sellers’ Representative, on behalf of the Sellers, and shall not pass to or be claimed by the Company, any Acquired Company or any Blocker Entity. As to any communications between Norton Rose Fulbright, the Company and its Subsidiaries, the Blocker Entities and Holland & Knight prior to the Closing (collectively, the “Privileged Communications”), Purchaser, the Company and Blocker, together with any of their respective Affiliates, successors or assigns, agree that no such Person may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Sellers after the Closing. Notwithstanding anything herein to the contrary, any communications between Holland & Knight and Blocker Seller or any of its Affiliates shall be attorney-client confidences that belong solely to the Blocker Seller. Recognizing that Holland & Knight has acted as legal counsel to Blocker Seller and the Blocker Entities prior to the Closing, and that Holland & Knight intends to act as legal counsel to Blocker Seller and certain of their Affiliates after the Closing, Purchaser hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Holland & Knight’s representing Blocker Seller and/or their Affiliates after the Closing as such representation may relate to Purchaser or the transactions contemplated herein (including in respect of litigation).
12.21 Entire Agreement. This Agreement and the other agreements referred to herein (including the Disclosure Schedule) set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof. The Parties acknowledge and agree that, effective as of the Closing, the Confidentiality Agreement dated February 14, 2020 between PSG and Purchaser shall be terminated and shall be null and void and of no force or effect.
12.22 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company, the Sellers or Blocker, as applicable, set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of the Company, the Sellers or Blocker, as applicable, in this Agreement. The Disclosure Schedule may not be amended or modified after the execution of this Agreement.
12.23 Mutual Drafting. The Parties are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.
12.24 Construction.
(a) Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b) Interpretation. As used in this Agreement: (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (ii) the use of the word “or” shall not be exclusive; (iii) the phrase “substantially in the form attached hereto” and any variations thereof shall be deemed to mean in such form attached hereto subject to immaterial changes; and (iv) the words “written” and “in writing” include communications delivered electronically.
(c) References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
(d) Currency. All references in this Agreement to “dollars” or “$”shall mean United States Dollars.
[Remainder of page intentionally left blank]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
OMNICELL, INC.,
a Delaware corporation
By:  /s/ Peter J. Kuipers

Name:  Peter J. Kuipers

Title: Executive Vice President and Chief Financial Officer

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.

PSGH, LLC,
a Texas limited liability company
By:  /s/ David Borden

Name: David Borden

Title: President

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
SELLERS’ REPRESENTATIVE

/s/ Charles Miller
Charles Miller

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
BW APOTHECARY HOLDINGS, LLC,
a Delaware limited liability company

By: /s/Charles P. Miller

Name: Charles P. Miller

Title: Secretary

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS A HOLDER”:

By: /s/ David Borden

Name: David Borden

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
BLUE WOLF CAPITAL FUND II, L.P.,
a Delaware limited partnership
By: Blue Wolf Capital Advisors, L.P., its General Partner
By: Blue Wolf Capital Advisors, LLC., its General Partner

By: /s/ Charles P. Miller

Name: Charles P. Miller

Title: Manager

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS C HOLDERS”:

By: /s/ Jeff Legg

Name: Jeff Legg

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS C HOLDERS”:

By: /s/ Molly Breimhorst

Name: Molly Breimhorst

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS C HOLDERS”:

By: /s/ Michael Lonergan

Name: Michael Lonergan

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS C HOLDERS”:

By: /s/ Diana Fox

Name: Diana Fox

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS C HOLDERS”:

By: /s/ Rebekah Gregg

Name: Rebekah Gregg

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Bill Brewer

Name: Bill Brewer

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Karen Atkinson

Name: Karen Atkinson

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Michael Lonergan

Name: Michael Lonergan

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Dee Jones

Name: Dee Jones

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Kevin O'Connor

Name: Kevin O'Connor

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Mike Medel

Name: Mike Medel

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Tracy Spencer

Name: Tracy Spencer

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Charlie Hirner

Name: Charlie Hirner

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ John Hines

Name: John Hines

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Chris Hoover

Name: Chris Hoover

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Jeff Spencer

Name: Jeff Spencer

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Libby Johnson

Name: Libby Johnson

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Diana Fox

Name: Diana Fox

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Rebekah Gregg

Name: Rebekah Gregg

[Signature Page to Equity Purchase Agreement]

The Parties have caused this Agreement to be executed and delivered as of the date first written above.
“CLASS D HOLDERS”:

By: /s/ Gary Golebiewski

Name: Gary Golebiewski

[Signature Page to Equity Purchase Agreement]

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“340B Accounts” means the second and the fourth bank accounts set forth in Part 2.8(a) of the Disclosure Schedule that are maintained by and for the benefit of PHSS with Silicon Valley Bank for purposes of collecting payments payable by contract pharmacies to 340B covered entity customers of the Acquired Companies on such customers’ behalf and distributing the collected payments to the applicable 340B covered entity customers.
“340B Link Financial Statements” means, collectively, the Provided 340B Link Financial Statements and the Required 340B Link Financial Statements.
“340B OpCo” means the new entity that will be created from the Divisional Merger and will be wholly owned by the Company following the completion of the Divisional Merger.
“340B Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, by and between 340B OpCo and SpinCo substantially in the form of Exhibit H-1 to the Agreement.
“Accounting Firm” has the meaning set forth in Section 1.3(c) of the Agreement.
“Accrued Employee Amounts” has the meaning set forth in Section 6.11(c) of the Agreement.
“Acquired Companies” means the Company and all of its Subsidiaries, which Entities, following the completion of the PSG Distribution, shall be the Company, 340B OpCo and PHSS.
“Acquired Company Pre-Closing Taxes” has the meaning set forth in Section 11.2(a)(iv) of the Agreement.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
“Affiliated Group” means any group of corporations or other entities that, at any time on or before the Closing Date, includes or has included any Acquired Company or any direct or indirect predecessor of any Acquired Company, that files or has filed Tax Returns on a combined, consolidated, unitary or similar basis with any Acquired Company or any direct or indirect predecessor of any Acquired Company, including any “affiliated group” as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code.

“Agreed Amount” has the meaning set forth in Section 11.5(e) of the Agreement.
“Agreement” means the Equity Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
“Ancillary Agreements” has the meaning set forth in Section 2.20(a) of the Agreement.
“Anti-Corruption and Anti-Bribery Laws” means the United States’ Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other applicable anti-corruption or anti-bribery Legal Requirements or any similar applicable Legal Requirements of any other jurisdiction where any Acquired Company operates or does business.
“Arbitrable Dispute” has the meaning set forth in Section 11.5(g) of the Agreement.
“Arbitration Law” has the meaning set forth in Section 11.5(g)(i) of the Agreement.
“Award Amount” has the meaning set forth in Section 11.5(g)(v) of the Agreement.
“Balance Sheet” has the meaning set forth in Section 2.4(a)(i) of the Agreement.
“Balance Sheet Date” means June 30, 2020.
“Bank Model Contracts” means each Company Contract pursuant to which any Acquired Company agrees to collect payments payable by pharmacies to the Acquired Companies’ 340B covered entity customers.
“Blocker” has the meaning ascribed to such term in the preamble to the Agreement.
“Blocker Business Representations” means Sections 4.1(c), 4.1(e), 4.1(g), 4.2, 4.3(c), 4.3(f), 4.3(g), 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.11, 4.12, 4.13(ii) and 4.15.
“Blocker Closing Certificate” has the meaning set forth in Section 1.4(b)(xi) of the Agreement.
“Blocker Contract” means any Contract: (a) to which any Blocker Entity is a party; (b) by which any Blocker Entity or any of its assets is or may become bound or under which any Blocker Entity has, or may become subject to, any obligation; or (c) under which any Blocker Entity has or may acquire any right or interest.
“Blocker D&O Policy” has the meaning set forth in Section 6.9(b) of the Agreement.
“Blocker Entities” means, collectively, the BWA Entities and Blocker.
“Blocker Entity Pre-Closing Taxes” has the meaning set forth in Section 11.2(c)(iv) of the Agreement.
“Blocker Indemnification Matter” means any claim for indemnification, compensation or reimbursement under Section 11.2(c) of the Agreement.

“Blocker Note” has the meaning set forth in Schedule 6.7(i) to the Agreement.
“Blocker Representations” means (a) the representations and warranties made by Blocker set forth in Section 4 (Representations and Warranties of Blocker) of the Agreement and (b) the representations, warranties, certifications and other statements and information set forth in the Blocker Closing Certificate with respect to such Section specified in the foregoing clause “(a)”.
“Blocker Seller” has the meaning ascribed to such term in the preamble to the Agreement.
“Blocker Units” mean all of the issued and outstanding equity, represented by 1,000 units, of Blocker.
“Books and Records” has the meaning set forth in Section 2.24 of the Agreement.
“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday; or (b) a day on which commercial banks in San Francisco, California are authorized or required to be closed.
“BW Management Agreement” means the Management Agreement, dated as of September 6, 2011, by and between Blue Wolf Capital Partners LLC and PSG, as amended by the First Amendment, dated as of December 17, 2012, and the Second Amendment, dated January 1, 2014.
“BWA Common Corp.” means BW Apothecary Common Corp., a Delaware corporation.
“BWA Entities” means, collectively, BWA Common Corp., BWA Preferred Corp., and BWA Feeder.
“BWA Feeder” means BW Apothecary Feeder, LLC, a Delaware limited liability company.
“BWA Preferred Corp.” means BW Apothecary Preferred Corp., a Delaware corporation.
“Change of Control Bonuses” means the amounts set forth in the column titled “Change of Control Bonus” payable to the Change of Control Bonus Recipients set forth in Exhibit K to the Agreement.
“Change of Control Bonus Recipients” means, collectively, those individuals set forth in Exhibit K to the Agreement that are entitled to be paid the amount of Change of Control Bonus set forth opposite their names on Exhibit K to the Agreement.
“Charter Documents” means the articles of organization or certificate of formation and the limited liability company agreement (or comparable governing documents) of a limited liability company, the certificate of incorporation or articles of incorporation and bylaws (or comparable governing documents) of a corporation and comparable or equivalent governing documents of other forms of legal entities.

“Chosen Courts” has the meaning set forth in Section 12.10(b) of the Agreement.
“Claim Notice” has the meaning set forth in Section 11.5(a) the Agreement.
“Claimed Amount” has the meaning set forth in Section 11.5(a) of the Agreement.
“Class A Unit” has the meaning and the rights and obligations specified with respect thereto in the Company Operating Agreement.
“Class A Holder” has the meaning ascribed to such term in the preamble to the Agreement.
“Class B Unit” has the meaning and the rights and obligations specified with respect thereto in the Company Operating Agreement. All Class B Units are beneficially owned and held of record in their entirety by BWA Feeder.
“Class C Holders” has the meaning ascribed to such term in the preamble to the Agreement.
“Class C Options” has the meaning ascribed to such term in the recitals to the Agreement.
“Class C Unit” has the meaning and the rights and obligations specified with respect thereto in the Company Operating Agreement. All Class C Units are beneficially owned and held of record in their entirety by the Class C Holders.
“Class D Holders” has the meaning ascribed to such term in the preamble to the Agreement.
“Class D Unit” has the meaning and the rights and obligations specified with respect thereto in the Company Operating Agreement. All Class D Unit are beneficially owned and held of record in their entirety by the Class D Holders.
“Closing” has the meaning set forth in Section 1.4(a) of the Agreement.
“Closing Cash Amount” means the amount of cash and cash equivalents (other than Restricted Cash) as reflected on the Company’s, 340B OpCo’s and PHSS’s bank statements or reported on the Company’s, 340B OpCo’s and PHSS’s banking websites as of immediately prior to the Closing, as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, as valued in accordance with GAAP; provided that, for the avoidance of doubt, the Closing Cash Amount shall not include any amount in any 340B Account.
“Closing Certificates” means the Company Closing Certificate, the Individual Selling Closing Certificates and the Blocker Closing Certificate, collectively.
“Closing Consideration Certificate” has the meaning set forth in Section 1.4(b)(xii) of the Agreement.

“Closing Date” has the meaning set forth in Section 1.4(a) of the Agreement.
“Closing Date Offer Letter” has the meaning set forth in Section 1.4(b)(xxi) of the Agreement.
“Closing Indebtedness Amount” means the aggregate amount of outstanding Indebtedness of the Acquired Companies and the Blocker Entities as of the Closing and the aggregate amount of outstanding Indebtedness described in clauses “(a)” and “(m)” (to the extent as related to clause “(a)”) of the definition of “Indebtedness” of the Spin-Off Entities as of the Closing, in each case determined in accordance with GAAP and on a basis consistent with the Provided Company Financial Statements, the Provided 340B Link Financial Statements and the Acquired Companies’, the Blocker Entities’ and the Spin-Off Entities’ respective historical practices.
“Closing Purchase Price” has the meaning set forth in Section 1.3(a) of the Agreement.
“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Company” has the meaning set forth in the introductory paragraph of the Agreement.
“Company 2020 Federal Return” has the meaning set forth in Schedule 12.4(a)(ii)(B) to the Agreement.
“Company Closing Certificate” has the meaning set forth in Section 1.4(b)(ix) of the Agreement.
“Company Contract” means any Contract: (a) to which any Acquired Company is a party; (b) by which any Acquired Company or any of its assets is or may become bound or under which any Acquired Company has, or may become subject to, any obligation; or (c) under which any Acquired Company has or may acquire any right or interest.
“Company D&O Policy” has the meaning set forth in Section 6.9(a) of the Agreement.
“Company Data” means all right, title and interest in and with respect to the data contained in the Company IT Systems or any databases of any Acquired Company (including any and all Trade Secrets and User Data) and all other information and data compilations used by, or necessary to the business of, the Acquired Companies.
“Company Database” has the meaning set forth in Section 2.10(t) of the Agreement.
“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for independent consulting, compensation, severance, termination pay, deferred compensation, bonus, incentive compensation, commission, performance awards, equity or equity-related awards, fringe benefits, social security benefits, change in control pay, provident fund, employee state insurance, gratuity, pension, retirement, paid time off, vacation, loan, health, welfare, disability pay, life insurance, educational assistance or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, formal or informal, that is or has been maintained, contributed to or required to be contributed to, by any Acquired Company for the benefit of any Company Service Provider, or with respect to which any Acquired Company has or may have any Liability or obligation, except such definition shall not include any Company Service Provider Agreement.
“Company Financial Statements” means, collectively, the Provided Company Financial Statements and the Required Company Financial Statements.
“Company IP” means all (a) registered and unregistered Intellectual Property Rights and Intellectual Property in which any Acquired Company has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) or an exclusive license or similar exclusive right in any field or territory, (b) all Registered IP and Unregistered IP and (c) all Intellectual Property and Intellectual Property Rights created or developed by each Company Service Provider during his or her engagement with an Acquired Company and that (i) relates to or results from the actual or anticipated business, work, research, investigations, products, or services of the Acquired Company or (ii) results, to any extent, from use of any Acquired Company’s premises or property.
“Company IP Contract” means any Company Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for any Acquired Company or Spin-Off Entity (it being understood that licenses to Open Source Code to which any Acquired Company is or was a party or by which any Acquired Company is or was bound shall constitute Company IP Contracts) and each Inbound License and Outbound License.
“Company IT Systems” means all Computer Software, hardware, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment relating to the transmission, storage, maintenance, organization, presentation, generation, Processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Acquired Companies.
“Company Privacy Notice” means all written privacy notices, disclosure statements, or representations required by Privacy Requirements or made available by an Acquired Company (i) to the public, or (ii) to any natural Person for the purpose of describing, explaining, or characterizing the Processing of Personal Data about such Person.
“Company Privacy Policy” means each external or internal, past or present privacy policy, representation, obligation or promise of any Acquired Company or any third party service provider of any Acquired Company, relating to: (a) the privacy of any Person in connection with any Company Web Site, Company Software or Company Product; (b) the Processing of any User Data or Personal Data; and (c) any employee information.

“Company Product” means each of the programs, products, services, databases (or other Company Data offerings), systems, technology and Computer Software that have been or are currently being developed, marketed, distributed, licensed, sold, offered, made available or provided by or on behalf of any Acquired Company, together with each Company Web Site.
“Company Service Provider” means any current or former employee, worker, contract laborer/worker, independent contractor, consultant, advisor, officer, manager or director of any Acquired Company.
“Company Service Provider Agreement” means each management, employment, consulting, contractor, relocation, repatriation or expatriation agreement or other Contract between an Acquired Company and a Company Service Provider.
“Company Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 3, 2020.
“Company Owned Software” means all Company Software that is owned, or purported to be owned, by any Acquired Company.
“Company Software” means Computer Software owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any Acquired Company (excluding any “off-the-shelf” third party Computer Software that is generally available on standard commercial terms, is not distributed by any Acquired Company, is not incorporated into, or used in the development, testing, distribution, delivery, maintenance or support of, any product or service of any Acquired Company, and is not otherwise material to the business of any Acquired Company).
“Company User Agreement” means each Company Contract that constitutes a user agreement, terms of use, terms of service, developer agreement or end user license agreement that governs (or is intended to govern) each user’s or developer’s access to and use of any Company Web Site, any Company Software or any Company Product.
“Company Web Site” means any public or private web site owned, maintained or operated at any time by or on behalf of any Acquired Company, including the web site located at https://www.psgconsults.com/.
“Computer Software” means computer software (including websites, HTML code, firmware and other software embedded in hardware devices), data files, source and object codes, APIs, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.
“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Governmental Authorization).
“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person.
“Contested Amount” has the meaning set forth in Section 11.5(b) of the Agreement.
“Continuing Employee” has the meaning set forth in Section 6.11(a) of the Agreement.
“Continuing Employee Change of Control Bonus Recipient” has the meaning set forth in Section 1.4(c)(ii) of the Agreement.
“Contract” means any written, oral or other agreement (including a “click-through” agreement), contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“Covered Claim” has the meaning set forth in Section 11.3(c)(vii) of the Agreement.
“D&O Policies” has the meaning set forth in Section 6.9(b) of the Agreement.
“Data Breach” means any unauthorized Processing of or access to Personal Data, Company Data, User Data or Company IT Systems, or any other data security incident requiring notification to any Person or Governmental Body under applicable Privacy Requirements.

“Damages” includes any loss, damage, injury, Liability, claim, demand, action or cause of action, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), assessment, levy, charge, cost (including costs of attorneys, accountants, investigators and experts, and other costs of investigation) or expense of any nature (including reasonable out-of-pocket attorneys’, accountants’, consultants’ and experts’ fees and expenses), but excluding punitive or exemplary damages (except, in each case, to the extent arising in a claim for Fraud or to the extent any such Damages are awarded to a third-party).
“Deductible” has the meaning set forth in Section 11.3(a) of the Agreement.
“Designated Matter Damages” has the meaning set forth in Section 11.12(a) of the Agreement.
“Designated Special Indemnification Matter” means any claim for indemnification, compensation or reimbursement under Section 11.2(a) of the Agreement with respect to the Designated Tax Matter.
“Designated Tax Matter” has the meaning set forth in Paragraph 2 of Schedule 11.2(a)(vi) to the Agreement.
“Determination Date” has the meaning set forth in Section 11.6 of the Agreement.

“Determined Amount” has the meaning set forth in Section 11.5(c), Section 11.5(d), Section 11.5(e), Section 11.5(f) or Section 11.5(g)(viii) of the Agreement.
“Determined Order” has the meaning set forth in Section 11.5(g)(viii) of the Agreement.
“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered by the Company with respect to the representations and warranties set forth in Section 2, by the Sellers with respect to the representations and warranties set forth in Section 3, and by Blocker with respect to the representations and warranties set forth in Section 4, in each case prepared in accordance with Section 12.22 of the Agreement.
“Disposition Transaction” has the meaning set forth in Section 6.5 of the Agreement.
“Dispute Period” has the meaning set forth in Section 11.5(b) of the Agreement.
“Divisional Merger” means the divisional merger of PSG effectuated pursuant to the Divisional Merger Agreement.
“Divisional Merger Agreement” has the meaning set forth in the definition of Spin-Off Agreements.
“DMS Sales Taxes” means, in the aggregate for all Pre-Closing Tax Periods, sales Taxes incurred by the Acquired Companies and Spin-Off Entities (a) with respect to DMS consulting revenue, all sales Taxes in the states of Connecticut and Hawaii, (b) with respect to educational and sponsored research revenue, all sales Taxes in the states of Connecticut, New Jersey, New York, Texas and Washington DC, and (c) with respect to analytics and specialty consulting revenue, all sales Taxes in the states of New York, Ohio, Pennsylvania, Tennessee, Texas and Washington.
“Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.
“Electronic Delivery” has the meaning set forth in Section 12.9 of the Agreement.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, security interest, encumbrance, intangible property right, claim, infringement, option, right of first refusal, preemptive right, license, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer, use or ownership of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.
“Environmental Law” means all Legal Requirements, by-laws, Orders, instruments, directives, decisions, injunctions and judgments of any Governmental Body and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, Orders and notices made or served thereunder or pursuant thereto.
“Environmental License” means any Consent or Governmental Authorization required by or pursuant to any applicable Environmental Laws.
“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.
“ePHI” has the meaning set forth in Section 2.10(v) of the Agreement.
“Equity Plan” means Pharmaceutical Strategies Group, LLC’s 2012 Long-Term Incentive Plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Entity that would be considered a single employer with any Acquired Company within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” has the meaning set forth in Section 1.2(b) of the Agreement.
“Escrow Agreement” means the escrow agreement to be entered into among Purchaser, the Sellers’ Representative and the Escrow Agent on the Closing Date, substantially in the form of Exhibit D to the Agreement.
“Escrow Amount” means the General Indemnity Escrow Amount and the Special Indemnity Escrow Amount, collectively.
“Escrow Funds” means the General Indemnity Escrow Funds and the Special Indemnity Escrow Funds, collectively.
“Estimated Closing Purchase Price” has the meaning set forth in Section 1.2(a) of the Agreement.

“Fair Market Value Balance Sheet” has the meaning set forth in Section 1.8 of the Agreement.
“Federal Health Care Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f) and any implementing regulations thereto and, without limiting the foregoing, shall include any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including Medicare, Medicaid, the Children’s Health Insurance Program, TRICARE, 340B Federal Drug Discount Program and Veterans Health Administration programs (described in Title XVIII of the Social Security Act (“SSA”), Title XIX of the SSA, Title XXI of the SSA, Title 10, Chapter 55 of the U.S.C., 42 U.S.C. § 256b and 38 U.S.C. § 8126, respectively), or any state health care program (as defined in Section 1128(h) of the SSA).
“Final Release Date Special Indemnity Escrow Distribution Amount” has the meaning set forth in Section 11.7(c)(iii) of the Agreement.
“Final Release Date Special Indemnity Escrow Retained Amount” has the meaning set forth in Section 11.7(c)(iii) of the Agreement.
“Final Release Date Unresolved Special Indemnity Escrow Claim,” has the meaning set forth in Section 11.7(c)(iii) of the Agreement.
“Final Special Indemnity Escrow Release Date” has the meaning set forth in Section 11.7(c)(iii) of the Agreement.
“First Release Date Special Indemnity Escrow Distributed Amounts” has the meaning set forth in Section 11.7(c)(i) of the Agreement.
“First Release Date Special Indemnity Escrow Distribution Amount” has the meaning set forth in Section 11.7(c)(i) of the Agreement.
“First Release Date Special Indemnity Escrow Retained Amount” has the meaning set forth in Section 11.7(c)(i) of the Agreement.
“First Release Date Unresolved Special Indemnity Escrow Claim” has the meaning set forth in Section 11.7(c)(i) of the Agreement.
“First Special Indemnity Escrow Release Date” has the meaning set forth in Section 11.7(c)(i) of the Agreement.
“Form of Assignment” has the meaning set forth in Section 1.4(b)(i) of the Agreement.
“Fraud” means actual Delaware common law fraud committed by a party to the Agreement with an intent to deceive with respect to the representations and warranties made in Section 2, Section 3 or Section 4 of the Agreement (in each case as modified or supplemented by the Disclosure Schedule) or in any of the Company Closing Certificate, the Closing

Consideration Certificate, an Individual Seller Closing Certificate or the Blocker Closing Certificate.
“Fundamental Cap” has the meaning set forth in Section 11.3(d)(ii) of the Agreement.
“Fundamental Representations” means: (a) the representations and warranties set forth in Sections 2.1 (Due Organization; Subsidiaries; Etc.), 2.2 (Charter Documents; Records), 2.3(a), (b), (d), (e), (f), (h), (i) and (j) (Capitalization), 2.14 (Tax Matters), 2.20 (Authority; Binding Nature of Agreement; Inapplicability of Anti-Takeover Statues), 2.21(a), (b), (c) and (e) (Non-Contravention; Consents) and 2.25 (Brokers) of the Agreement; (b) Section 3 (Representations and Warranties of Each Seller) of the Agreement; (c) Section 4 (Representations and Warranties of Blocker) of the Agreement; and (d) the representations, warranties, certifications and other statements and information set forth in the Company Closing Certificate, the Individual Seller Closing Certificates and the Blocker Closing Certificate with respect to such Sections specified in the foregoing clauses “(a)” through “(c)” of this sentence.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“General Indemnification Matter” means any claim for indemnification, compensation or reimbursement under Section 11.2(a) of the Agreement.
“General Indemnity Escrow Account” means the account established by the Escrow Agent for the General Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement.
“General Indemnity Escrow Amount” means $843,750.
“General Indemnity Escrow Funds” means as of any date of determination, the excess (if any) of the General Indemnity Escrow Amount (plus any dividends, interest, distributions and other income received in respect thereof) minus the sum of all distributions and other payments to any Person on or prior to such date of determination from the General Indemnity Escrow Account.
“General Indemnity Escrow Release Date” has the meaning set forth in Section 11.7(b) of the Agreement.
“General Representations” means: (a) the representations and warranties set forth in Section 2 of the Agreement, other than any Fundamental Representations; and (b) the representations, warranties, certifications and other statements and information set forth in the Company Closing Certificate with respect to such Sections specified in the foregoing clause “(a)” of this sentence.
“General Survival Expiration Date” has the meaning set forth in Section 11.1(a) of the Agreement.

“Governmental Authorization” means any: (a) permit, license, approval, certificate, right, exemption, waiver, franchise, permission, clearance, registration, qualification, authorization or similar rights to operate or conduct any business issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers; (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, local, municipal, foreign or other government; (d) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); (e) Entity that registers, provides or allocates domain names and top level domains; or (f) any security force, security agency or other defense related entity. For the avoidance of doubt, “Governmental Body” shall include HHS (including all agencies and subdivisions thereof, such as the Health Resources and Services Administration) and the U.S. Department of Justice.
“Government Official” means any director, manager, officer, official, employee, agent or other person acting on behalf of a Governmental Body (including candidates for political office).
“Health Care Laws” means, collectively, any and all Legal Requirements relating to the manufacture, marketing, sale, promotion, use, advertising, offering, licensure, operation, management, registration or certification of, qualification or authority to transact or operate business in connection with, the provision, coverage of, arranging for or administration of, or pricing or payment for the provision, arranging for or administration of, any Acquired Company or Company Products and/or other healthcare products and services, including, without limitation: (i) fraud and abuse Legal Requirements, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), state anti-kickback and all-payer Legal Requirements, the federal criminal False Claims Statutes (18 U.S.C. §§ 286, 287 and 1001), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), the HIPAA All-Payor Fraud Statute (18 U.S.C. § 1347), the federal criminal False Statements and Representations Law (42 U.S.C. § 1320a-7b(a)), the federal Physician Self-Referral (“Stark”) Law (42 U.S.C. § 1395nn and 1396b(s)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a−7a and 1320a-8), the federal exclusion laws (42 U.S.C. § 1320a-7) and the federal Beneficiary Anti-Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); (ii) the Medicare Statute (Title XVIII of the SSA) and the regulations promulgated thereunder; (iii) the Medicaid Statute (Title XIX of the SSA) and the regulations promulgated thereunder; (iv) the Children’s Health Insurance Program Statute (Title XXI of the SSA) and the regulations promulgated thereunder; (v) Legal Requirements implementing the TRICARE program (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder; (vi) Legal Requirements implementing Veterans Health Administration programs (including 38 U.S.C. Chapter 17) and the regulations promulgated thereunder; (vii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (viii) the Patient Protection and Affordable Care Act (Pub. L. No. 111−148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111−152) and the regulations adopted thereunder; (ix) the 340B Drug Discount Program Law (42 U.S.C. § 256b);

(x) any regulations or guidance promulgated pursuant to each of the foregoing, and similar state or local statutes or regulations; (xi) Legal Requirements, policies and guidelines relating to coding, coverage, reimbursement, claims submission, billing and collections; (xii) the Health Insurance Portability and Accountability Act of 1996 (Pub L. No. 104-191) (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (Pub. L. No. 111-5) (“HITECH”) and their implementing regulations, including 45 C.F.R. Parts 160, 162 and 164 (the “HIPAA Rules”) and any similar state or local health care privacy, security or confidentiality Legal Requirements; (xiii) Legal Requirements regulating the interactions with health care professionals (including, but not limited to, pharmacists and pharmacy technicians) and reporting thereof; (xiv) Legal Requirements relevant to false statements or claims and all similar state, local and foreign Legal Requirements of any jurisdiction applicable to the operations of any Acquired Company; (xv) Legal Requirements relating to the administration of healthcare claims for, or processing or payment for healthcare services, treatment or supplies furnished by providers; (xvi) Legal Requirements relating to or governing the contracting and administration of provider networks (including pharmacy networks); (xvii) state or local Legal Requirements relating to Medicaid or any other state health care or health insurance programs and Legal Requirements related to any other government or quasi-government health care or health insurance program; and (xviii) Legal Requirements applicable to the developing, provision, offering, contracting, marketing, advertising, administering and claims processing in connection with discount prescription programs and related services.
“HHS” has the meaning set forth in Section 2.22(b) of the Agreement.
“Historic Treatment” has the meaning set forth in Paragraph 2 of Schedule 11.2(a)(vi) to the Agreement.
“Holland & Knight” has the meaning set forth in Section 12.20 of the Agreement.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor Legal Requirement thereto.
“Inbound Licenses” has the meaning set forth in Section 2.10(c) of the Agreement.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of such Person whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security) for (i) the repayment of money borrowed, whether owing to banks, financial institutions, on equipment capital leases or otherwise or (ii) the payment in full of all amounts payable or outstanding under notes issued by any Acquired Company or Spin-Off Entity in connection with repurchase of units or other equities issued by any Acquired Company or Spin-Off Entity; (b) all obligations of such Person issued or assumed as the deferred purchase price of assets, or securities, contingent or otherwise (including “earn-outs” and “seller notes” payable); (c) all lease obligations of such Person for real or personal property required under

GAAP to be capitalized on the books and records of such Person; (d) all outstanding obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (e) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangements (valued at the termination value thereof); (f) all obligations secured by any security interest, lien or UCC financing statement existing on property owned by such Person, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, Indebtedness of others; (h) all unpaid amounts due pursuant to any settlement, adjustment or compromise of any claim or Legal Proceeding made prior to the Closing; (i) all obligations of such Person, whether interest bearing or otherwise, owed to any securityholder of such Person or any Affiliate of any securityholder of such Person, except for compensation to securityholders or Affiliates who are employed by such Person and with respect to the proceeds hereunder; (j) all unsatisfied severance obligations of such Person in respect of any termination of employment occurring prior to the Closing (other than as included in the definition of Transaction Expenses hereunder) and all accrued bonuses, deferred compensation, retirement benefits or pension obligations of such Person or any other contingent compensation (including such Person’s portion of any related Taxes) or unfunded benefits liabilities of such Person, in each case to the extent not constituting Spin-Off Liabilities and to the extent relating to the period prior to the Closing; (k) long-term deferred revenue; (l) any accrued unpaid Pre-Closing Taxes, including, for the avoidance of doubt, any Taxes attributable to the deferral of payroll Taxes pursuant to the CARES Act or other pandemic relief legislation (other than any Taxes included in Transaction Expenses or in the Net Working Capital Amount, in each case only to the extent that such inclusion results in a reduction of the Closing Purchase Price); and (m) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid prior to or in connection with the Closing or offered in respect of any of the foregoing (regardless if any of such are actually paid), as a result of the consummation of the transactions contemplated by the Agreement or in connection with any lender Consent For purposes of this Agreement, “Indebtedness” specifically excludes: (i) trade payables (to the extent included in the Net Working Capital Amount); (ii) credit card debt incurred in the Ordinary Course of Business (to the extent included in Net Working Capital Amount); and/or (iii) liabilities included in Transaction Expenses.
“Indemnification Matter” means any General Indemnification Matter, any Individual Seller Indemnification Matter or any Blocker Indemnification Matter.
“Indemnitees” means the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates (including, following the Closing, the Acquired Companies and the Blocker Entities); (c) the respective securityholders and Representatives of the Persons referred to in clauses “(a)” and “(b)” of this sentence; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” of this sentence; provided, that (x) with respect to the Designated Tax Matter, each Person who was classified as an employee of any Acquired Company or Spin-Off Entity pursuant to the Historic Treatment shall also be deemed to be an Indemnitee and (y) the Sellers shall not be deemed to be “Indemnitees” except to the extent provided in clause “(x)” of this sentence.

“Indemnity Agreement” has the meaning set forth in the definition of Spin-Off Agreements.
“Individual Seller Closing Certificate” has the meaning set forth in Section 1.4(b)(x) of the Agreement.
“Individual Seller Indemnification Matter” means, with respect to any Seller, (i) any claim for indemnification, compensation or reimbursement under Section 11.2(b)(i) or Section 11.2(b)(ii) of the Agreement or (ii) any claim for indemnification, compensation or reimbursement under Section 11.2(b)(iii) of the Agreement.
“Information Security Program” has the meaning set forth in Section 2.10(v) of the Agreement.
“Insider Payables” has the meaning set forth in Section 2.4(e) of the Agreement.
“Insider Receivables” has the meaning set forth in Section 2.4(e) of the Agreement.
“Insurance Costs” has the meaning set forth in Section 11.3(f) of the Agreement.
“Intellectual Property” means algorithms, application programming interfaces (“APIs”), apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, data, data collections and databases, diagrams, formulae, inventions (whether or not patentable), logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, Trade Secrets, user interfaces, uniform resource locators, web sites, Domain Names, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) Trademark and trade name rights and similar rights and the goodwill associated with any of the foregoing; (c) Trade Secret rights; (d) Patent and industrial property rights; (e) other proprietary rights in Intellectual Property, including rights to control commercial exploitation of a person’s name, image and likeness; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above; and (g) together with, in each of clauses “(a)” through “(f)” above, all claims for Damages by reason of past infringement thereof, with the right to sue for, and collect the same.
An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual would have known such fact or other matter had such individual made reasonable inquiry of the Persons who would reasonably be expected to have actual knowledge of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or manager of any Acquired Company or any other Person identified on Exhibit E-1 (each a “Knowledge Person”) has Knowledge of such fact or other matter. Blocker shall be deemed to have “Knowledge” of a particular fact or other matter if any officer, manager or director of any Blocker Entity or any Person identified on Exhibit E-2 has Knowledge of such fact or other matter. A Seller that is not an individual shall be deemed to have “Knowledge” of a particular fact or other matter if any officer, manager, director or individual holding comparable positions of any Seller has Knowledge of such fact or other matter.
“Knowledge Person” has the meaning set forth in the definition of “Knowledge”.
“Landlord” means Whetstone Legacy Campus L.P. (f/k/a Legacy Campus, L.P.), the landlord under the Lease Agreements.
“Lease Agreements” has the meaning set forth in Section 2.9(b) of the Agreement.
“Leased Real Property” has the meaning set forth in Section 2.9(b) of the Agreement.
“Legal Proceeding” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, investigation, charge, demand (including a civil investigative demand), complaint, subpoena, qui tam complaint, assessment with respect to fines or penalties or Order commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, injunction, published guideline (including sub-regulatory guidance) or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Liability” means any debt, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation or liability is immediately due and payable.
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

“Made Available” A document or other item of information shall be deemed to have been “Made Available” only if (a) such document or other item of information was included in the Smart Room virtual data room prepared by the Company and hosted on behalf of the Company by BMC Group in the online workspace captioned “Project Phoenix” in connection with the transactions contemplated by this Agreement as of August 10, 2020 and (b) Purchaser’s Representatives had full access to such document or other item after such document or other item was included in such virtual data room.
“Material Adverse Effect” means any occurrence, fact, change, event, effect, claim, circumstance or matter (each, an “Effect”) that, individually or considered together with all other Effects, is, or would reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, Liabilities, operations, results of operations or financial performance of the Acquired Companies, taken as a whole; or (b) the ability of any of the Sellers, Blocker or the Company to consummate the transactions contemplated by this Agreement; provided, however, that no Effect resulting from any of the following, either alone or in combination, shall constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect: (i) any occurrence, change or event in (A) any one or more of the industries or markets in which the Acquired Companies operate generally or (B) the United States or global economy generally or capital, commodity or financial markets generally, including changes in interest or exchange rates, or political conditions generally of the United States or any other country or jurisdiction in which the Acquired Companies operate; (ii) the announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees or regulators; (iii) the identity of, or the effects of any facts or circumstances to the extent relating to, Purchaser or any of its Affiliates, including any communication by Purchaser or any of its Affiliates regarding the plans or intentions of any such Person with respect to the conduct of the business of Purchaser or any such Affiliates; (iv) any changes or prospective changes in GAAP or in any Legal Requirements or other requirements of any Governmental Body generally applicable to the industry or market in which the Acquired Companies operate or in the interpretation thereof; (v) any actions taken or omitted to be taken by the Company in the course of complying with its obligations under this Agreement or which are taken with Purchaser’s written consent; (vi) the effect of any action taken by Purchaser or any of its Affiliates with respect to the transactions contemplated hereby; (vii) any acts of God, natural disasters, hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (viii) any actual or perceived threats associated with pandemics, epidemics or other public health crises, including, but not limited to, the COVID-19 outbreak; or (ix) any failure by the Acquired Companies to achieve any earnings or other financial projections or forecasts (provided, that the underlying cause of such failure, to the extent not otherwise excluded herein, may be taken into account in making a determination as to whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, however, that Effects set forth in the foregoing clauses “(i)”, “(iv)”, “(vii)” and “(viii)” of this sentence shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that any such Effect has a disproportionate effect on the Acquired Companies or their business relative to other Persons operating in the same industries or markets in which the Acquired Companies operates their businesses.
“Material Contracts” has the meaning set forth in Section 2.11(a) of the Agreement.
“Net Working Capital Amount” means (a) the aggregate current assets of the Retained Business, consisting of the general ledger account balances under the heading “Current Assets” in Exhibit F, as of the close of business on the day immediately prior to the Closing Date less (b) the aggregate current liabilities of the Retained Business, consisting of the general ledger account balances under the heading “Current Liabilities” in Exhibit F (excluding the liabilities owed by any of the Company, 340B OpCo or PHSS to each other), as of the close of business on the day immediately prior to the Closing Date plus (c) the adjustments consisting of the general ledger account balances under the heading “Adjustments” in Exhibit F, as of the close of business on the day immediately prior to the Closing Date, each determined in accordance with GAAP applied on a basis consistent with the Acquired Companies’ past practices. For purposes of calculating Net Working Capital Amount: (i) the current assets shall exclude (A) the Closing Cash Amount, (B) the portion of any prepaid expense of which Purchaser cannot receive the benefit, directly or indirectly, following the Closing and (C) deferred Tax assets and (ii) the current liabilities shall exclude (A) the Transaction Expenses, (B) the Closing Indebtedness and (C) the deferred Tax liabilities. An illustration of the calculation of Net Working Capital Amount is attached to this Agreement as Exhibit F, which illustration includes the individual components, line items and general ledger account numbers (as established in the Acquired Companies’ accounting system) used in such sample calculation. For purposes of clarity, “Net Working Capital Amount” shall be calculated prior to giving effect to any payment of any amounts by or on behalf of Purchaser in connection with or following the Closing.
“Net Working Capital Shortfall Amount” means the amount, if any, by which the Net Working Capital Amount is less than the Target Net Working Capital Minimum.
“Net Working Capital Surplus Amount” means the amount, if any, by which the Net Working Capital Amount is more than the Target Net Working Capital Maximum.
“Net Working Capital Target” means $8,845,658.
“Non-Blocker Seller” means a Seller that is not Blocker Seller.
“Noncompetition Agreement” has the meaning set forth in the recitals of the Agreement.
“Norton Rose Fulbright” has the meaning set forth in Section 12.20 of the Agreement.
“Notice of Disagreement” has the meaning set forth in Section 1.3(b) of the Agreement.
“Offered Employees” means the employees of the Acquired Companies and the Spin-Off Entities set forth on Exhibit L to the Agreement and any employees hired by any Acquired Company or Spin-Off Entity after the date of this Agreement and before the Closing Date to perform services primarily for the Retained Business.

“Open Source Code” means any Computer Software that is distributed under “open source” (as that term is defined by the Open Source Initiative) or “free software” (as that term is defined by the Free Software Foundation) terms, including any Computer Software distributed under the GPL, LGPL, AGPL, Mozilla License, Apache License, Common Public License, MIT license, BSD license or similar terms and including any Computer Software distributed with any license term or condition that: (a) requires or could require, or conditions or could condition, the use or distribution of such Computer Software on the disclosure, licensing or distribution of any source code for any portion of such Computer Software or any derivative work of such Computer Software; (b) requires or could require, or conditions or could condition, that any portion of such Computer Software or any derivative work of such Computer Software be licensed for the purpose of making modifications or derivative works or be redistributable at no charge; or (c) otherwise imposes or could impose any limitation, restriction or condition on the right or ability of the licensee of such software to use or distribute such Computer Software or any derivative work of such Computer Software.
“Order” means any order, writ, injunction, judgment, decree, settlement agreement, ruling or award of, with or imposed by any arbitrator or any court or other Governmental Body, including any corporate integrity agreement, monitoring agreement, deferred or no prosecution agreement or other similar agreement.
“Ordinary Course of Business” means, in respect of any Person, the ordinary course of business of such Person consistent with past practices.
“Outbound Licenses” has the meaning set forth in Section 2.10(d) of the Agreement.
“Outside Date” has the meaning set forth in Section 10.1(b) of the Agreement.
“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.
“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisional and continued prosecution applications, reissues and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.
“Paying Agent” means Citizens Bank, N.A. or another Person selected by Purchaser.
“Permitted Encumbrance” means (a) liens in respect of Taxes which are not yet due and payable and for which adequate reserves have been established in accordance with GAAP, if applicable (b) carriers’, warehousemens’, mechanics’, materialmens’, repairmens’, landlords’ or other similar liens arising in the Ordinary Course of Business which are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations, financial condition or the assets of any Acquired Company, (c) liens consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar programs mandated by applicable Legal Requirements, and (d) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Company.
“Person” means any individual, Entity or Governmental Body.
“Personal Data” means information relating to an identified or identifiable person, device or household including: (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number or a unique device identifier; (ii) “personal data,” “personal information,” protected health information,” “nonpublic personal information” or other similar terms as defined by Privacy Requirements; or (iii) any other information that allows the identification of a natural person.
“PHSS” means PSG Health Systems Solutions, LLC, a Texas limited liability company and a wholly-owned subsidiary of PSG as of the date of the Agreement and until the completion of the Divisional Merger.
“Post-DM Spin-Off” means all transactions contemplated by the Spin-Off Agreements other than the Divisional Merger, including (a) the determination of the PSG Units FMV, (b) the PSG Distribution, (c) the BWAH Pay-Down, (d) the termination and satisfaction of the Blocker Note, (e) the DAB Sale and (f) the PSG Purchase Price Distribution (each capitalized term used in this definition of “Post-DM Spin-Off” (other than the term “Blocker Note”) has the meaning ascribed to it in the Reorganization Agreement).
“Pre-Closing Period” has the meaning set forth in Section 6.1 of the Agreement.
“Pre-Closing Tax Period” means any tax period (or portion of any Straddle Period) ending on or before the Closing Date.
“Pre-Closing Taxes” means the Acquired Company Pre-Closing Taxes and the Blocker Entity Pre-Closing Taxes, collectively.
“Privacy Requirements” means any and all applicable Legal Requirements and industry requirements relating to the Processing of Personal Data, including: (i) each Legal Requirement relating to the protection or Processing of Personal Data to the extent applicable to the Acquired Companies, including, as applicable, but not limited to, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; HIPAA and the HIPAA Rules; HITECH; the Fair Credit Reporting Act, 15 U.S.C. 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the

Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); and all implementing regulations and requirements, and other similar Legal Requirements; (ii) each obligation of any Contract relating to the Processing of Personal Data applicable to the Acquired Companies, including any third party privacy policy to which any Acquired Company is contractually bound; and (iii) each applicable rule, codes of conduct or other requirement of self-regulatory bodies and applicable industry standards, including, but not limited to, and, to the extent applicable, the Payment Card Industry Data Security Standard.

“Privileged Communications” has the meaning set forth in Section 12.20 of the Agreement.

“Pro Rata Portion” of a particular Seller means the percentage set forth adjacent to such Seller’s name under the heading “Pro Rata Portion” on Schedule 1.2 to the Agreement.
“Processing”, “Process” or “Processed”, with respect to data, including, but not limited to, Company Data, Personal Data and User Data, or Company IT Systems, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, maintenance or any other processing (as defined by any applicable Privacy Requirement) of such data or Company IT Systems.

“Provided 340B Link Financial Statements” has the meaning set forth in Section 2.4(a)(ii) of the Agreement.
“Provided Company Financial Statements” has the meaning set forth in Section 2.4(a)(i) of the Agreement.
“PSG” means Pharmaceutical Strategies Group, LLC, a Texas limited liability company and a wholly-owned Subsidiary of the Company as of the date of the Agreement and until the completion of the PSG Distribution.

“PSG Distribution” has the meaning as set forth in the Reorganization Agreement.

“PSG Distribution Damages” has the meaning set forth in Paragraph 1 of Schedule 11.3(c)(v) to the Agreement.

“PSG Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, by and between SpinCo and 340B OpCo in the form of Exhibit H-2 to the Agreement.

“PSGSS” means PSG Support Services, LLC, a Texas limited liability company and an indirect wholly-owned Subsidiary of the Company as of the date of the Agreement and until the completion of the PSG Distribution.
“Purchase Price” has the meaning set forth in Section 1.2(a) of the Agreement.
“Purchased Securities” has the meaning set forth in Section 1.1 of the Agreement.
“Purchaser” has the meaning set forth in the preamble to the Agreement.
“Purchaser Authorized Persons” has the meaning set forth in Section 6.2 of the Agreement.
“Purchaser Cure Period” has the meaning set forth in Section 10.1(f) of the Agreement.
“R&W Insurer” means BlueChip Underwriting Services LLC on behalf of the applicable underlying insurers.
“R&W Policy” means that certain representation and warranties insurance policy underwritten by the R&W Insurer in connection with the transactions contemplated by this Agreement.
“Registered IP” means all Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by, any Governmental Body, including all Patents, registered copyrights, registered Trademarks, Domain Names and all applications for any of the foregoing.
“Related Party” means: (a) each of the Sellers; (b) each individual who is, or who has at any time since inception been, an officer or manager of any Acquired Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than any Acquired Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a voting, proprietary, equity or economic interest.
“Release” means the release to be executed by each of the Persons identified in Schedule 1.4(b)(iv) substantially in the form of Exhibit C to the Agreement.
“Release Date” or “Release Dates” has the meaning set forth in Section 11.7(c)(iii) of the Agreement.
“Release Date General Indemnity Escrow Retained Amount” has the meaning set forth in Section 11.7(b) of the Agreement.
“Unresolved General Indemnity Escrow Claim” has the meaning set forth in Section 11.7(b) of the Agreement.

“Reorganization Agreement” has the meaning set forth in the definition of Spin-Off Agreements.
“Reply” has the meaning set forth in Section 1.3(c) of the Agreement.
“Representatives” means officers, directors, managers, employees, independent contractors and consultants, agents, attorneys, accountants, advisors and representatives.
“Required 340B Link Financial Statements” has the meaning set forth in Section 6.15(b) of the Agreement.
“Required 340B Link Historical Financial Statements” has the meaning set forth in Section 6.15(b) of the Agreement.
“Required 340B Link Interim Financial Statements” has the meaning set forth in Section 6.15(a) of the Agreement.
“Required Employees” has the meaning set forth in Section 1.4(b)(xx) of the Agreement.
“Required Company Financial Statements” has the meaning set forth in Section 6.15(a) of the Agreement.
“Required Financial Statements” means, collectively, the Required Company Financial Statements and the Required 340B Link Financial Statements.
“Response Notice” has the meaning set forth in Section 11.5(b) of the Agreement.
“Restricted Cash” means cash deposits, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose.
“Retained Business” means the 340B Business, as such term is defined in the Divisional Merger Agreement.
“Retained Business IT Systems” has the meaning set forth in Section 2.10(o) of the Agreement.
“Second Release Date Special Indemnity Escrow Distributed Amounts” has the meaning set forth in Section 11.7(c)(ii) of the Agreement.
“Second Release Date Special Indemnity Escrow Distribution Amount” has the meaning set forth in Section 11.7(c)(ii) of the Agreement.
“Second Release Date Special Indemnity Escrow Excess Amount” has the meaning set forth in Section 11.7(c)(ii) of the Agreement.

“Second Release Date Special Indemnity Escrow Retained Amount” has the meaning set forth in Section 11.7(c)(ii) of the Agreement.
“Second Release Date Unresolved Special Indemnity Escrow Claim” has the meaning set forth in Section 11.7(c)(ii) of the Agreement.
“Second Special Indemnity Escrow Release Date” has the meaning set forth in Section 11.7(c)(ii) of the Agreement.
“Seller” or “Sellers” each have the meaning set forth in the preamble to the Agreement.
“Sellers Cure Period” has the meaning set forth in Section 10.1(e) of the Agreement.
“Seller Representations” means (a) the representations and warranties made by each Seller set forth in Section 3 (Representations and Warranties of Each Seller) of the Agreement and (b) the representations, warranties, certifications and other statements and information set forth in such Seller’s Individual Seller Closing Certificate with respect to such Section specified in the foregoing clause “(a)”.
“Sellers’ Representative” has the meaning set forth in the preamble to the Agreement.
“Sellers’ Representative Amount” has the meaning set forth in Section 12.1(b)(iv) of the Agreement.
“Sellers’ Representative Fund” has the meaning set forth in Section 12.1(b)(iv) of the Agreement.
“Signing Date Offer Letters” has the meaning set forth in the recitals of the Agreement.
“Solvent” has the meaning set forth in Section 2.1(e) of the Agreement.
“Special Distribution” means a distribution of cash by the Company pursuant to Part 6.2(b)(ii) of the Disclosure Schedule to BWA Feeder in excess of the amount that it would otherwise be entitled to receive under the Company Operating Agreement, which Special Distribution shall be treated under the Company Operating Agreement as an advance distribution under Section 5.2 of the Company Operating Agreement and is and shall only be made by the Company to BWA Feeder prior to the Company’s delivery of the draft of Updated Pro Rata Portion Schedule pursuant to Section 6.10(b) for the sole purpose of funding BWA Feeder’s satisfaction of the Blocker Note prior to the Closing.
“Special Indemnity Escrow Account” means the account established by the Escrow Agent for the Special Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement.
“Special Indemnity Escrow Amount” means $3,000,000.

“Special Indemnity Escrow Funds” means as of any date of determination, the excess (if any) of the Special Indemnity Escrow Amount (plus any dividends, interest, distributions and other income received in respect thereof) minus the sum of all distributions and other payments to any Person on or prior to such date of determination from the Special Indemnity Escrow Account.
“Special Pro Rata Portion” of a particular Seller means the percentage set forth adjacent to such Seller’s name under the heading “Special Pro Rata Portion” set forth on Schedule 1.2 to the Agreement.
“Special Tax Indemnity Matters” means the tax indemnities described in Paragraphs 1, 2 and 3 of Schedule 11.2(a)(vi) to the Agreement.
“Spin-Off” means all the transactions contemplated by the Spin-Off Agreements.
“Spin-Off Agreements” means the following agreements that are related to the Spin-Off: (a) the Reorganization Agreement in substantially the form attached hereto as Exhibit G-1 (the “Reorganization Agreement”), (b) the Agreement and Plan of Merger (Divisional Merger), in substantially the form attached hereto as Exhibit G-2 (the “Divisional Merger Agreement”), (c) the Indemnity Agreement, in substantially the form attached hereto as Exhibit G-3 (the “Indemnity Agreement”) and (d) all schedules and exhibits to, and all agreements, documents and instruments referred to in or contemplated by, the agreements set forth in the foregoing clauses “(a)” through “(c)” and any other agreements relating to the Spin-Off, to be executed and performed, as applicable, by the Company, PSG, SpinCo, 340B OpCo, Blocker, Blocker Seller, the BWA Entities and the Class A Holder.
“Spin-Off Assets” means the DMS Assets, as such term is defined in the Divisional Merger Agreement.
“Spin-Off Employees” has the meaning set forth in Section 7.5 of the Agreement.
“Spin-Off Entities” means each of the following Subsidiaries of the Company: SpinCo (following the completion of the Divisional Merger), PBMI, LLC, a Texas limited liability company, Pharmacy Benefit Management Institute, LP, a Texas limited partnership, PSG Support Services, LLC, a Texas limited liability company, PSG Consulting, LLC, a Texas limited liability company, Intelligent Compliance Solutions, LLC, a Texas limited liability company, Artemetrx, LLC, a Texas limited liability company, Artemetrx Specialty Drug Solutions, LLC, a Texas limited liability company and Cogneta LLC, a Texas limited liability company.
“Spin-Off Liabilities” means the DMS Obligations, as such term is defined in the Divisional Merger Agreement.
“SpinCo” has the meaning set forth in Section 6.14 of the Agreement.
“SpinCo Policies” has the meaning set forth in Section 6.17 of the Agreement.

“Statement” has the meaning set forth in Section 1.3(a) of the Agreement.
“Stipulated Amount” has the meaning set forth in Section 11.5(f) of the Agreement.
“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
“Sublease Agreement” has the meaning set forth in Section 6.18 of the Agreement.
“Subleasing Expenses” has the meaning set forth in the in the Sublease Term Sheet attached to the Agreement as Exhibit M.
An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.
“Target Net Working Capital Maximum” means an amount equal to the Net Working Capital Target plus $100,000.
“Target Net Working Capital Minimum” means an amount equal to the Net Working Capital Target minus $100,000.
“Tax”, “Taxation”, “tax” and “taxation” includes all forms of taxation and statutory, governmental, supra-governmental, federal, state, principal, local government or municipal impositions, duties, contributions, deductions, charges and levies, including any net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, value-added, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, escheat payment, environmental or similar taxes, in each case whether of the United States or elsewhere and whenever imposed, and all penalties, charges, surcharges, costs, expenses, interest and inflation indexation relating thereto regardless of whether any such taxes, impositions, duties, contributions, deductions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to any Acquired Company or any other Person (including any Liability for the payment of such amounts as a result of being or having been a member of an Affiliated Group, as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor or by contract or otherwise) and of whether any amount in respect of any of them is recoverable from any other Person.
“Tax Basis Balance Sheet” has the meaning set forth in Section 1.8 of the Agreement.
“Tax Proceeding” has the meaning set forth in Section 12.4(b) of this Agreement.
“Tax Return” means any return (including any information, tax credit, incentive or benefit return, amended return or claim for refund), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax (including any attached schedule).
“Texas 2020 Return” has the meaning set forth in Section 12.4(a)(i)(C) of the Agreement.
“Top Customer” has the meaning set forth in Section 2.23(a) of the Agreement.
“Top Supplier” has the meaning set forth in Section 2.23(b) of the Agreement.
“Trade Secrets” means trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and confidential information, including all source code, documentation, know how, processes, protocols, algorithms, schematics, specifications, diagrams, methods, techniques, technology, formulae, customer lists or data, data collections and databases, business and marketing plans, inventions (whether or not patentable) and marketing information.
“Trademarks” shall mean trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers (in each case whether or not registered), and, for any of the foregoing, any registrations, applications for registration, renewals of registration and extensions of registration, and all goodwill associated with any of the foregoing.
        “Transaction Expenses” means, without duplication, all fees, costs, expenses, payments, expenditures or liabilities (collectively, “Expenses”), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Closing, and whether or not invoiced prior to the Closing, incurred by or on behalf of any Acquired Company, Spin-Off Entity or Blocker Entity, or to or for which any Acquired Company, Spin-Off Entity or Blocker Entity is or becomes subject or liable, in each case, in connection with the Company’s, Blocker’s, and the Sellers’ negotiation or consummation of any of the transactions contemplated by the Agreement, in each case, to the extent unpaid as of immediately prior to the Closing, including: (a) Expenses described in Section 12.3 of the Agreement; (b) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or on behalf of, or provided advice to any Acquired Company, Spin-Off Entity or Blocker Entity, in connection with or relating to the Agreement, any of the transactions contemplated by the Agreement or the process resulting in such transactions, including all fees, costs and expenses payable by the Acquired Companies and the Spin-Off Entities under the BW Management Agreement and the Due Diligence Fees (as defined in the Disclosure Schedule); (c) Expenses or compensation that arise or are expected to arise, or are triggered or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by the Agreement, including any fees and expenses related to the D&O Policies, the SpinCo Policies, any obligation or Liability set forth in Part 2.15(k) of the Disclosure Schedule, any other bonus, stay, retention, severance, profit sharing or change of control payment or benefit (or similar payment obligation), made or provided, or required to be made or provided, by any Acquired Company as a result of or in connection with any of the transactions contemplated by the Agreement and the Change of

Control Bonuses, and the employer portion of any payroll or similar Taxes attributable to any of the foregoing; (d) Transfer Taxes; (e) any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by any Acquired Company or Blocker Entity with respect to any of the transactions contemplated by this Agreement; (f) Expenses incurred by or on behalf of any Seller or any Company Service Provider in connection with the transactions contemplated by the Agreement that any Acquired Company or Blocker Entity is or will be obligated to pay or reimburse after the Closing (including the Change of Control Bonuses to be paid in connection with the consummation of the transactions contemplated herein); (g) any forgiveness by any Acquired Company or Blocker Entity of any Indebtedness; (h) any Expenses incurred before Closing to terminate or amend or obtain any consents, waivers or approvals under any Company Contract as a result of or in connection with the transactions contemplated by the Agreement, including the Subleasing Expenses; (h) one-half of the portion of the premium of the R&W Policy specifically attributable to the excess coverage pertaining to the Fundamental Representations and the Pre-Closing Taxes and (i) the Accrued Employee Amounts; provided, however, that Transaction Expenses shall not include any amount included in the Closing Indebtedness Amount.

“Transaction Tax Deductions” means, to the extent at least more likely than not deductible for income Tax purposes, any tax deduction attributable to the payment of the Transaction Expenses, any deduction for unamortized financing costs of the Acquired Companies’ premium deductions arising from the repayment of indebtedness, and any other costs, expenses or other Liabilities relating to, arising from, incurred in connection with or incident to the transactions contemplated by this Agreement that are paid on or prior to the Closing Date or that are included in the calculation of Net Working Capital Amount or Closing Indebtedness Amount; provided, that, the Parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat 70% of any success-based fees that were paid as an amount that did not facilitate the transactions contemplated by this Agreement, and therefore treat 70% of such costs as at least more likely than not deductible in the Pre-Closing Tax Period for U.S. federal income (and applicable state and local income) tax purposes.
“Transfer Taxes” means any real property transfer or gains Tax, conveyance Tax, controlling interest transfer Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, value added Tax, registration Tax, documentary Tax, excise Tax or other similar Tax imposed on the transactions contemplated by this Agreement.
“Transition Services Agreements” means, collectively, the 340B Transition Services Agreement and the PSG Transition Services Agreement.
“United States” means any State of the United States and the District of Columbia.
“Units” has the meaning set forth in the recitals of the Agreement.
“Unregistered IP” has the meaning set forth in Section 2.10(b) of the Agreement.
“Updated DMA Schedules/Annexes” has the meaning set forth in Section 6.10(c).

“Updated Pro Rata Portion Schedule” has the meaning set forth in Section 1.2(a) of the Agreement.
“Unresolved Claim” or “Unresolved Claims” has the meaning set forth in Section 11.7(c)(iii) of the Agreement.
“User Data” means any Personal Data or other data or information collected by or on behalf of any Acquired Company from users of any Company Web Site or any Company Software or in connection with any Company Product.